As filed with the Securities and Exchange Commission on October 3, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER LP

(Exact name of registrant as specified in its charter)

Delaware	4922	30-0108820
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas E. Long

Chief Financial Officer

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Thomas P. Mason Executive Vice President, General Counsel and President - LNG Energy Transfer LP 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700	William N. Finnegan IV Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Susan Lindberg Executive Vice President and General Counsel SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 1500 Tulsa, Oklahoma 74136-4231 (918) 524-8100	Sean T. Wheeler, P.C. Douglas A. Bacon, P.C. Brooks W. Antweil Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common units representing limited partner interests	60,473,628	N/A	$1,314,188,479.78	$170,581.66

(1)

Represents the maximum number of common units representing limited partner interests in the registrant (the “ET common units”) estimated to be issuable upon the completion of the merger with SemGroup Corporation (“SemGroup”) described herein.

(2)

Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (a) $16.18, the average of the high and low prices per share of SemGroup common stock, as reported on the New York Stock Exchange on October 2, 2019 and (b) 81,223,021, the estimated maximum number of shares of SemGroup common stock that may be converted into the securities being registered.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001298.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. Energy Transfer LP may not issue the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2019

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of SemGroup Corporation:

On September 15, 2019, SemGroup Corporation (“SemGroup”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Energy Transfer LP (“Energy Transfer”) and Nautilus Merger Sub LLC, a wholly owned subsidiary of Energy Transfer (“Merger Sub”), pursuant to which Merger Sub will merge with and into SemGroup (the “merger”), with SemGroup surviving the merger as a direct wholly owned subsidiary of Energy Transfer.

In the merger, SemGroup stockholders will receive, for each share of Class A Common Stock, par value $0.01 per share, of SemGroup (the “SemGroup common stock”) that they own as of immediately prior to the effective time of the merger (the “effective time”), a combination of (i) $6.80 in cash, without interest (the “per share cash amount”), and (ii) 0.7275 (the “exchange ratio”) of a common unit representing a limited partner interest in Energy Transfer (the “ET common units” and together with the per share cash amount, the “merger consideration”).

Each share of SemGroup Series A Cumulative Perpetual Convertible Preferred Stock, par value of $0.01 per share (the “SemGroup preferred stock”), outstanding immediately prior to the effective time will, at the election of the holders of a majority of such shares in accordance with the Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup, filed with the Secretary of State of the State of Delaware on January 19, 2018 (the “Certificate of Designations”), either (i) convert into shares of SemGroup common stock immediately prior to the effective time and receive the merger consideration, (ii) be exchanged for a “Substantially Equivalent Security” (as defined in the Certificate of Designations) of Energy Transfer or (iii) be redeemed by SemGroup for cash at a price per share of SemGroup preferred stock equal to 101% of the liquidation preference (as defined below).

Shares of SemGroup common stock are currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “SEMG,” and ET common units are currently traded on the NYSE under the symbol “ET.”

In connection with the merger, SemGroup will hold a special meeting of its stockholders (the “special meeting”) to consider and vote on a proposal to approve and adopt the merger agreement (the “merger proposal”). The affirmative vote of the holders of a majority of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon at the special meeting is required to approve the merger proposal. At the special meeting, SemGroup stockholders will also vote on proposals to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SemGroup’s named executive officers in connection with the merger, which is not a condition to the merger (the “advisory compensation proposal”), and the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the special meeting to adopt the merger proposal (the “adjournment proposal”). Approval of the advisory compensation proposal will require the affirmative vote of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting. Approval of the adjournment proposal will require the affirmative vote of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting.

The special meeting will be held on                 , 2019 at                 , at                  local time. Stockholders of record as of                 , 2019 (the “record date”) are entitled to vote at the special meeting. The members of the SemGroup board unanimously recommend that SemGroup stockholders vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

In connection with the execution of the merger agreement, on September 15, 2019, SemGroup, Energy Transfer, Merger Sub and WP SemGroup Holdco, LLC, a holder of approximately 85.72% of the issued and outstanding shares of SemGroup preferred stock (“WP SemGroup”), which, on an as-converted basis, represents approximately    % of the outstanding shares of SemGroup common stock as of the record date, entered into a support agreement (the “support agreement”). Pursuant to the support agreement, WP SemGroup agreed to, among other things, vote all of its shares in favor of adoption of the merger agreement and against alternative transactions and to elect to require SemGroup to redeem all of the SemGroup preferred stock at a cash purchase price per share equal to 101% of the liquidation preference thereof, which is generally calculated as $1,000 plus accrued and accumulated dividends on the preferred stock as adjusted in accordance with the Certificate of Designations (the “liquidation preference”) and which was $        per share as of the record date. As a result, all shares of SemGroup preferred stock outstanding as of immediately prior to the effective time will be redeemed by SemGroup at a cash purchase price per share equal to 101% of the liquidation preference.

Your vote is very important. Information about the special meeting, the merger and the other business to be considered by the SemGroup stockholders at the special meeting is contained in the accompanying proxy statement/prospectus, which we urge you to read. In particular, see the section titled “Risk Factors” beginning on page 21 of the accompanying document.

The SemGroup board of directors has unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SemGroup and its stockholders, and recommends that the SemGroup stockholders vote in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Sincerely,

Thomas R. McDaniel
Chairman, Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying document or determined that the accompanying document is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying document is dated                 , 2019 and is first being mailed to the SemGroup stockholders on or about                 , 2019.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON , 2019

Dear Stockholder of SemGroup Corporation:

On                 , 2019, SemGroup will hold a special meeting of stockholders (the “special meeting”) at                 . Only SemGroup stockholders of record at the close of business on                 , 2019, the record date, are entitled to receive this notice and to vote at the special meeting or any adjournment or postponement of that meeting. The special meeting has been called for the following purposes:

1.

To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 15, 2019 (the “merger agreement”), by and among SemGroup, Energy Transfer LP (“Energy Transfer”) and Nautilus Merger Sub LLC (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into SemGroup (the “merger”), with SemGroup surviving the merger as a direct wholly owned subsidiary of Energy Transfer, and the transactions contemplated thereby (the “merger proposal”);

2.

To consider and cast an advisory (non-binding) vote on specified compensation that may be received by SemGroup’s named executive officers in connection with the merger (the “advisory compensation proposal”);

3.	To consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal (the “adjournment proposal”); and

4.	To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

The SemGroup board of directors has unanimously approved and adopted the merger agreement and is submitting the merger agreement to the SemGroup stockholders for approval and adoption at the special meeting. The merger agreement will be approved and adopted upon receiving the affirmative vote of the holders of a majority of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon at the special meeting.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold shares of SemGroup stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold shares of SemGroup stock through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold shares of SemGroup stock through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name.

You may revoke your proxy by attending the special meeting and voting your shares of SemGroup stock in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of SemGroup at the address provided with the proxy card at or before the special meeting or by submitting a proxy with a later date.

Other sections of the proxy statement/prospectus describe the proposals listed above in more detail, as well as other matters contemplated in connection with the proposed merger. Before voting, please carefully read the proxy statement/prospectus in its entirety, including the merger agreement and all other annexes and including documents incorporated by reference, for further information relevant to the business to be transacted at the special meeting. In particular, see “Proposal 1: The Merger,” beginning on page 34, for a description of the transactions contemplated by the merger agreement, and “Risk Factors,” beginning on page 21, for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement.

SemGroup’s board of directors (the “SemGroup board of directors”) has (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of SemGroup and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) approved the execution, delivery and performance by SemGroup of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iv) resolved to recommend adoption of the merger agreement by SemGroup’s stockholders and (v) directed that the merger agreement be submitted to the stockholders of SemGroup for its adoption.

The SemGroup board of directors recommends that the SemGroup stockholders vote:

1.	“FOR” the merger proposal;

2.	“FOR” the advisory compensation proposal; and

3.	“FOR” the adjournment proposal.

A complete list of registered SemGroup stockholders entitled to vote at the special meeting will be available for inspection at the principal place of business of SemGroup at Two Warren Place, 6120 South Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the special meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger between Energy Transfer and SemGroup cannot be completed without the adoption of the merger proposal by the affirmative vote of the holders of a majority of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon at the special meeting.

If you have any questions concerning the merger or the other transactions contemplated by the merger agreement or the accompanying proxy statement/prospectus or would like additional copies, please contact SemGroup’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Email: SEMG@dfking.com

Stockholders may call toll free: (866) 207-3626

Banks and Brokers may call collect: (212) 269-5550

By Order of the Board of Directors,

SUSAN S. LINDBERG
Executive Vice President and General Counsel

                , 2019

ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), constitutes a proxy statement of SemGroup under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies for the special meeting of stockholders of SemGroup, or any adjournment or postponement thereof, to, among other things, approve and adopt the merger agreement and the transactions contemplated thereby. This document is also a prospectus of Energy Transfer under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), for ET common units that will be issued to stockholders of SemGroup in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this document incorporates by reference important business and financial information about Energy Transfer and SemGroup from other documents filed with the SEC that are not included in or delivered with this document. Please read the section titled “Where You Can Find More Information.” You can obtain any of the documents incorporated by reference into this document from the SEC’s website at www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from Energy Transfer or SemGroup at the following addresses and telephone numbers:

Energy Transfer LP 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 Attention: Investor Relations Telephone: (214) 981-0795	SemGroup Corporation Two Warren Place 6120 South Yale Avenue, Suite 1500 Tulsa, Oklahoma 74136 Attention: Investor Relations Phone: (918) 524-8081

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

You may obtain certain of these documents at Energy Transfer’s website, www.energytransfer.com, and at SemGroup’s website, www.semgroup.com. None of the information contained on the website of Energy Transfer or SemGroup is incorporated by reference into this document.

In order to receive timely delivery of the documents in advance of the special meeting, your request should be received no later than                 , 2019. If you request any documents, Energy Transfer or SemGroup will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

If you have any questions about the merger or the consideration that you will receive in connection with the merger, including any questions relating to the transmittal of materials, or would like additional copies of the letter of transmittal (which is being mailed to SemGroup stockholders separately), you may contact SemGroup’s proxy solicitor at the address and telephone number listed below. You will not be charged for any additional letters of transmittal that you request.

The Solicitation Agent for the Special Meeting is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Email: SEMG@dfking.com

You may obtain information regarding the Special Meeting

from the Solicitation Agent as follows:

Stockholders may call toll free: (866) 207-3626

Banks and Brokers may call collect: (212) 269-5550

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Set forth below are questions that you, as a stockholder of SemGroup, may have regarding the merger and the special meeting of SemGroup stockholders and brief answers to those questions. For a more complete description of the legal and other terms of the merger, please read this entire document, including the merger agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this document. You may obtain a list of the documents incorporated by reference into this document in the section “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

SemGroup and Energy Transfer have entered into a merger agreement, pursuant to which they have agreed that SemGroup would become a subsidiary of Energy Transfer and SemGroup will cease to be a separate publicly traded company. In the merger, SemGroup stockholders will receive, for each share of SemGroup common stock they own as of immediately prior to the effective time of the merger, a combination of (i) $6.80 in cash, without interest (the “per share cash amount”), and (ii) 0.7275 (the “exchange ratio”) of a common unit representing a limited partner interest in Energy Transfer (the “ET common units” and, together with the per share cash amount, the “merger consideration”). See “The Merger Agreement – Merger Consideration” on page 68.

In order to complete the merger, SemGroup stockholders must vote to approve and adopt the merger agreement and the transactions contemplated thereby. This document is being delivered to you as both a proxy statement of SemGroup and a prospectus of Energy Transfer in connection with the merger. It is the proxy statement by which the SemGroup board of directors is soliciting proxies from you to vote in favor of the proposal to approve and adopt the merger agreement at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus for the offering by Energy Transfer of ET common units in the merger.

Q:	What am I being asked to consider and vote on?

A:	SemGroup stockholders are being asked to consider and vote on the following proposals:

(1)	to approve and adopt the merger agreement (attached as Annex A to this document)
and the transactions contemplated thereby (the “merger proposal”);

(2)	to approve, on an advisory (non-binding) basis, specified compensation that may be received by SemGroup’s named executive officers in connection with the merger (the “advisory compensation proposal”);

(3)	to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger proposal (the “adjournment proposal”); and

(4)

to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof (at the present time, SemGroup knows of no other matters that will be presented for consideration at the special meeting).

Q:	How does the SemGroup board of directors recommend that I vote on the matters to be considered at the special meeting?

A:	The SemGroup board of directors recommends that the stockholders of SemGroup vote:

•	“FOR” the merger proposal;

•	“FOR” the advisory compensation proposal; and

•	“FOR” the adjournment proposal.

See “Proposal 1: The Merger – Recommendation of the SemGroup Board of Directors and Reasons for the Merger” beginning on page 41.

In considering the recommendation of the SemGroup board of directors with respect to the merger proposal, you should be aware that some of SemGroup’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of SemGroup stockholders generally. See “Proposal 1: The Merger – Interests of SemGroup’s Directors and Executive Officers in the Merger” beginning on page 54.

Q:	What will happen in the merger?

A:

If the merger is completed, Merger Sub will be merged with and into SemGroup, with SemGroup surviving the merger as a direct wholly owned subsidiary of Energy Transfer. The merger will become effective on such date and at such time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be agreed upon by Energy Transfer and SemGroup and set forth in the certificate of merger. Throughout this document, this date and time is referred to as the “effective time” of the merger.

Q:	What will SemGroup stockholders receive for their shares of SemGroup common stock and SemGroup preferred stock in the merger?

A:

At the effective time of the merger, holders of shares of SemGroup common stock will receive, for each share of SemGroup common stock they own as of immediately prior to the merger, a combination of (i) $6.80 in cash, without interest, and (ii) 0.7275 of an ET common unit.

Each share of SemGroup preferred stock outstanding as of immediately prior to the merger will be redeemed by SemGroup for cash at a price per share of SemGroup preferred stock equal to 101% of the liquidation preference thereof, which is generally calculated as $1,000 plus accrued and accumulated dividends on the preferred stock as adjusted in accordance with the Certificate of Designations (the “liquidation preference”) and which was $                per share as of the record date.

In connection with the execution of the merger agreement, on September 15, 2019, SemGroup, Energy Transfer, Merger Sub and WP SemGroup Holdco, LLC, a holder of approximately 85.72% of the issued and outstanding shares of SemGroup preferred stock (“WP SemGroup”), which represents approximately                 % of the outstanding shares of SemGroup common stock and

SemGroup preferred stock, on an as-converted basis, as of the record date, entered into a support agreement (the “support agreement”). Pursuant to the support agreement, WP SemGroup agreed to, among other things, vote all of its shares in favor of adoption of the merger agreement and against alternative transactions and to elect to require SemGroup to redeem all of the SemGroup preferred stock at a cash purchase price per share equal to 101% of the liquidation preference. A copy of the support agreement is attached as Annex B to this proxy statement/prospectus.

Q:	What will happen to SemGroup equity awards in the merger?

A:

Restricted Share Units. Each award of restricted share units, vested or unvested (other than those held by non-employee directors of SemGroup) (each, a “SemGroup RSU award”), that is outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award to receive a number of ET common units equal to the number of shares of SemGroup common stock subject to such SemGroup RSU award immediately prior to the effective time multiplied by a ratio equal to the per share cash amount divided by the closing price of one ET common unit on the NYSE on the day prior to the closing date plus the exchange ratio (such ratio, the “equity exchange ratio”), rounded up or down to the nearest whole ET common unit (each, an “assumed SemGroup RSU award”). Each assumed SemGroup RSU award will otherwise be subject to the same terms and conditions as were applicable to such award immediately prior to the effective time and fully accelerate upon a termination without cause, for good reason or a result of the holder’s death or disability.

Restricted Stock Awards. Each restricted stock award (other than those held by non-employee directors of SemGroup) (each, a “SemGroup restricted stock award”) will be assumed by Energy Transfer and converted into a restricted unit award representing a contractual right upon vesting to receive a number of ET common units equal to the product obtained by multiplying (x) the number of shares of SemGroup common stock subject to such SemGroup restricted stock award immediately prior to the effective time by (y) the equity exchange ratio, rounded up or down to the nearest whole ET common unit (each, an “assumed SemGroup restricted stock award”). Each assumed SemGroup restricted stock award will otherwise be subject to the same terms and conditions as were applicable to the SemGroup award immediately prior to the effective time, have distribution equivalent rights and fully accelerate upon a termination without cause, for good reason or a result of the holder’s death or disability.

Performance Share Units. Each award of performance share units that corresponds to shares of SemGroup common stock (each, a “SemGroup PSU award”) that is outstanding and vested as of the effective time will be cancelled in exchange for the payment of the merger consideration with respect to the number of shares of SemGroup common stock underlying such vested SemGroup PSU awards. Each SemGroup PSU award that is outstanding and unvested as of the effective time will automatically, and without any required action of the holder thereof, be cancelled without consideration.

Director Restricted Share Awards. Each restricted stock award and SemGroup restricted share unit award that is outstanding immediately prior to the effective time and held by a non-employee director of SemGroup (each, a “director restricted share award”) will, as of the effective time, become fully vested and will be cancelled in exchange for the payment of the merger consideration with respect to the total number of shares of SemGroup common stock subject to such director restricted share award.

The compensation committee of the board of directors of SemGroup has determined to vest all SemGroup PSU awards that were outstanding on September 15, 2019 at target performance levels as of immediately prior to the effective time.

Q:	If I am a SemGroup stockholder, will I receive dividends in the future?

A:	Before completion of the merger, SemGroup expects to pay regular quarterly dividends on shares of SemGroup common stock, which currently are $0.4725 per share, at times and intervals consistent with its prior practice and as permitted by the merger agreement. Your receipt of this regular quarterly dividend will not reduce the per share merger consideration. Once the merger is completed, to the extent shares of SemGroup common stock are exchanged for ET common units, when distributions are declared by the board of directors of LE GP, LLC, (the “ET board of directors”), the general partner of Energy Transfer (“ET GP”), and paid by Energy Transfer, former SemGroup stockholders will receive distributions on ET common units that they receive in the merger in accordance with Energy Transfer’s partnership agreement. If the merger does not close before SemGroup pays its regular quarterly dividend for the fourth quarter of 2019, SemGroup will adjust the dividend record date to match the Energy Transfer distribution payment schedule, subject to Energy Transfer’s consent and approval by the SemGroup board of directors. For additional information, please read “Summary – Unaudited Comparative Per Unit Information of Energy Transfer and Per Share Information of SemGroup” beginning on page 19.

Current Energy Transfer unitholders will continue to receive distributions on their common units in accordance with Energy Transfer’s partnership agreement. For a description of the distribution provisions of Energy Transfer’s partnership agreement, please read “Comparison of Rights of Energy Transfer Common Unitholders and SemGroup Common Stockholders” beginning on page 121.

Q:	What vote of stockholders is required to approve and adopt the merger agreement?

A:

The merger proposal must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon at the special meeting. Because approval is based on the affirmative vote of holders of at least a majority of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, a SemGroup stockholder’s failure to vote, an abstention from voting or the failure of a SemGroup stockholder who holds his or her shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee (a “broker non-vote”) will have the same effect as a vote “AGAINST” approval of the merger proposal.

Pursuant to the support agreement, WP SemGroup has committed to vote all of its shares of SemGroup preferred stock, representing approximately                 % of the total voting power of the issued and outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis as of the record date, in favor of the merger proposal.

Q:	What vote of stockholders is required to approve the other matters to be considered at the special meeting?

A:

Approval of the advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting. The vote of SemGroup stockholders on the advisory compensation proposal is advisory in nature and will not be binding on Energy Transfer or the SemGroup board of directors and will not affect whether the compensation is paid. Abstentions will be the equivalent of a vote “AGAINST” the advisory compensation proposal. Broker non-votes will have no effect on the adoption of the advisory compensation proposal.

Any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal requires the affirmative vote of the holders of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting. Unless the SemGroup board of directors fixes a new record date for the adjourned special meeting, or law otherwise requires, no notice of the adjourned special meeting will be given so long as the time and place to which the special meeting is adjourned are announced at the special meeting adjourning and, at the adjourned special meeting only such business is transacted as might have been transacted at the original special meeting. Abstentions will be the equivalent of a vote “AGAINST” the adjournment proposal. Broker non-votes will have no effect on the adoption of the adjournment proposal.

Q:	Who counts the votes?

A:

We have engaged D.F. King & Co., Inc., as our independent agent, to receive and tabulate votes at the special meeting. D.F. King & Co., Inc. will separately tabulate “FOR,” “AGAINST” or “ABSTAIN” votes, as applicable. D.F. King & Co., Inc. has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies, and perform any other acts required under the Delaware General Corporation Law (the “DGCL”).

Q:	What constitutes a quorum for the special meeting?

A:

A quorum shall consist of the holders of record of a majority of the issued and outstanding shares of SemGroup common stock, including shares of the SemGroup preferred stock, on an as-converted basis, entitled to vote at the special meeting, present in person or represented by proxy.

Q:	When and where will the special meeting be held?

A:	The special meeting is scheduled to be held at on , 2019 at , local time.

Q.	Who is entitled to vote at the special meeting?

A:

All SemGroup stockholders who hold shares of SemGroup common stock and SemGroup preferred stock at the close of business on the record date,                , 2019, are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof, provided that such shares remain outstanding on the date of the special meeting.

Q:	What are the expected U.S. federal income tax consequences to a SemGroup stockholder as a result of the merger?

A:

For U.S. federal income tax purposes, with respect to the cash SemGroup stockholders receive in the merger, the stockholder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s adjusted basis in the portion of the SemGroup common stock treated as sold in the merger. In general, no gain or loss should be recognized by a SemGroup stockholder with respect to the portion of the SemGroup common stock treated as exchanged for ET common units pursuant to the merger. For a more detailed discussion of the material U.S. federal income tax consequences of the merger to SemGroup stockholders, please see the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 92.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 21.

Q:	How do I vote at the special meeting?

A:

After you have carefully read this document, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your shares of SemGroup common stock or SemGroup preferred stock will be represented and voted at the special meeting.

If your shares of SemGroup common stock are held in “street name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate SemGroup stockholders and to allow you to confirm that your instructions have been properly recorded.

If you are a record holder of shares of SemGroup common stock or SemGroup preferred stock, the method you use to submit a proxy will not limit your right to vote in person at the special meeting if you later decide to attend the special meeting. If your shares of SemGroup common stock or SemGroup preferred stock are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the special meeting.

Q:	If my shares of SemGroup common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units without instructions from me?

A:	No. Your broker will not be able to vote your shares of SemGroup common stock without instructions from you. Please follow the procedure your broker provides to vote your shares.

Q:	If I am planning on attending the special meeting in person, should I still submit a proxy?

A:

Yes. Whether or not you plan to attend the special meeting, you should submit a proxy. Shares of SemGroup common stock or SemGroup preferred stock will not be voted if the holder of such shares does not submit a proxy and then does not vote in person at the special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before shares of SemGroup common stock or SemGroup preferred stock are voted at the special meeting. You can do this in any of the three following ways:

•	by sending a written notice to the Secretary of SemGroup in time to be received before the special meeting stating that you revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, or if you hold a proxy in your favor executed by a holder of record, by attending the special meeting and voting in person.

If your shares of SemGroup common stock or SemGroup preferred stock are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:

You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it to ensure that all of your shares are voted.

Q:	Can I submit my proxy by telephone or the internet?

A:

Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Instructions for using the telephone or internet to vote are described on your proxy card. For further information, please see the section titled “Special Meeting of SemGroup Stockholders – How to Submit Your Proxy” beginning on page 31.

Q:	How do I exchange my shares of SemGroup common stock for merger consideration?

A:

As soon as reasonably practicable following the effective time of the merger, the exchange agent appointed by Energy Transfer and SemGroup will mail to each holder of shares of SemGroup common stock (whose shares were cancelled and converted into the right to receive the merger consideration) (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the shares of SemGroup common stock in exchange for, as applicable, cash, ET common units (which will be issued in book-entry form) and cash in lieu of any fractional common units. You should read these instructions carefully. Assuming that you complete and submit the letter of transmittal in accordance with its instructions and surrender your shares of SemGroup common stock for cancellation, you will not need to take any further action in order to receive the merger consideration.

Q:	How will I receive the merger consideration to which I am entitled?

A.

You will be paid the merger consideration to which you are entitled upon the surrender to the exchange agent of your shares of SemGroup common stock and a duly completed and validly executed letter of transmittal. More information on the documentation you are required to deliver to the exchange agent may be found under the section titled “Proposal 1: The Merger – Exchange of Shares” beginning on page 65. Any ET common units that you receive in the merger will be issued in book-entry form and you will receive cash in lieu of any fractional ET common units. No interest will be paid or will accrue on any cash amounts received as merger consideration or in lieu of any fractional common units.

Q:	What happens if I sell my shares of SemGroup common stock after the record date but before the special meeting?

A:

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of SemGroup common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by SemGroup stockholders in the merger. In order to receive the merger consideration, you must hold your shares through the completion of the merger.

Q:	Do I have appraisal rights?

A:

Yes. Holders of SemGroup common stock may exercise appraisal rights in connection with the merger under Delaware law with respect to shares of SemGroup common stock. Holders of SemGroup preferred stock are not entitled to appraisal rights with respect to shares of SemGroup preferred stock. For additional information, please read the section titled “The Merger Agreement – Appraisal Rights” on page 69.

Q:	Is completion of the merger subject to any conditions?

A:

Yes. In addition to the approval and adoption of the merger agreement by SemGroup stockholders, completion of the merger requires the receipt of the necessary regulatory approvals, the absence of a material adverse effect on Energy Transfer or SemGroup and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement. For additional information on these conditions, please read the section titled “The Merger Agreement – Conditions to the Merger” beginning on page 68.

Q:	When do you expect to complete the merger?

A:

Energy Transfer and SemGroup are working to complete the merger as promptly as practicable. Energy Transfer and SemGroup currently expect to complete the merger in late 2019 or early 2020, subject to the receipt of SemGroup stockholder approval, regulatory approvals and the satisfaction of other usual and customary closing conditions. However, no assurance can be given as to when, or whether, the merger will occur.

Q:	What happens if the merger is not completed?

A:

If the SemGroup stockholders do not approve and adopt the merger agreement or if the merger is not completed for any other reason, SemGroup stockholders will not receive any payment for their shares of SemGroup common stock in connection with the merger. Instead, SemGroup would remain an independent public company and shares of SemGroup common stock would continue to be listed and traded on the NYSE. Under specified circumstances, SemGroup may be required to pay Energy Transfer a breakup fee of $54,500,000 or up to $27,250,000 in expenses as described in the section titled “The Merger Agreement – Breakup Fee and Energy Transfer Expenses” beginning on page 90.

Q:	Who can I contact with questions about the special meeting or the merger and related matters?

A:

If you have any questions about the merger and the other matters contemplated by this document or how to submit your proxy or voting instruction card or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact SemGroup’s proxy solicitor, D.F. King & Co., Inc. Stockholders may call toll free at (866) 207-3626. Banks and brokers may call collect at (212) 269-5550. You may also contact SemGroup, Attention: Investor Relations, Two Warren Place, 6120 South Yale Avenue, Suite 1500 Tulsa, Oklahoma 74136, telephone: (918) 524-8081.

SUMMARY

This summary highlights selected information from this document. You are urged to carefully read the entire document and the other documents referred to and incorporated in this document because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meeting. See “Where You Can Find More Information.” Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information About the Companies (See page 28)

Energy Transfer LP is a publicly traded limited partnership owning and operating a diversified portfolio of energy assets. Energy Transfer’s core operations include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. Energy Transfer, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as limited partner interests and the general partner interests of publicly traded master limited partnerships Sunoco LP and USA Compression Partners, LP.

SemGroup Corporation provides gathering, transportation, storage, distribution, marketing and other midstream services to producers, refiners of petroleum products and other market participants in the Gulf Coast, Midwest and Rocky Mountain regions of the U.S. and Canada. SemGroup operates a world-class marine terminal strategically located on the Houston Ship Channel.

Nautilus Merger Sub LLC is a Delaware limited liability company and wholly owned subsidiary of Energy Transfer. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

The Merger (See page 34)

Energy Transfer and SemGroup have entered into a merger agreement, pursuant to which Energy Transfer will acquire SemGroup, and SemGroup will cease to be a publicly held company.

The merger agreement is attached as Annex A to this document, and both Energy Transfer and SemGroup encourage you to read it carefully and in its entirety because it is the legal document that governs the merger.

Merger Consideration (See page 68)

In the merger, SemGroup stockholders will receive, for each share of SemGroup common stock they own as of immediately prior to the effective time of the merger (the “effective time”), a combination of $6.80 in cash (the “per share cash amount”) and 0.7275 (the “exchange ratio”) of an ET common unit (collectively, the “merger consideration”).

No fractional ET common units will be issued. Former SemGroup stockholders to whom fractional units would have otherwise been issued will be entitled to receive, subject to applicable withholding, a cash payment equal to such stockholders’ proportionate interest in the net proceeds from the sale of the aggregated fractional units that would have been issued in the merger.

Treatment of SemGroup Preferred Stock (See page 68)

In accordance with that certain Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup Corporation, filed with the Secretary of State of the State of Delaware on

January 19, 2018 (the “Certificate of Designations”), each share of Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of SemGroup (the “SemGroup preferred stock”) that is issued and outstanding as of immediately prior to the effective time will, at the election of the holders of a majority of such shares, either (i) convert into shares of common stock immediately prior to the effective time and receive the merger consideration, (ii) be exchanged for a “Substantially Equivalent Security” (as defined in the Certificate of Designations) or (iii) be redeemed by SemGroup for cash at a price per share equal to 101% of the liquidation preference. Pursuant to the support agreement described below, WP SemGroup Holdco, LLC (“WP SemGroup”), which owns a majority of the shares of outstanding SemGroup preferred stock, has agreed to elect to require SemGroup to redeem all of the SemGroup preferred stock for cash at a price per share equal to 101% of the liquidation preference thereof, which is generally calculated as $1,000 plus accrued and accumulated dividends on the preferred stock as adjusted in accordance with the Certificate of Designations and which was $                per share as of the record date.

Treatment of SemGroup Equity Awards (See page 55)

Restricted Share Units. Each award of restricted share units, vested or unvested (other than those held by non-employee directors of SemGroup) (each, a “SemGroup RSU award”), that is outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award to receive a number of ET common units equal to the number of shares of SemGroup common stock subject to such SemGroup RSU award immediately prior to the effective time multiplied by a ratio equal to the per share cash amount divided by the closing price of one ET common unit on the NYSE on the date prior to the closing date plus the exchange ratio (the “equity exchange ratio”), rounded up or down to the nearest whole ET common unit (each, an “assumed SemGroup RSU award”). Each assumed SemGroup RSU award will otherwise be subject to the same terms and conditions as were applicable to such award immediately prior to the effective time and fully accelerate upon a termination without cause, for good reason or as a result of the holder’s death or disability.

Restricted Stock Awards. Each restricted stock award (other than those held by non-employee directors of SemGroup) (each, a “SemGroup restricted stock award”) that is outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award representing a contractual right upon vesting to receive a number of ET common units equal to the product obtained by multiplying (x) the number of shares of SemGroup common stock subject to such SemGroup restricted stock award immediately prior to the effective time by (y) the equity exchange ratio, rounded up or down to the nearest whole ET common unit (each, an “assumed SemGroup restricted stock award”). Each assumed SemGroup restricted stock award will otherwise be subject to the same terms and conditions as were applicable to the SemGroup award immediately prior to the effective time, have distribution equivalent rights and fully accelerate upon a termination without cause, for good reason or as a result of the holder’s death or disability.

Performance Share Units. Each award of performance share units that corresponds to shares of SemGroup common stock (each, a “SemGroup PSU award”) that is outstanding and vested as of the effective time will be cancelled in exchange for the payment of the merger consideration with respect to the number of shares of SemGroup common stock underlying such vested SemGroup PSU award. Each SemGroup PSU award that is outstanding and unvested as of the effective time will automatically, and without any required action of the holder thereof, be cancelled without consideration.

Director Restricted Share Awards. Each SemGroup restricted stock award and SemGroup restricted share unit award that is outstanding immediately prior to the effective time and held by a non-employee director of SemGroup and that is outstanding immediately prior to the effective time (each, a “director restricted share award”) will, as of the effective time, become fully vested and will be cancelled in exchange for the payment of the merger consideration with respect to the total number of shares of SemGroup common stock subject to such director restricted share award.

The compensation committee of the board of directors of SemGroup has determined to vest all SemGroup PSU awards that were outstanding on September  15, 2019 at target performance levels as of immediately prior to the effective time.

Support Agreement (See page 68)

Contemporaneously with the execution of the merger agreement, Energy Transfer, Merger Sub, SemGroup and WP SemGroup, a holder of approximately 85.72% of the issued and outstanding shares of SemGroup preferred stock, which represents         % of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, as of the record date, entered into a support agreement (the “support agreement”). Pursuant to the support agreement, WP SemGroup agreed to, among other things, vote all of its shares in SemGroup that it owns as of the record date for the SemGroup stockholder meeting (i) in favor of the adoption of the merger agreement, (ii) against any acquisition proposal, and (iii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement. In addition, WP SemGroup and SemGroup agreed to amend the Certificate of Designations to provide for the redemption in cash of all of the shares of SemGroup preferred stock in connection with the closing of the merger at a price of 101% of the liquidation preference, and WP SemGroup has agreed to make an election to have the shares of SemGroup preferred stock redeemed at such price. A copy of the support agreement is attached as Annex B to this proxy statement/prospectus.

Risk Factors (See page 21)

The merger is, and upon the completion of the merger, the combined company will be, subject to a number of risks, which are described in the section titled “Risk Factors” beginning on page 21. You should carefully read and consider these risks in deciding whether to vote for the approval and adoption of the merger agreement and the transactions contemplated thereby.

Special Meeting of SemGroup Stockholders (See page 29)

Date, time and place. The special meeting will be held on                 , 2019 at                 , at                  local time.

Proposals being considered. The special meeting is being held to consider and vote on the following proposals:

•	Proposal 1: to approve and adopt the merger agreement (attached as Annex A to this document) and the transactions contemplated thereby;

•	Proposal 2: to approve, on an advisory (non-binding) basis, specified compensation that may be received by SemGroup’s named executive officers in connection with the merger;

•

Proposal 3: any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; and

•

Proposal 4: to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof (at the present time, SemGroup knows of no other matters that will be presented for consideration at the special meeting).

Record Date; Voting Rights. The record date for the determination of SemGroup stockholders entitled to notice of and to vote at the special meeting is                 , 2019. Only SemGroup stockholders who held shares of SemGroup common stock and SemGroup preferred stock of record at the close of business on                 , 2019,

or proxy holders therefor, are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. Each holder of shares of SemGroup common stock is entitled to one vote per share of SemGroup common stock. Each holder of shares of SemGroup preferred stock is entitled to a number of votes equal to the number of votes such holder would have had if all shares of SemGroup preferred stock held by such holder had been converted into shares of SemGroup common stock as of the record date.

Quorum. A “quorum” shall consist of the holders of record of a majority of the issued and outstanding shares of SemGroup common stock, including shares of the SemGroup preferred stock, on an as-converted basis, entitled to vote at the special meeting, present in person or by proxy. There must be a quorum for the special meeting to be held.

Vote Required. The vote required for each proposal are as follows:

•

Proposal 1 – the merger proposal. The affirmative vote of the holders of a majority of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon at the special meeting is required to approve the merger proposal. The failure of any SemGroup stockholder to submit a vote (e.g., by not submitting a proxy or not voting in person), broker non-votes and any abstention by a SemGroup stockholder will have the same effect as a vote “AGAINST” approval of the merger proposal.

•

Proposal 2 – the advisory compensation proposal. The affirmative vote of the holders of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting is required to approve the advisory compensation proposal. Any abstention by a SemGroup stockholder will have the same effect as a vote “AGAINST” the advisory compensation proposal, but broker non-votes will have no effect on the adoption of the advisory compensation proposal.

•

Proposal 3 – the adjournment proposal. The affirmative vote of the holders of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting is required to approve the adjournment proposal. Any abstention by a SemGroup stockholder will have the same effect as a vote “AGAINST” the adjournment proposal, but broker non-votes will have no effect on the adoption of the adjournment proposal.

Recommendation of the SemGroup Board of Directors and Reasons for the Merger (See page 41)

The SemGroup board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, SemGroup and its stockholders, and recommends that the SemGroup stockholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. In addition, the SemGroup board of directors recommends that the SemGroup stockholders vote to approve, on an advisory (non-binding) basis, specified compensation that may be received by SemGroup’s named executive officers in connection with the merger and to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. In reaching its decision to approve and adopt the merger agreement and recommend to the SemGroup stockholders that they vote to approve and adopt the merger agreement and the transactions contemplated thereby, the SemGroup board of directors consulted with SemGroup management and its financial and legal advisors and considered the factors described in the section titled “Proposal 1: The Merger – Recommendation of the SemGroup Board of Directors and Reasons for the Merger” beginning on page 41.

Opinion of SemGroup’s Financial Advisor (See page 44)

The SemGroup board of directors retained Jefferies LLC (“Jefferies”) as its financial advisor in connection with, among other things, the merger. At a meeting of the SemGroup board of directors on September 15, 2019,

Jefferies rendered its opinion, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the merger consideration of (i) $6.80 in cash, without interest and (ii) 0.7275 of an ET common unit per share of SemGroup common stock to be received by the holders of SemGroup common stock, other than Cancelled Shares, Subsidiary Shares and Dissenting Shares (each as defined in the merger agreement) pursuant to the merger agreement was fair, from a financial point of view, to the holders of such SemGroup common stock (other than SemGroup and its affiliates) (“Public Common Stock Holders”), as more fully described in the section entitled “Opinion of SemGroup’s Financial Advisor” beginning on page 44.

The full text of the written opinion of Jefferies, dated as of September 15, 2019, is attached hereto as Annex C. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. SemGroup encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the SemGroup board of directors (in its capacity as such) and addresses only the fairness, from a financial point of view, of the merger consideration to be received by the Public Common Stock Holders pursuant to the merger agreement to such Public Common Stock Holders. It does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to SemGroup, nor does it address the underlying business decision by SemGroup to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any securityholder should vote on the merger or any matter related thereto.

Interests of SemGroup’s Directors and Executive Officers in the Merger (See page 54)

In considering the recommendation of the SemGroup board of directors that you vote to approve and adopt the merger agreement and the merger, you should be aware that aside from their interests as SemGroup stockholders, SemGroup’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other SemGroup stockholders generally. The members of the SemGroup board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the SemGroup stockholders that the merger agreement and the merger be adopted. See “Proposal 1: The Merger – Background of the Merger”, and “Proposal 1: The Merger – Recommendation of the SemGroup Board of Directors and Reasons for the Merger.” SemGroup’s stockholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Regulatory Approvals Required for the Merger (See page 64)

Governmental and regulatory approvals are required to complete the transactions contemplated by the merger agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). At any time before or after the completion of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission, foreign antitrust authorities, or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions.

Appraisal Rights (See page 69)

Under Section 262 of the DGCL, holders of SemGroup common stock will have the right to obtain an appraisal of the value of their shares of SemGroup common stock in connection with the merger. Holders of

SemGroup preferred stock are not entitled to appraisal rights with respect to shares of SemGroup preferred stock. To perfect appraisal rights, a SemGroup stockholder must not vote for the adoption of the merger agreement, must continue to hold their shares of SemGroup common stock through the effective date and must strictly comply with all of the procedures required under Delaware law, including submitting a written demand for appraisal to SemGroup prior to the special meeting. Failure to strictly comply with Section 262 of the DGCL by a SemGroup stockholder may result in termination or waiver of that stockholder’s appraisal rights. Because of the complexity of Delaware law relating to appraisal rights, if any SemGroup stockholder is considering exercising his, her or its appraisal rights, Energy Transfer and SemGroup encourage such SemGroup stockholder to seek the advice of his, her or its own legal counsel. The text of Section  262 of the DGCL as in effect with respect to this transaction is included as Annex D to this document.

NYSE Listing of ET Common Units (See page 66)

ET common units are currently listed on the NYSE under the ticker symbol “ET.” It is a condition to closing that the ET common units to be issued in the merger to SemGroup stockholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of SemGroup Common Stock (See page 66)

SemGroup common stock is currently listed on the NYSE under the ticker symbol “SEMG.” If the merger is completed, SemGroup common stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Conditions to Completion of the Merger (See page 68)

The obligations of Energy Transfer, on the one hand, and SemGroup, on the other hand, to complete the merger are subject to the fulfillment (or waiver) of the following conditions:

•

SemGroup Stockholder Approval. Approval and adoption of the merger agreement by holders of a majority of the outstanding SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote at the special meeting.

•	No Injunction. No injunction or law prohibiting the merger.

•	Regulatory Approvals. Expiration or termination of any applicable waiting period under the HSR Act.

•

Registration Statement. The registration statement (of which this document forms a part) must be effective, and no proceeding for the purpose of suspending the effectiveness of the registration statement has been initiated or threatened by the SEC.

•	NYSE Listing. Approval for listing on the NYSE, subject to official notice of issuance, of the ET common units to be issued in the merger.

•

Accuracy of Representations; No Material Adverse Effect. Accuracy of the other party’s representations, except with certain exceptions, where the failure to be accurate would not have a material adverse effect on SemGroup or Energy Transfer, as applicable.

•	Compliance with Covenants. Material compliance with each party’s covenants.

Neither Energy Transfer nor SemGroup can give any assurance that all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

Non-Solicitation by SemGroup (See page 80)

The merger agreement contains a detailed provision prohibiting SemGroup from soliciting or engaging in discussions with any person with respect to a potential alternative transaction, providing non-public information about SemGroup or recommending or agreeing to an alternative takeover proposal, unless the SemGroup board of directors determines that the alternative proposal is, or could reasonably be expected to lead to, a “superior offer” (as defined in the merger agreement) and such alternative proposal was not made or received in violation of the non-solicitation prohibitions.

If the SemGroup board of directors determines that a proposal is a superior offer and decides to change its recommendation to stockholders in favor of the merger or terminate the merger agreement in order to accept a superior offer, SemGroup must first negotiate in good faith with Energy Transfer for 72 hours to modify the current transaction such that the alternative transaction would no longer constitute a superior offer (or for 48 hours if the acquisition proposal is modified by the party making such acquisition proposal).

Termination of Merger Agreement (See page 88)

The merger agreement can be terminated in the following circumstances:

•	Mutual Agreement. Mutual agreement of Energy Transfer and SemGroup.

•	End Date. Termination by either party, if the merger has not closed by June 30, 2020, which may be automatically extended to September 30, 2020 in certain circumstances.

•	Final Injunction or Other Law. Termination by either party, if a permanent injunction has been issued or other law has been enacted prohibiting the merger.

•	Stockholder Rejection. Termination by either party, if SemGroup stockholders fail to approve and adopt the merger agreement at the special meeting.

•

Superior Offer. Termination by SemGroup, prior to SemGroup stockholder approval of the merger, in order to accept a superior offer, but SemGroup must have first negotiated with Energy Transfer for 72 hours to modify the current transaction and, prior to terminating the merger agreement, must have paid to Energy Transfer the $54.5 million breakup fee described below.

•	Change in Recommendation. Termination by Energy Transfer, if the SemGroup board of directors changes its recommendation to the SemGroup stockholders to vote for the merger.

•

Breach of Representations or Covenants. Termination by either party, if the other party has breached its representations or covenants in a way that causes a closing condition to fail, including a willful and material breach of the non-solicitation obligations by SemGroup.

Breakup Fee and Expense Reimbursement (See page 90)

Breakup Fee. SemGroup must pay Energy Transfer a breakup fee of $54.5 million (the “breakup fee”) in the following circumstances:

•	Termination to Accept Superior Offer. SemGroup terminates the merger agreement in order to accept a superior offer.

•

Willful Breach of Non-Solicitation Obligations. Energy Transfer terminates the merger agreement prior to the approval of the merger agreement by the SemGroup stockholders because SemGroup has willfully and materially breached its non-solicitation obligations.

•

Change in Recommendation Following an Alternative Proposal. Energy Transfer terminates the merger agreement because the SemGroup board of directors changes its recommendation for the merger, and prior to the termination of the merger agreement, a third party shall have made an acquisition proposal for SemGroup that has not been withdrawn.

•

Failure to Call a Stockholders’ Meeting by the End Date Following an Alternative Proposal. Energy Transfer terminates the merger agreement because SemGroup breaches its obligation under the merger agreement to call the special meeting, and prior to the termination of the merger agreement, a third party shall have made an acquisition proposal for SemGroup that has not been withdrawn.

•

Stockholder Rejection Following an Alternative Proposal with Subsequent Deal. Either party terminates the merger agreement because the SemGroup stockholders do not approve and adopt the merger agreement at the special meeting, and prior to such termination (1) an alternative proposal is made to SemGroup prior to the special meeting and not withdrawn and (2) SemGroup enters into an agreement providing for or consummates an alternative takeover transaction involving 75% of the assets or equity of SemGroup within 12 months after the termination of the merger agreement.

•

Change of Recommendation Following an Intervening Event. Energy Transfer terminates the merger agreement because the SemGroup board of directors changes its recommendation and SemGroup enters into an agreement providing for or consummates an alternative takeover transaction involving 75% of the assets or equity of SemGroup within 12 months after the termination of the merger agreement.

Energy Transfer Expense Reimbursement. If either party terminates the merger agreement because the SemGroup board of directors changes its recommendation for the merger, and in circumstances otherwise where the breakup fee is not payable, then SemGroup will reimburse Energy Transfer’s documented out-of-pocket expenses up to $27.25 million. If SemGroup has reimbursed Energy Transfer’s expenses, and Energy Transfer later would become entitled to a breakup fee pursuant to a provision above, the expense reimbursement will be credited against the breakup fee.

Accounting Treatment of the Transactions (See page 64)

In accordance with accounting principles generally accepted in the United States and in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805-Business Combinations, Energy Transfer will account for the merger as an acquisition of a business.

Material U.S. Federal Income Tax Consequences of the Merger (See page 92)

To the extent that a SemGroup stockholder is treated as exchanging SemGroup common stock for cash pursuant to the merger, such stockholder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted basis in the portion of the SemGroup common stock treated as sold in the merger. In general, no gain or loss should be recognized by a SemGroup stockholder upon the exchange of the remaining portion of such stockholder’s SemGroup common stock for ET common units pursuant to the merger.

All SemGroup stockholders are urged to consult their own tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of exchanging shares of SemGroup common stock pursuant to the merger and of owning and disposing of ET common units in light of their particular circumstances. For a more detailed discussion of the material U.S. federal income tax consequences to SemGroup stockholders of the merger, please see the section titled “Material U.S. Federal Income Tax Consequences of the Merger.”

Comparison of Rights of SemGroup Stockholders and Energy Transfer Unitholders (See page 121)

The rights of SemGroup stockholders are currently governed by SemGroup’s amended and restated certificate of incorporation and bylaws (together, the “SemGroup organizational documents”), as well as the

DGCL. SemGroup stockholders who receive ET common units in the merger will become Energy Transfer common unitholders upon completion of the merger, and their rights as such will be governed by Energy Transfer’s certificate of limited partnership, partnership agreement and the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”). As a result, these SemGroup stockholders will have different rights once they become common unitholders of Energy Transfer due to the differences in the governing documents of and laws applicable to SemGroup and Energy Transfer. The key differences are described in the section titled “Comparison of Rights of Energy Transfer Common Unitholders and SemGroup Common Stockholders,” and among the most important differences are:

•

Under the SemGroup organizational documents, SemGroup stockholders have the right to vote for the election of directors who manage the affairs of the corporation. Energy Transfer common unitholders are not entitled to elect the directors of Energy Transfer’s general partner or directly or indirectly participate in the management or operation of Energy Transfer.

•

Approval of the SemGroup stockholders is required to authorize the issuance of SemGroup common stock in excess of the authorized number of shares of SemGroup common stock set forth in the SemGroup certificate of incorporation. In addition, under the rules of the NYSE, subject to certain exceptions, SemGroup stockholders must approve the issuance of SemGroup common stock equal to or in excess of 20% of the voting power outstanding before the issuance. In contrast, Energy Transfer’s partnership agreement authorizes Energy Transfer to issue an unlimited number of additional limited partner interests and other equity securities that are senior to, equal in rank with or junior to the common units on terms and conditions established by Energy Transfer’s general partner in its sole discretion without the approval of Energy Transfer’s common unitholders. In addition, as a limited partnership, Energy Transfer is exempt from the rule of the NYSE that would require stockholder approval for the issuance of equity equal to or in excess of 20% of the number of outstanding equity of a company.

•

SemGroup stockholders are entitled to receive dividends as and when declared by the SemGroup board of directors out of funds legally available for such payment, subject to any preferential dividend rights of holders of outstanding shares of preferred stock. Energy Transfer’s partnership agreement requires that Energy Transfer distribute, within 50 days after the end of each quarter, all of its available cash to its partners as of the applicable record date.

•

Shares of SemGroup’s common stock are not redeemable. In contrast, if at any time Energy Transfer’s general partner and its affiliates hold more than 90% of the outstanding limited partner interests of any class, the general partner has the right to acquire all of the remaining interests of the class held by unaffiliated persons.

Expected Timing of the Merger (See page 64)

Energy Transfer and SemGroup currently expect to complete the merger in late 2019 or early 2020, subject to the receipt of required SemGroup stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger. Because many of the conditions to completion of the merger are beyond the control of Energy Transfer and SemGroup, the exact timing for completion of the merger cannot be predicted with any degree of certainty.

Advisory Vote on Specified Compensation (See page 138)

SemGroup is requesting the SemGroup stockholders’ approval, on an advisory (non-binding) basis, of specified compensation that may be payable to SemGroup’s named executive officers in connection with the merger.

Energy Transfer Selected Historical Consolidated Financial Data

The following table shows Energy Transfer’s selected audited historical consolidated financial data as of and for each of the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and unaudited consolidated financial data for each of the six months ended June 30, 2019 and 2018 and are derived from Energy Transfer’s consolidated financial statements.

Energy Transfer is not required to furnish pro forma financial information with respect to the merger in this proxy statement/prospectus because SemGroup would not be a significant subsidiary under any of the financial conditions specified in Rule 1-02(w) of SEC Regulation S-X, substituting 20% for 10% in each of those conditions in accordance with Rule 11.01(b)(1) of SEC Regulation S-X.

You should read the historical financial data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Energy Transfer’s Annual Report on Form 10-K for the year ended December 31, 2018 and Energy Transfer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are incorporated by reference into this document. See “Where You Can Find More Information.”

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in millions, except per unit data)	2019	2018	2018	2017	2016	2015	2014
Income Statement Data:
Revenues:
Refined product sales	$8,203	$8,203	$18,345	$11,975	$10,097	$11,321	$18,372
Crude sales	7,871	7,500	14,415	10,706	7,205	8,425	16,759
NGL sales	4,398	4,591	9,109	6,972	4,841	3,935	5,845
Gathering, transportation and other fees	4,302	3,097	6,797	4,435	4,172	4,200	3,733
Natural gas sales	1,727	2,086	4,452	4,172	3,619	3,671	5,386
Other	497	523	969	2,263	1,858	4,544	4,340

Total revenues	26,998	26,000	54,087	40,523	31,792	36,096	54,435
Operating income	3,746	2,226	5,348	2,721	1,851	2,287	2,389
Other income (expense)
Interest expense, net of interest capitalized	(1,168)	(976)	(2,055)	(1,922)	(1,804)	(1,622)	(1,368)
Equity in earnings of unconsolidated affiliates	142	171	344	144	270	276	332
Impairment of investments in unconsolidated affiliates	–	–	–	(313)	(308)	–	–
Gains on acquisitions	–	–	–	–	83	–	–
Losses on extinguishment of debt	(18)	(106)	(112)	(89)	–	(43)	(25)
Gains (losses) on interest rate derivatives	(196)	72	47	(37)	(12)	(18)	(157)
Other, net	42	56	62	206	124	20	168

Income from continuing operations before income tax expense	2,548	1,443	3,634	710	204	900	1,339
Income tax expense (benefit) from continuing operations	160	58	4	(1,833)	(258)	(123)	325

Income from continuing operations	2,388	1,385	3,630	2,543	462	1,023	1,014
Loss from discontinued operations, net of income taxes	–	(263)	(265)	(177)	(462)	38	60

Net Income	2,388	1,122	3,365	2,366	–	1,061	1,074
Net income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	640	404	1,671	1,412	(995)	(128)	441

Net Income Attributable to Partners.	$1,748	$718	$1,694	$954	$995	$1,189	$633

Net Income per Limited Partner unit:
Basic	$0.67	$0.62	$1.16	$0.85	$0.94	$1.11	$0.58
Diluted	$0.66	$0.62	$1.15	$0.83	$0.92	$1.11	$0.58
Cash distributions per unit to Limited Partners:
Paid	$0.61	$0.61	$1.22	$1.15	$1.14	$1.02	$0.75
Declared	$0.61	$0.61	$1.22	$1.17	$1.14	$1.08	$0.80

SemGroup Selected Historical Consolidated Financial Data

The following table shows SemGroup’s selected audited historical consolidated financial data as of and for each of the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and unaudited consolidated financial data for each of the six months ended June 30, 2019 and 2018 and are derived from SemGroup’s consolidated financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in SemGroup’s Annual Report on Form 10-K for the year ended December 31, 2018 and SemGroup’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are incorporated by reference into this document. See “Where You Can Find More Information.”

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2019	2018	2018	2017	2016	2015	2014
Revenues	$1,242,172	$1,257,403	$2,503,262	$2,081,917	$1,332,164	$1,455,094	$2,122,579
Expenses:
Costs of products sold	896,952	908,221	1,823,095	1,514,891	873,431	979,549	1,623,358
Operating	141,204	160,036	284,769	254,764	212,099	224,443	246,613
General and administrative	55,067	49,363	91,568	113,779	84,183	97,366	87,845
Depreciation and amortization	123,047	102,291	209,254	158,421	98,804	100,882	98,397
Loss (gain) on disposal or impairment, net	7,492	(1,742)	(3,563)	13,333	16,048	11,472	32,592

Total expenses	1,223,762	1,218,169	2,405,123	2,055,188	1,284,565	1,413,712	2,088,805

Earnings from equity method investments	26,646	26,965	57,672	67,331	73,757	81,386	64,199
Gain (loss) on issuance of common units by equity method investee	–	–	–	–	(41)	6,385	29,020

Operating income	45,056	66,199	155,811	94,060	121,315	129,153	126,993

Other expense (income):
Interest expense	75,562	78,365	149,714	103,009	62,650	69,675	49,044
Loss on early extinguishment of debt	–	–	–	19,930	–	–	–
Foreign currency transaction loss (gain)	(1,277)	5,608	9,501	(4,709)	4,759	(1,067)	(86)
Loss on sale or impairment of non-operated equity method investment	–	–	–	–	30,644	(14,517)	(34,211)
Other income, net	(2,326)	(1,483)	(2,380)	(4,632)	(1,269)	(1,284)	13,675

Total other expenses	71,959	82,490	156,835	113,598	96,784	52,807	28,422

Income (loss) from continuing operations before income taxes	(26,903)	(16,291)	(1,024)	(19,538)	24,531	76,346	98,571
Income tax expense (benefit)	(10,691)	19,470	23,304	(2,388)	11,268	33,530	46,513

Income (loss) from continuing operations	(16,212)	(35,761)	(24,328)	(17,150)	13,263	42,816	52,058
Loss from discontinued operations, net of income taxes	–	–	–	–	(1)	(4)	(1)

Net income (loss)	(16,212)	(35,761)	(24,328)	(17,150)	13,262	42,812	52,057

Less: net income attributable to noncontrolling interest	16,214	–	2,421	–	11,167	12,492	22,817

Net income (loss) attributable to SemGroup	$(32,426)	$(35,761)	$(26,749)	$(17,150)	$2,095	$30,320	$29,240

Net income (loss) attributable to SemGroup per common share
Basic	$(0.81)	$(0.60)	$(0.65)	$(0.24)	$0.04	$0.69	$0.69
Diluted	$(0.81)	$(0.60)	$(0.65)	$(0.24)	$0.04	$0.69	$0.68

Unaudited Comparative Per Unit Information of Energy Transfer and Per Share Information of SemGroup

The following table sets forth for the periods presented (i) the historical earnings from continuing operations and book value per ET common unit and historical Energy Transfer cash distributions, (ii) the historical earnings from continuing operations and book value per share of SemGroup common stock and historical SemGroup dividends, (iii) the unaudited pro forma earnings and book value per unit/share information after giving effect to the merger and (iv) the equivalent pro forma per unit/share attributable to 0.7275 of an ET common unit that will be received for each share of SemGroup common stock in the merger.

You should read this information in conjunction with (i) the selected historical consolidated financial data included elsewhere in this document and (ii) the historical consolidated financial statements of Energy Transfer and SemGroup and related notes thereto that are incorporated by reference into this document. The unaudited pro forma per unit/share information does not purport to represent what the actual results of operations of Energy Transfer and SemGroup would have been had the merger been completed in another period or to project Energy Transfer’s and SemGroup’s results of operations that may be achieved if the merger is completed.

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Historical – Energy Transfer
Earnings from Continuing Operations Per Unit:
Basic	$0.67	$1.17
Diluted	0.66	1.16
Cash distributions per ET common unit	0.61	1.22
Book value per unit – Diluted (1)	7.91	7.83
Historical – SemGroup
Earnings from Continuing Operations Per Share:
Basic	$(0.81)	$(0.65)
Diluted	(0.81)	(0.65)
Cash dividends paid per share of common stock	0.945	1.89
Book value per share – Diluted (1)	16.28	18.70
Pro Forma Combined
Earnings Per Unit/Share:
Basic	$0.63	$1.09
Diluted	0.63	1.08
Book value per unit/share – Diluted (1)	8.03	7.94
Equivalent Pro Forma Per Unit/Share (2)
Earnings Per Unit/Share:
Basic	$0.46	$0.79
Diluted	0.46	0.79
Book value per unit/share – Diluted (1)	5.84	5.78

(1)	Represents a period-end amount.
(2)	Equivalent pro forma earnings and book value amounts are calculated by multiplying Energy Transfer’s pro forma amounts by the exchange ratio of 0.7275 of an ET common unit.

ET common units are currently listed on the NYSE under the ticker symbol “ET.” SemGroup common stock is currently listed on the NYSE under the ticker symbol “SEMG.”

The table below presents closing prices for ET common units and shares of SemGroup common stock on (i) September 13, 2019, the last trading day before the public announcement of the execution of the merger agreement and (ii) October 2, 2019, the last practicable trading day before the date of this document. This table also presents the equivalent market value per share of SemGroup common stock on September 13, 2019 and October 2, 2019. The equivalent market value per share of SemGroup common stock has been determined by multiplying the closing prices of ET common units on those dates by the exchange ratio of 0.7275 of an ET common unit and adding $6.80, which represents the cash portion of the merger consideration.

Although the exchange ratio is fixed, the market prices of ET common units and SemGroup common stock will fluctuate before the merger is completed and the market value of the merger consideration ultimately received by SemGroup stockholders will depend on the closing price of ET common units on the day the merger is consummated. Thus, SemGroup stockholders will not know the exact value of the merger consideration they will receive until the closing of the merger.

	ET Common Units	SemGroup Common Stock	Equivalent Market Value per ET Common Unit
September 13, 2019	$14.02	$10.28	$17.00
October 2, 2019	12.67	16.09	16.02

The table below sets forth, for the calendar quarters indicated, the high and low sale prices per ET common unit and per share of SemGroup common stock on the NYSE. The table also shows the amount of cash distributions and cash dividends declared per ET common unit and per share of SemGroup common stock for the calendar quarters indicated. The information in the table below is historical only. ET and SemGroup urge SemGroup stockholders to obtain current market quotations for ET common units and SemGroup common stock.

	ET Common Units			SemGroup Common Stock
	High	Low	Cash Distributions	High	Low	Cash Dividends
2019
Third quarter (through October 2, 2019)(1)	$15.26	$12.62	$–	$17.10	$8.10	$–
Second quarter	15.87	13.62	0.3050	15.90	11.06	0.4725
First quarter	15.98	12.97	0.3050	17.73	13.27	0.4725

2018
Fourth quarter	$18.17	$11.68	$0.3050	$22.96	$12.86	$0.4725
Third quarter	19.19	16.78	0.3050	26.79	20.85	0.4725
Second quarter	17.96	13.73	0.3050	26.40	20.45	0.4725
First quarter	19.34	12.80	0.3050	30.95	20.20	0.4725

2017
Fourth quarter	$18.71	$15.64	$0.3050	$30.60	$21.35	$0.4500
Third quarter	18.50	16.18	0.2950	29.05	22.60	0.4500
Second quarter	19.82	15.03	0.2850	36.65	22.55	0.4500
First quarter	20.05	17.62	0.2850	43.05	32.48	0.4500

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval and adoption of the merger agreement and the transactions contemplated thereby. In addition, you should read and consider the risks associated with each of the businesses of Energy Transfer and SemGroup. These risks can be found in Energy Transfer’s and SemGroup’s respective Annual Reports on Form 10-K for the year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this document by reference, please see the section titled “Where You Can Find More Information.” Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Energy Transfer’s, SemGroup’s or the combined company’s business, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common units or common stock.

Risks Factors Related to the Merger

Because the market price of ET common units will fluctuate prior to the consummation of the merger, SemGroup stockholders cannot be sure of the market value of ET common units that they will receive in the merger.

At the time the merger is completed, SemGroup stockholders will receive, for each share of SemGroup common stock they own as of immediately prior to the merger, a combination of $6.80 in cash and 0.7275 of an ET common unit. At the time that SemGroup stockholders cast their votes regarding approval of the merger agreement and the merger, SemGroup stockholders will not know the actual market value of the ET common units that they will receive when the merger is finally completed. The actual market value of the ET common units, when received by SemGroup common stockholders, will depend on the market value of those units on that date. This market value may be less than the value of the ET common units on the date of the merger agreement and on the date that SemGroup stockholders vote on the merger agreement. These fluctuations in the market value of ET common units may be caused by changes in the businesses, operations, results and prospects of both Energy Transfer and SemGroup, market expectations of the likelihood that the merger will be completed and the timing of the completion, general market and economic conditions or other factors.

The merger is subject to various closing conditions, and any delay in completing the merger may reduce or eliminate the benefits expected and delay the payment of the merger consideration to SemGroup’s common stockholders.

The merger is subject to the satisfaction of a number of other conditions beyond the parties’ control that may prevent, delay or otherwise materially adversely affect the completion of the merger. These conditions include, among other things, SemGroup stockholder approval and the expiration or termination of any applicable waiting period under the HSR Act. Energy Transfer and SemGroup cannot predict with certainty whether and when any of these conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize, or delay the realization, of some or all of the benefits that the companies expect to achieve from the merger. In such context, the date on which SemGroup’s common stockholders will receive the merger consideration is also uncertain.

Certain executive officers and directors of SemGroup have interests in the merger that are different from, or in addition to, the interests of SemGroup stockholders generally, which could have influenced their decision to support or approve the merger.

Certain executive officers and directors of SemGroup are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or be in addition to, your interests as a stockholder of SemGroup. You should consider these interests in voting on the merger. We have described these different interests under “Proposal 1: The Merger – Interests of SemGroup’s Directors and Executive Officers in the Merger.”

The merger agreement limits SemGroup’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for SemGroup to sell its business to a party other than Energy Transfer. These provisions include the general prohibition on SemGroup soliciting any acquisition proposal (as defined in the section titled “The Merger Agreement – Non-Solicitation by SemGroup”) or offer for a competing transaction from a third party, and the requirement that SemGroup pay Energy Transfer a breakup fee of $54.5 million or up to $27.25 million of Energy Transfer’s expenses if the merger agreement is terminated in specified circumstances, including in the event SemGroup terminates the merger agreement in response to an acquisition proposal from a third party that the SemGroup board of directors determines constitutes a superior offer. In addition, even if the SemGroup board of directors receives a superior offer, it must, prior to accepting any offer from a competing bidder, provide Energy Transfer with the opportunity to amend the merger agreement such that the third-party offer no longer constitutes a superior offer. See “The Merger Agreement – Termination of the Merger Agreement” and “The Merger Agreement – Breakup Fee and Energy Transfer Expenses.” The foregoing may discourage a third party that might have an interest in acquiring all or a significant part of SemGroup from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per share value than the current proposed merger consideration.

Furthermore, the breakup fee and the Energy Transfer expense reimbursement provisions may result in a potential competing acquiror proposing to pay a lower per share price to acquire SemGroup than it might otherwise have proposed to pay.

SemGroup’s financial estimates are based on various assumptions that may not prove to be correct.

The financial estimates set forth in the forecast included under “Proposal 1: The Merger – SemGroup Unaudited Prospective Financial Information” are based on assumptions of, and information available to, SemGroup at the time they were prepared and provided to the SemGroup board of directors and its financial advisors. SemGroup cannot know whether such assumptions will prove correct. Any or all of such estimates may turn out to be wrong. Such estimates can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Energy Transfer’s and SemGroup’s control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining Energy Transfer’s and SemGroup’s future results. As a result of these contingencies, actual future results may vary materially from SemGroup’s estimates. In view of these uncertainties, the inclusion of SemGroup’s financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved.

SemGroup’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Energy Transfer and SemGroup undertake no obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial estimates included in this proxy statement/prospectus have been prepared by, and are the responsibility of, SemGroup alone. Moreover, neither SemGroup’s independent accountants, Grant Thornton LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to SemGroup’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, Grant Thornton LLP assumes no responsibility for, and disclaims any association with, SemGroup’s prospective financial information. The reports of Grant Thornton LLP incorporated by reference herein relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See “Proposal 1: The Merger – SemGroup Unaudited Prospective Financial Information.”

A different set of factors and conditions affect ET common units and could have a negative impact on the unit price.

Upon completion of the merger, SemGroup common stockholders who receive ET common units will become equityholders in Energy Transfer. The businesses of Energy Transfer and the other companies it has acquired and may acquire in the future are different in many respects from those of SemGroup. There is a risk that various factors, conditions and developments which would not affect the price of SemGroup’s common stock could negatively affect the price of ET common units. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” for a summary of some of the key factors that might affect Energy Transfer and the prices at which ET common units may trade from time to time. SemGroup stockholders are also urged to read carefully the risk factors included in Energy Transfer’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this document.

SemGroup common stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

SemGroup common stockholders currently have the right to vote in the election of the SemGroup board of directors and other matters affecting SemGroup. When the merger occurs, each SemGroup common stockholder will become a unitholder of Energy Transfer with a percentage ownership of the combined company that is much smaller than such stockholder’s percentage ownership of SemGroup. Based on the number of ET common units and shares of SemGroup common stock outstanding as of September 30, 2019, SemGroup common stockholders will own approximately 2.2% of the outstanding ET common units after the merger. Energy Transfer unitholders are not entitled to elect the directors of Energy Transfer’s general partner. In addition, Energy Transfer unitholders have only limited voting rights on matters affecting Energy Transfer’s business and, therefore, limited ability to influence management’s decisions regarding its business. Because of this, SemGroup common stockholders will have less influence on the management and policies of Energy Transfer than they have now on the management and policies of SemGroup.

ET common units to be received by SemGroup common stockholders as a result of the merger will have different rights from SemGroup common stock.

Following completion of the merger, SemGroup common stockholders will no longer hold shares of SemGroup common stock, but will instead be unitholders of Energy Transfer. There are important differences between the rights of SemGroup stockholders and the rights of Energy Transfer unitholders. See “Comparison of Rights of Energy Transfer Common Unitholders and SemGroup Common Stockholders” for a discussion of the different rights associated with SemGroup common stock and ET common units.

If the merger agreement is terminated, under certain circumstances, SemGroup may be obligated to reimburse Energy Transfer for costs incurred related to the merger or pay a breakup fee to Energy Transfer. These costs could require SemGroup to seek loans or use SemGroup’s available cash that would have otherwise been available for operations, dividends or other general corporate purposes.

In certain circumstances, SemGroup would be responsible for reimbursing Energy Transfer for up to $27.25 million in expenses related to the transaction or may be obligated to pay a breakup fee to Energy Transfer of $54.5 million. If the merger agreement is terminated, the breakup fee required to be paid, if any, by SemGroup under the merger agreement may require SemGroup to seek loans or borrow amounts to enable it to pay these amounts to Energy Transfer. In either case, payment of these amounts would reduce the cash SemGroup has available for operations, dividends or other general corporate purposes. See “The Merger Agreement – Breakup Fee and Energy Transfer Expenses.”

The failure to successfully combine the businesses of Energy Transfer and SemGroup in the expected time frame may adversely affect Energy Transfer’s future results, which may adversely affect the value of the ET common units that SemGroup stockholders would receive in the merger.

The success of the merger will depend, in part, on the ability of Energy Transfer to realize the anticipated benefits from combining the businesses of Energy Transfer and SemGroup. To realize these anticipated benefits, Energy Transfer’s and SemGroup’s businesses must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger.

Energy Transfer and SemGroup, including their respective subsidiaries, have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Energy Transfer and SemGroup.

The pendency of the merger could materially adversely affect the future business and operations of SemGroup or result in a loss of SemGroup employees.

In connection with the pending merger, it is possible that some customers, suppliers and other persons with whom SemGroup has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with SemGroup as a result of the merger, which could negatively impact revenues, earnings and cash flows of SemGroup, as well as the market price of shares of SemGroup common stock, regardless of whether the merger is completed. Similarly, current and prospective employees of SemGroup may experience uncertainty about their future roles with Energy Transfer and SemGroup following completion of the merger, which may materially adversely affect the ability of SemGroup to attract and retain key employees.

Failure to complete the merger could negatively affect the stock price of SemGroup and its future businesses and financial results.

If the merger is not completed, the ongoing business of SemGroup may be adversely affected and SemGroup will be subject to several risks and consequences, including the following:

•	under the merger agreement, SemGroup may be required, under certain circumstances, to pay Energy Transfer a breakup fee of $54.5 million or Energy Transfer’s expenses up to $27.25 million;

•	SemGroup will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, SemGroup is subject to certain restrictions on the conduct of its business prior to completing the merger without Energy Transfer’s consent, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by SemGroup management, which could otherwise have been devoted to other opportunities that may have been beneficial to SemGroup as an independent company.

In addition, if the merger is not completed, SemGroup may experience negative reactions from the financial markets and from its customers and employees. SemGroup also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against SemGroup to attempt to force it to perform its obligations under the merger agreement.

Energy Transfer and SemGroup may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the merger or seek monetary relief from the parties. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Energy Transfer or SemGroup cannot predict the outcome of any securities class action or derivative lawsuits, or others, nor can they predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the merger could delay or prevent its consummation. In addition, the costs of defending such litigation, even if resolved in Energy Transfer’s or SemGroup’s favor, could be substantial and such litigation could distract Energy Transfer or SemGroup from pursuing the consummation of the merger and other potentially beneficial business opportunities.

Tax Risks Related to the Merger

Your exchange of SemGroup common stock for ET common units could be fully taxable in certain circumstances.

In general, a U.S. holder of SemGroup common stock should recognize gain or loss only to the extent that such U.S. holder is treated as exchanging a portion of such U.S. holder’s SemGroup common stock for cash pursuant to the merger. However, the exchange of SemGroup common stock for ET common units pursuant to the merger would be fully taxable for U.S. federal income tax purposes if, immediately after the merger Energy Transfer were characterized, for U.S. federal income tax purposes, as an “investment company.” Energy Transfer is seeking a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, Energy Transfer will not be characterized as an “investment company.” For a more detailed discussion, please see “Material U.S. Federal Income Tax Consequences of the Merger.”

Tax Risks Related to Owning ET Common Units Following the Merger

Energy Transfer may engage in transactions that cause you to be subject to taxation in a manner different from other holders of ET common units.

Following the merger, in the event Energy Transfer divests itself of any SemGroup common stock, all or a portion of any gain or loss recognized as a result of a divestiture of such stock may be required to be allocated to former SemGroup stockholders. In addition, a former SemGroup stockholder may also be required to recognize its share of “built-in gain” upon certain distributions by Energy Transfer to that unitholder of other Energy Transfer property (other than money) within seven years following the merger. No special distributions will be made to the former SemGroup stockholders with respect to any tax liability for such transactions. Please see “Material U.S. Federal Income Tax Consequences of ET Common Unit Ownership – Tax Consequences of Unit Ownership – Allocation of Income, Gain, Loss and Deduction.”

Other Risks

Following the merger, in addition to the risks described above, holders of ET common units, for U.S. federal income tax purposes, will continue to be subject to the risks that holders of ET common units are currently subject to, which are described in Energy Transfer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” about Energy Transfer and SemGroup that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may,” “will,” or similar expressions help identify forward-looking statements.

Except for their respective obligations to disclose material information under U.S. federal securities laws, neither Energy Transfer nor SemGroup undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the expected timing of closing the merger and benefits of the merger;

•	the matters described in the section titled “Risk Factors;”

•	cyclical or other downturns in demand;

•	adverse changes in economic or industry conditions;

•	changes in the securities and capital markets;

•	changes affecting customers or suppliers;

•	changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and/or governmental bodies;

•	effects of competition;

•	developments in and losses resulting from claims and litigation;

•	changes in operating conditions and costs;

•	the extent of Energy Transfer’s or SemGroup’s ability to achieve its operational and financial goals and initiatives; and

•	Energy Transfer’s continued taxation as a partnership and not as a corporation.

In addition, the acquisition of SemGroup by Energy Transfer is subject to the satisfaction of certain conditions and the absence of events that could give rise to the termination of the merger agreement, the possibility that the merger does not close, risks that the proposed acquisition disrupts current plans and operations and business relationships or poses difficulties in attracting or retaining employees, the possibility that the costs or difficulties related to the integration of the two companies will be greater than expected and the possibility that the anticipated benefits from the merger cannot or will not be fully realized.

All written and oral forward-looking statements attributable to Energy Transfer or SemGroup or persons acting on behalf of Energy Transfer or SemGroup are expressly qualified in their entirety by such factors. For additional information with respect to these factors, please see the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT THE COMPANIES

Energy Transfer LP

Energy Transfer is a Delaware limited partnership with common units traded on the NYSE under the symbol “ET.” Energy Transfer owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. Energy Transfer, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as limited partner interests and the general partner interests in Sunoco LP and USA Compression Partners, LP, both of which are publicly traded master limited partnerships engaged in diversified energy-related services.

The activities in which Energy Transfer is engaged, all of which are in the United States, are as follows:

•	Natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage; and

•	interstate natural gas transportation services.

•	Crude oil, NGL and refined products transportation, terminalling services and acquisition and marketing activities, as well as NGL storage and fractionation services.

Energy Transfer’s executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and its telephone number is (214) 981-0700.

SemGroup Corporation

SemGroup is a Delaware corporation with common stock traded on the NYSE under the symbol “SEMG.” SemGroup moves energy across North America through a network of pipelines, processing plants, refinery-connected storage facilities and deep-water marine terminals with import and export capabilities. SemGroup serves as a versatile connection between upstream oil and gas producers and downstream refiners and end users. Key areas of operation and growth include western Canada, the Mid-Continent and the Gulf Coast. SemGroup is committed to safe, environmentally sound operations.

SemGroup’s key operations include:

•	transporting, storing, terminalling and trucking crude oil;

•	gathering, compressing, treating, processing and selling natural gas;

•	storing and terminalling refined petroleum products; and

•	operating a world-class marine terminal strategically located on the Houston Ship Channel.

SemGroup’s operations are conducted directly and indirectly through its primary operating segments: U.S. Liquids, U.S. Gas and Canada. U.S. Liquids includes SemGroup’s U.S. crude oil operations, including the Houston Fuel Oil Terminal Company. U.S. Gas contains the SemGas segment. Canada includes the operations of the SemCAMS segment.

SemGroup’s principal executive offices are located at Two Warren Place, 6120 South Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, and its telephone number is (918) 524-8100.

Nautilus Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Energy Transfer. Merger Sub was formed on September 12, 2019 solely for the purpose of consummating the merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and its telephone number is (214) 981-0700.

SPECIAL MEETING OF SEMGROUP STOCKHOLDERS

This section contains information about the special meeting of SemGroup stockholders that has been called, among other reasons, to approve and adopt the merger agreement and the transactions contemplated thereby and to approve, on an advisory (non-binding) basis, specified compensation that may be received by SemGroup’s named executive officers in connection with the merger. This document is being furnished to SemGroup stockholders in connection with the solicitation of proxies by the SemGroup board of directors to be used at the special meeting. SemGroup is first mailing this document and enclosed proxy card on or about                 ,  2019.

Date, Time and Place of the Special Meeting

A special meeting of SemGroup stockholders will be held at                  on                 , 2019, starting at                 , local time (unless it is adjourned or postponed to a later date).

Admission to the Special Meeting

All SemGroup stockholders are invited to attend the special meeting. Persons who are not SemGroup stockholders may attend only if invited by SemGroup. If you own shares in “street” or “nominee” name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the special meeting.

Purpose of the Special Meeting

•	Proposal 1: To consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated thereby;

•	Proposal 2: To consider and cast an advisory (non-binding) vote on specified compensation that may be received by SemGroup’s named executive officers in connection with the merger;

•

Proposal 3: To consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; and

•

Proposal 4: To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof (at the present time, SemGroup knows of no other matters that will be presented for consideration at the special meeting).

Recommendation of the SemGroup Board of Directors

The SemGroup board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, SemGroup and its stockholders, and recommends that the SemGroup stockholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. In addition, the SemGroup board of directors recommends that the SemGroup stockholders vote to approve, on an advisory (non-binding) basis, specified compensation that may be received by SemGroup’s named executive officers in connection with the merger and to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal.

SemGroup stockholders should carefully read this document in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, SemGroup stockholders are directed to the merger agreement, which is attached hereto as Annex A.

Record Date; Stockholders Entitled to Vote; Outstanding Shares Held

The SemGroup board of directors has designated the close of business on                 , 2019 as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only holders of record at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were (i)                  shares of SemGroup common stock outstanding, held by approximately                holders of record and (ii)                  shares of SemGroup preferred stock outstanding, held by approximately                 holders of record. Each holder of shares of SemGroup common stock is entitled to one vote per share of SemGroup common stock held. Each holder of shares of SemGroup preferred stock is entitled to a number of votes equal to the number of votes such holder would have had if all shares of SemGroup preferred stock held by such holder had been converted into shares of SemGroup common stock as of the record date. As of the record date, the outstanding shares of SemGroup preferred stock were convertible into an aggregate of                  shares of SemGroup common stock and such amount represents an equal number of votes that may be cast at the special meeting in person or by proxy by holders of such stock. There are no other classes of SemGroup stock outstanding. Accordingly, the total number of shares entitled to vote at the special meeting, giving effect to the SemGroup preferred stock, on an as-converted basis, is                 .

Quorum

A “quorum” shall consist of the holders of record of a majority of the issued and outstanding shares of SemGroup common stock and shares of SemGroup preferred stock, on an as-converted basis, entitled to vote at the special meeting, present in person or by proxy. There must be a quorum for the special meeting to be held. If you submit a timely, properly executed proxy or voting instruction card, then you will be considered part of the quorum so long as your shares are voted on at least one item of business, other than a procedural motion.

Failure to Vote; Abstentions

The failure of any SemGroup stockholder to submit a vote (e.g., by not submitting a proxy or not voting in person) and any abstention by a SemGroup stockholder will have the same effect as a vote “AGAINST” the merger proposal. In addition, abstentions are counted as shares present and entitled to vote and will have the same effect as votes “AGAINST” the advisory compensation proposal and the adjournment proposal.

Broker Non-Votes

Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters absent direction from the stockholder, including the merger proposal, the advisory compensation proposal and the adjournment proposal. Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks the authority to vote the shares at his or her discretion. Because approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of SemGroup common stock, and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon at the special meeting, a broker non-vote will have the same effect as a vote “AGAINST” approval of the merger proposal. Because approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting, a broker non-vote will have no effect on the approval of the advisory compensation proposal or the adjournment proposal.

Required Vote

The merger proposal must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon at the special meeting. Abstentions and broker non-votes will be the equivalent of a vote “AGAINST” the merger proposal.

Approval of the advisory vote on the advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting. Abstentions will be the equivalent of a vote “AGAINST” the advisory compensation proposal. Broker non-votes will have no effect on the adoption of the advisory compensation proposal.

Approval of the adjournment proposal the affirmative vote of the holders of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting. Abstentions will be the equivalent of a vote “AGAINST” a proposal to adjourn the special meeting. Broker non-votes will have no effect on the adoption of the adjournment proposal.

Shares Beneficially Owned by Directors and Executive Officers

The members of the SemGroup board of directors and executive officers of SemGroup beneficially owned an aggregate of 846,232 shares of SemGroup common stock as of September 30, 2019. These shares represent in total approximately 1.06% of the total voting power of SemGroup’s voting securities.

Proxies

You may vote in person by ballot at the special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to SemGroup in time for it to be voted, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

Shares Held in Street Name

If you hold shares of SemGroup common stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares of SemGroup common stock or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your shares of SemGroup common stock at the special meeting. The shares of SemGroup common stock not voted because brokers lack power to vote them without instructions are also known as “broker non-votes.”

How to Submit Your Proxy

By Mail: To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a record holder of shares of SemGroup common stock or SemGroup preferred stock, return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your instruction card or the information provided to you by your bank, broker, custodian or record holder.

By Telephone: If you are a SemGroup stockholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 12:00 a.m. Eastern time on                , 2019. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on whether telephone voting is offered. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions.

By Internet: You can also choose to submit your proxy on the internet. If you are a SemGroup stockholder of record, the website for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 12:00 a.m. Eastern time on                , 2019. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on whether internet voting is offered. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card.

In Person: If you are a SemGroup stockholder of record, you may vote by ballot at the special meeting or send a representative with an acceptable proxy that has been signed and dated. If your shares of SemGroup common stock or SemGroup preferred stock are held in the name of a bank, broker, custodian or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the special meeting.

Revoking Your Proxy

If you submit a completed proxy card with instructions on how to vote your shares of SemGroup common stock or SemGroup preferred stock and then wish to revoke your instructions, you should submit a notice of revocation to the Secretary of SemGroup as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;

•	written notice to the Secretary of SemGroup before the special meeting that you have revoked your proxy; or

•	voting by ballot at the special meeting.

Adjournments and Postponements

Any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of adjournment proposal requires the affirmative vote of the holders of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting. Unless the SemGroup board of directors fixes a new record date for the adjourned special meeting, or law otherwise requires, no notice of the adjourned special meeting will be given so long as the time and place to which the special meeting is adjourned are announced at the special meeting adjourning and, at the adjourned special meeting only such business is transacted as might have been transacted at the original special meeting.

In addition, at any time prior to convening the special meeting, the special meeting may be postponed without the approval of SemGroup stockholders. If postponed, SemGroup will publicly announce the new meeting date. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow SemGroup stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Inspector of Election

The SemGroup board of directors has appointed a representative of D.F. King & Co., Inc. to act as the inspector of election at the special meeting.

Proxy Solicitation

Energy Transfer and SemGroup will each bear their own costs related to the merger and the retention of any information agent or other service provider in connection with the merger, except for the expenses incurred in connection with the filing, printing and mailing of this document, which will be shared equally. This proxy solicitation is being made by SemGroup on behalf of the SemGroup board of directors. SemGroup has hired D.F. King & Co., Inc. to assist in the solicitation of proxies. In addition to this mailing, proxies may be solicited by directors, officers or employees of SemGroup or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

Householding of Special Meeting Materials

Unless SemGroup has received contrary instructions, SemGroup may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if SemGroup believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce SemGroup’s expenses.

Other Business

The SemGroup board of directors is not currently aware of any business to be acted upon at the special meeting other than the matters described in this document. If, however, other matters are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters as in their judgment is in the best interest of SemGroup and its stockholders.

PROPOSAL 1: THE MERGER

Effects of the Merger

Upon satisfaction or waiver of the conditions to closing in the merger agreement, on the closing date, Merger Sub, a wholly owned subsidiary of Energy Transfer formed for the purpose of effecting the merger, will merge with and into SemGroup, and SemGroup will be the surviving company in the merger and become a direct wholly owned subsidiary of Energy Transfer. At the effective time, each share of SemGroup common stock issued and outstanding immediately prior to the effective time (other than shares (w) held by SemGroup in treasury, (x) held directly by Energy Transfer or Merger Sub, (y) held by subsidiaries of the parties or (z) held by any holder who properly exercises and perfects appraisal rights in respect of such shares) will be cancelled and converted into the right to receive (i) $6.80 in cash, without interest, and (ii) 0.7275 of an ET common unit (collectively, the “merger consideration”). In addition, all shares of SemGroup preferred stock outstanding as of immediately prior to the effective time will be redeemed by SemGroup at a cash purchase price per share equal to 101% of the liquidation preference. SemGroup will take all actions as may be necessary so that at the effective time, each outstanding award of restricted share units, restricted stock awards and performance share units of SemGroup will be treated as described in “The Merger Agreement – SemGroup Employee Equity-Based Awards.”

Background of the Merger

The terms of the merger are the result of arm’s length negotiations between Energy Transfer and SemGroup. The following is a summary of the events leading up to the signing of the merger agreement and the key meetings, negotiations, discussions and actions by and between Energy Transfer and SemGroup and their respective advisors that preceded the public announcement of the acquisition.

As part of SemGroup’s ongoing strategic planning process, the SemGroup board of directors, together with SemGroup’s executive management team, regularly reviews and assesses SemGroup’s long-term strategic plans and goals, opportunities, overall industry trends, the competitive environment in which SemGroup operates and SemGroup’s short- and long-term performance. As part of these reviews, the SemGroup board of directors, with the assistance of SemGroup’s advisors, considered whether various strategic actions, including business combination transactions and joint venture opportunities, would be in the best interests of SemGroup and would enhance value for SemGroup’s stockholders. Arising out of such a strategic evaluation and in conjunction with the SemGroup board of directors’ ongoing analysis, from March 2019 through the announcement of the transaction, the SemGroup board of directors evaluated the merits of a joint venture opportunity that would involve the contribution by SemGroup of most of its crude oil related assets, including the Houston Fuel Oil Terminal Company assets, in exchange for ownership in a newly formed joint venture and cash (the “proposed joint venture”) with Company A, a large North American oil and gas infrastructure company. As part of such analysis, the SemGroup board of directors also considered whether the pursuit of the transaction might preclude future flexibility or might enhance or detract from the ability to pursue future consolidation or change of control transactions, including the allocation of the SemGroup executive management team’s time and resources to such a transaction in addition to pursuing and executing SemGroup’s strategic growth initiatives and maintaining operational excellence.

On July 12, 2019, representatives of SemGroup received an unsolicited acquisition proposal from Energy Transfer for an aggregate value of $15.56 per share of SemGroup common stock, which represented a 25.0% premium to SemGroup’s then-current trading price. Representatives of SemGroup posted the acquisition proposal to the SemGroup board of directors and the SemGroup board of directors determined to discuss the proposal early the next week.

On July 15, 2019, the SemGroup board of directors convened via telephone for an update meeting including representatives of Jefferies to discuss the proposed joint venture as well as initial impressions of the Energy

Transfer proposal. No financial analysis of the Energy Transfer proposal was presented at that time and Energy Transfer had not yet given an indication of the relative mix of cash and equity consideration at such time. The SemGroup board of directors instructed Jefferies to continue its analysis. Jefferies had previously been retained by SemGroup management and the SemGroup board of directors on January 16, 2019 to act as a financial advisor in connection with the evaluation of various strategic transactions that may arise from time to time, including preliminary discussions regarding a business combination with Company B, an oil and gas gathering and processing company with operations in the United States, which were terminated soon thereafter. The SemGroup board of directors instructed Mr. Carlin Conner, President and Chief Executive Officer of SemGroup, to respond to Mr. Kelcy Warren, Chief Executive Officer and Chairman of the ET board of directors, in order to investigate the Energy Transfer acquisition proposal.

On July 16, 2019, Messrs. Conner and Warren spoke via telephone regarding the acquisition proposal and agreed to meet in Dallas, Texas in August.

On July 17, 2019, the SemGroup board of directors convened again via telephone for an update to discuss Energy Transfer’s proposal as well as certain aspects of the proposed joint venture with Company A.

On August 1, 2019, Mr. Conner met with Mr. Warren in Dallas, Texas to discuss the potential acquisition of SemGroup by Energy Transfer and potential commercial projects between the two companies. Messrs. Conner and Warren, together with Mr. Thomas E. Long who later joined the meeting, discussed several economic and operational factors that may influence Energy Transfer’s and SemGroup’s view of a potential acquisition of SemGroup by Energy Transfer. Messrs. Conner and Warren agreed to discuss further if, after Mr. Conner discussed with the SemGroup board of directors, the SemGroup board of directors determined to further investigate a business combination with Energy Transfer.

On August 14, 2019, the SemGroup board of directors convened again, together with representatives from SemGroup’s executive management team, Jefferies, and Kirkland and Ellis LLP (“Kirkland”), via telephone for a special meeting to discuss Energy Transfer’s proposal as well as the status of the proposed joint venture transaction with Company A. Kirkland had previously been retained by SemGroup management and the SemGroup board of directors in January 2019 to assist in matters relating to a strategic transaction involving Company B. At the meeting, the SemGroup board of directors discussed, among other things, continuing to pursue SemGroup’s corporate strategy, including the proposed joint venture with Company A, in tandem with the evaluation of Energy Transfer’s proposal. At the request of the SemGroup board of directors, Jefferies presented its financial analysis of the Energy Transfer proposal based on publicly-available information. The SemGroup board of directors authorized Mr. Conner to further discuss the proposed transaction with Mr. Warren.

On August 19, 2019, Mr. Conner and Mr. Warren spoke via telephone to discuss, among other things, the economic terms of Energy Transfer’s July 12 proposal.

On August 20, 2019, Company A revised the terms of its proposal by reducing the implied value of SemGroup’s assets and modified the structure of the proposed joint venture. Representatives of SemGroup reported Company A’s revised terms of the proposed joint venture to the SemGroup board of directors that same day. Mr. Thomas R. McDaniel instructed representatives of SemGroup’s executive management team and Jefferies to prepare a revised analysis of the proposed joint venture transaction for the SemGroup board of directors to review at a special meeting of the SemGroup board of directors later in August.

That same week, on August 22, 2019, Company C, a private equity firm, reported that Company C had met with a stockholder of SemGroup and, following such discussions, proposed to Mr. Conner that Company C would be willing to acquire SemGroup in a take-private transaction for an indicative value of $16.50 per share of SemGroup common stock, subject to confirmation from Company C’s investment committee. That same day, Mr. Conner reported Company C’s proposal to the SemGroup board of directors. The SemGroup board of directors determined to further evaluate the proposals from Energy Transfer and, if and when received, Company C together with the revised terms of the proposed joint venture with Company A, and other strategic options.

On August 23, 2019, Energy Transfer submitted a revised acquisition proposal that improved Energy Transfer’s initial, July 12, 2019 proposal. Energy Transfer proposed that it would acquire SemGroup for $17.00 per share of SemGroup common stock, which represented a 78.9% premium to SemGroup’s then-current trading price, and that Energy Transfer and SemGroup would enter into a confidentiality agreement to commence sharing certain commercial and legal information. That same day, SemGroup and Energy Transfer executed a confidentiality agreement and began to share certain confidential commercial and legal information.

On August 25, 2019, SemGroup executed a confidentiality agreement with Company C. SemGroup shared certain confidential information with Company C and at the request of the SemGroup board of directors, representatives of Jefferies requested that Company C confirm its oral proposal from August 22.

Each confidentiality and standstill agreement entered into by SemGroup that is described in this section contained customary “standstill” and “don’t ask, don’t waive” provisions, subject to a customary “fall away” provision, which provided that the restrictions in the “standstill” would terminate if, among other things, SemGroup entered into a business combination agreement with a person or group that would result in SemGroup’s common equity holders owning less than 50% of the common or equivalent equity of the surviving entity resulting from such business combination. These standstill provisions also did not prohibit the counterparty from making a non-public proposal to SemGroup.

On August 26, 2019, SemGroup received a non-binding written acquisition proposal from Energy Transfer that clarified certain transaction details including (i) that the consideration would consist of 60% equity and 40% cash, with the equity component reflecting an exchange ratio of 0.7275 Energy Transfer common units per share of SemGroup common stock, and (ii) the assumed redemption of SemGroup preferred stock at 101% premium of the liquidation preference.

On August 27, 2019, at a special meeting, the SemGroup board of directors, together with representatives of the SemGroup executive management team, Kirkland and Jefferies, evaluated Energy Transfer’s revised acquisition proposal. The SemGroup board of directors discussed its view of the strategic alternatives available to SemGroup at the time, including soliciting additional offers, remaining a standalone company, and the timing of evaluating and responding to proposals. Thereafter, the SemGroup board of directors determined that it would not agree to exclusivity with any counterparty at such time. Further, the SemGroup board of directors instructed representatives of Jefferies to proceed with a market check process in order to seek additional indications of value for SemGroup from other counterparties. The SemGroup board of directors also discussed the appropriate framework for evaluating potential offers from different counterparties, including strategic buyers and private equity firms, as well as the potential value achievable from entering into the proposed joint venture transaction with Company A. That same day, representatives of Jefferies contacted a group of strategic and financial counterparties to gauge interest in a strategic transaction, including Company D, a publicly-traded midstream company with operations in the United States; Company E, a publicly-traded midstream company with operations in the United States and Canada; Company F, a private equity firm with a diverse investment profile; Company G, a private equity firm with an energy-industry investment focus; and Company H, a private equity fund with an infrastructure investment focus. That same day, Energy Transfer sent SemGroup a proposed exclusivity agreement.

On August 28, 2019, an energy industry focused private equity firm, Company I, requested the opportunity to submit a proposal with respect to a take-private, or similar, acquisition of SemGroup. Representatives of Jefferies encouraged Company I to do so, though no proposal was ultimately submitted. That same day and acting at the instruction of the SemGroup board of directors, representatives of Jefferies informed representatives of Energy Transfer that SemGroup would not agree to negotiate on an exclusive basis at this time and the parties agreed to a meeting on September 3, 2019 in Dallas, Texas.

On August 29, 2019, Company G submitted a proposal to acquire SemGroup in a take-private transaction for $15.00 per share of SemGroup common stock, which represented a 73.0% premium to SemGroup’s then-

current trading price and proposed the redemption of SemGroup preferred stock at 101% of the liquidation preference. Company G also proposed that SemGroup and Company G enter into exclusive negotiations for 60 days. That same day, Company H indicated that, after finishing its initial review of publicly-available information regarding SemGroup, it would not submit a proposal.

On August 30, 2019, Company C informed representatives of Jefferies that Company C did not receive approval from its investment committee in order to affirm its August 22 oral proposal.

On September 3, 2019, representatives of SemGroup, including members of the SemGroup executive management team, Jefferies, Kirkland and Mr. McDaniel, met with representatives of Energy Transfer, including members of Energy Transfer’s executive management team, BofA Securities, Inc. (“BofA Merrill Lynch”), financial advisor to Energy Transfer, and Latham and Watkins LLP (“Latham”), legal counsel to Energy Transfer, in Dallas, Texas to discuss commercial and financial due diligence matters. Materials were prepared by each respective company and their advisors in order to facilitate the due diligence discussions.

On September 4, 2019, Latham sent a draft of the merger agreement to Kirkland. The draft contemplated, among other things: (i) a reverse triangular merger that would be partially tax-free to SemGroup’s stockholders; (ii) non-solicitation provisions that would allow the SemGroup board of directors, under certain circumstances, to change its recommendation in the event of a superior proposal or intervening event and to terminate the merger agreement to accept a superior proposal; and (iii) an unspecified breakup fee payable by SemGroup in the event the agreement was terminated by SemGroup to accept a superior proposal, or by Energy Transfer following a change in recommendation, or by SemGroup in connection with the entry into an alternative proposal. Members of SemGroup management and representatives of Kirkland discussed and evaluated the terms of the draft merger agreement over the following days. That same day, Energy Transfer provided SemGroup with a due diligence request list.

On September 5, 2019, Company D submitted to Jefferies a non-binding proposal regarding the acquisition of all of the outstanding SemGroup common stock in exchange for Company D stock valued at approximately $12.00 per share, which represented a 37.5% premium to SemGroup’s then-current trading price. Company D’s proposal did not specify treatment of the SemGroup preferred stock. Thereafter, there were no further substantive communications with Company D regarding a potential strategic transaction between SemGroup and Company D.

That same day, SemGroup populated a virtual data room (“VDR”) as well as a physical data room for due diligence purposes. Shortly thereafter, SemGroup opened access to its VDR to Energy Transfer and its legal and financial advisors.

On September 6, 2019, SemGroup received a proposal from Company E offering to acquire SemGroup for an indicative value of $13.50 per share of SemGroup common stock, which represented a 53.1% premium to SemGroup’s then-current trading price but did not indicate whether such consideration would be cash or stock at such time nor the treatment of SemGroup preferred stock.

That same day, SemGroup received a proposal from Company F offering to acquire SemGroup in a take-private transaction (i) for consideration in the range of $13.50 to $15.00 per share of SemGroup common stock, which represented a 53 to 70% premium to SemGroup’s then-current trading price, (ii) that contemplated the redemption of SemGroup preferred stock at 101% of the liquidation preference, and (iii) proposed that SemGroup and Company F enter into exclusive negotiations through October 15, 2019 in furtherance thereof.

That same day, representatives from each of Energy Transfer’s and SemGroup’s executive management teams, Jefferies, Kirkland, BofA Merrill Lynch, and Latham convened via teleconference to participate in due diligence sessions regarding, among other things, human resources and environmental, health and safety matters. The next day, the same group convened via telephone to discuss tax due diligence matters.

Throughout the market check process, representatives of SemGroup and Jefferies posted to the SemGroup board of directors each of the proposals, and declinations to submit any such proposal, to the SemGroup board of directors in substantially real time. The SemGroup board of directors agreed to refrain from an in-depth discussion on any such matters until the SemGroup board of directors convened to evaluate the preliminary results of the market check process.

On September 8, 2019, the SemGroup board of directors held a special meeting and invited representatives from each of SemGroup’s executive management team, Jefferies, and Kirkland to attend. At this meeting, representatives of Jefferies presented, and the SemGroup board of directors reviewed, the preliminary outcome of the market check process and the financial analyses related to the proposals received to date. The SemGroup board of directors decided to (i) pursue negotiation of a definitive acquisition agreement with Energy Transfer on a non-exclusive basis and (ii) provide Company A with the opportunity to make a proposal to acquire SemGroup for additional value or to improve the terms of the proposed joint venture transaction. The SemGroup board of directors authorized Jefferies and Kirkland to continue to hold preliminary meetings and share information under confidentiality and standstill agreements with these and other potential parties to a strategic combination. In addition, the SemGroup board of directors asked to be kept informed of any additional approaches by potential strategic counterparties on a substantially concurrent basis. That same day, representatives of Jefferies contacted Company A to advise per the SemGroup board of directors’ instruction. Later that same day, representatives from each of Energy Transfer’s and SemGroup’s executive management teams, Jefferies, Kirkland, BofA Merrill Lynch, and Latham convened via teleconference to participate in a legal due diligence session.

On September 9, 2019, a large, publicly-traded infrastructure company, Company J, requested from representatives of Jefferies the opportunity to submit a proposal with respect to an acquisition transaction of SemGroup. The representatives of Jefferies encouraged the representatives of Company J to do so. That same day, Messrs. McDaniel and Warren discussed on the phone Energy Transfer’s strategic rationale regarding integration of the SemGroup assets into Energy Transfer’s business together with Energy Transfer’s succession planning strategy.

On September 10, 2019, SemGroup executed a confidentiality agreement with Company E under substantially similar terms as the other confidentiality agreements except that the standstill provision also obligated SemGroup to refrain from solicitation activities in respect of Company E securities. That same day, representatives from each of Energy Transfer’s and SemGroup’s executive management teams, Jefferies, Kirkland, BofA Merrill Lynch, and Latham convened via teleconference to discuss additional commercial due diligence matters. After such discussions, representatives of Energy Transfer confirmed its acquisition proposal of $6.80 in cash and 0.7275 of an ET common unit per share of SemGroup common stock, subject to satisfactory completion of its confirmatory due diligence efforts. Representatives of Jefferies contacted representatives of each of Company E, Company F and Company G and encouraged them to increase their respective offers.

That same evening, Kirkland returned a draft of the merger agreement to Latham reflecting, among other things, (i) broader operational discretion during the pendency of the acquisition transaction in accordance with SemGroup’s fiscal budget and capital expenditure plan, (ii) revisions to certain employee compensation matters, including that SemGroup’s performance share units would vest at target at closing, (iii) a “hell-or-high-water” standard in respect of clearance under United States anti-competition laws, (iv) covenants in respect of Energy Transfer’s obligation to maintain an office in the Tulsa, Oklahoma metropolitan area for two years after closing and to maintain SemGroup’s charitable giving efforts, and (v) a proposed breakup fee equal to 2% of the equity value of SemGroup.

On September 11, 2019 and in response to Jefferies’ encouragement to revise the terms of the proposed joint venture, Company A proposed a transaction that would involve the contribution by SemGroup of most of its crude oil related assets, including the Houston Fuel Oil Terminal Company assets, in exchange for 50% ownership in a newly formed joint venture and cash. These terms reflected a lower ownership percentage and less cash than had been previously proposed by Company A. The SemGroup board of directors received the revised proposed joint venture terms that same day and, in the interest of comparing each potential counterparty’s best and final proposals, the SemGroup board of directors requested that representatives of Jefferies solicit additional merger consideration from Energy Transfer. On that same day, representatives of Jefferies conducted a financial due diligence session with representatives of Energy Transfer. On September 12, 2019, SemGroup executed a confidentiality agreement with each of Company F and Company G. That same day, Company J communicated to representatives of Jefferies that it declined to submit a proposal with respect to the acquisition of SemGroup, and Company E increased its proposed valuation to $14.25 per share of SemGroup common stock, which represented a 46.2% premium to SemGroup’s then-current trading price. That same day, representatives of Jefferies contacted representatives of Energy Transfer to negotiate for additional merger consideration. Energy Transfer declined to increase its offer of September 10th but reaffirmed its acquisition proposal of $6.80 in cash and 0.7275 an ET common unit per share of SemGroup common stock.

On September 12, 2019, Latham returned a draft of the merger agreement to Kirkland. The draft reflected, among other things, a breakup fee equal to 6% of the equity value of SemGroup, certain carve-outs and exclusions to the “hell-or-high-water” provision and reserved comment in respect of certain employee compensation matters pending additional information regarding the treatment thereof.

On September 13, 2019, in discussions between representatives of Jefferies and the applicable company, Company F indicated that, subject to incremental due diligence, it would be positioned to offer consideration to SemGroup’s stockholders at the high end of its September 6 proposal, while Company G indicated that it would not improve the terms of its August 29 proposal.

Throughout the balance of the market check process, representatives of Jefferies and SemGroup’s executive management team informed the SemGroup board of directors of the status of discussions. At no point prior to announcement of the proposed acquisition transaction with Energy Transfer did representatives of Jefferies disclose to a potential counterparty that the market check process had completed or otherwise preclude an increased proposal. As in the preliminary stages of the market check process, the SemGroup board of directors refrained from making decisions until the SemGroup board of directors had the benefit of the full results of the market check process, and the legal and financial analysis thereof, and any revisions to the terms of the proposed joint venture with Company A.

On September 13, 2019, the SemGroup board of directors convened telephonically to discuss the status of the market check process as well as the definitive documentation with Energy Transfer. Representatives of Jefferies (i) summarized that the market check process was unable to generate a higher valuation and that Energy Transfer’s offer, as delineated on September 10, 2019, remained the proposal that would generate the highest value to stockholders, (ii) summarized that SemGroup received indications of interest from Company D for $12.00 per share, Company E for $14.25 per share, Company F for $13.50 to $15.00 per share, Company G for $15.00 per share, and Energy Transfer for an aggregate value of $17.00 per share, and (iii) disclosed de minimis conflicts of both Jefferies and members of the deal team, which the SemGroup board of directors determined to be immaterial both individually and in the aggregate. Representatives of Jefferies discussed various aspects of the potential transaction, including, without limitation, (w) a situation update and a summary of key transaction terms proposed by each potential counterparty that submitted a proposal, (x) an overview and sensitivity analysis of valuation assumptions in respect of Energy Transfer’s proposal, (y) an overview of the valuation analyses of Energy Transfer and SemGroup, followed by detail regarding public market trading multiples, discounted cash flow analyses, and (z) a comparison of broker research target price estimates for ET and SemGroup. The SemGroup board of directors discussed the merits of the transaction and the financial analyses provided by Jefferies, together with the value to SemGroup’s stockholder expected to be achieved if the transaction were consummated. At the request of Mr. McDaniel, Kirkland reiterated the SemGroup board of directors’ fiduciary duties in respect of its consideration of a strategic transaction of this nature and discussed the timing of the proposed acquisition transaction with Energy Transfer. Kirkland also summarized the status of negotiations with Energy Transfer with respect to the merger agreement, including, (a) a proposed private letter ruling regarding the partially tax-free nature of the transaction, (b) treatment of the SemGroup preferred stock in compliance with the terms of the certificate of designations governing the terms thereof, (c) SemGroup’s non-solicitation obligations, including the prohibition against SemGroup soliciting an acquisition proposal during the pendency of the merger, (d) the break-up fee, (e) the “hell-or-high-water” standard and burden of risk in respect of clearance under United States anti-competition laws, and (f) the negative operating covenants during the pendency of the merger, including in respect of employee retention matters and charitable giving commitments.

Throughout the day on September 14, 2019, Energy Transfer and SemGroup agreed on the remaining key terms with respect to the merger agreement, including the treatment of the SemGroup preferred stock, certain covenants in respect of the interim operating period, the “hell-or-high-water” provision, the value of the breakup fee and expense reimbursement. Representatives of each of Kirkland and Latham exchanged drafts of the merger agreement.

Later that evening, Latham provided to representatives of Kirkland and SemGroup, a draft support agreement to be executed by WP SemGroup, the beneficial holder of approximately 85.7% of the SemGroup preferred stock, whereby WP SemGroup would agree to, among other things, vote all of the shares in SemGroup that it owns as of the record date for the SemGroup stockholder meeting (i) in favor of the adoption of the merger agreement, (ii) against any alternative acquisition proposal, and (iii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement. In addition, the draft support agreement contemplated that WP SemGroup and SemGroup would amend the Certificate of Designations such that the preferred stockholders could elect to receive cash in an amount equal to 101% of the liquidation preference of the preferred stock in connection with the merger and that WP SemGroup would agree to make such an election.

On September 15, 2019, legal counsel to WP SemGroup returned a draft of the support agreement to Latham reflecting, among other things, revised covenants related to voting and transfer restrictions, and the parties’ termination rights with respect to the support agreement.

Also on September 15, 2019, the ET board of directors held a special meeting to approve the merger, the merger agreement and the related transactions. After discussion, the merger, the merger agreement and the related transactions were unanimously approved and adopted by the ET board of directors.

That same day, the SemGroup board of directors convened a special meeting to discuss the proposed acquisition transaction with Energy Transfer, including the proposed final terms of the merger agreement. Representatives of Kirkland made a presentation to the SemGroup board of directors with respect to various matters, including, without limitation, (i) the board’s fiduciary duties in connection with its consideration of the transaction, (ii) an overview of the key terms of the merger agreement, including the compensation committee’s determination in respect of employee matters, (iii) an overview of the non-solicitation provisions of the merger agreement, (iv) the proposed support agreement by WP SemGroup, majority holder of the SemGroup preferred stock, (v) an illustrative timeline for the transaction from signing to closing, assuming the SemGroup board of directors approved the acquisition transaction, (vi) an update of SemGroup’s legal due diligence efforts, and (vii) a summary of the resolutions to come before the board in connection with the proposed acquisition transaction. Jefferies then provided a fairness presentation and responded to questions from the SemGroup board of directors. Thereafter, Jefferies orally rendered its fairness opinion to the SemGroup board of directors that, as of September 15, 2019, and based upon and subject to the assumptions made and limitations to be set forth in the opinion, the merger consideration to be received by the holders of SemGroup common stock (other than SemGroup and its affiliates) pursuant to the merger agreement is fair, from a financial point of view. Jefferies subsequently confirmed its fairness opinion in writing. After discussion, the SemGroup board of directors unanimously (i) determined that the merger agreement and transactions contemplated thereby, were advisable and in the best interests of SemGroup and its stockholders, (ii) approved the execution and delivery of the merger agreement, the performance by SemGroup of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted to SemGroup stockholders at a special meeting of stockholders for its adoption, (iv) resolved to recommend that SemGroup stockholders approve the merger agreement and transactions contemplated thereby, including the merger, and (v) approved other matters related to the merger agreement.

That evening, representatives of each of Kirkland and Latham finalized the merger agreement, disclosure schedules and ancillary documents, following which SemGroup and Energy Transfer executed and delivered the merger agreement that same day. Contemporaneously with the execution of the merger agreement, SemGroup, Energy Transfer and WP SemGroup executed the support agreement and SemGroup executed the Certificate of Designations.

Prior to the opening of U.S. stock markets on September  16, 2019, each of SemGroup and Energy Transfer issued a news release announcing the proposed acquisition transaction.

Recommendation of the SemGroup Board of Directors and Reasons for the Merger

On September 15, 2019, the SemGroup board of directors unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, SemGroup and its stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (c) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (d) resolved to recommend adoption of the merger agreement by the SemGroup stockholders, and (e) directed that the merger agreement be submitted to the stockholders of SemGroup for its adoption. The SemGroup board of directors unanimously recommends that holders of SemGroup common stock vote “FOR” the SemGroup merger proposal and “FOR” the SemGroup compensation advisory proposal and “FOR” the SemGroup adjournment proposal.

In the course of reaching its determinations and recommendations, the SemGroup board of directors consulted with SemGroup’s senior management and its outside legal and financial advisors and considered several potentially positive factors that weighed in favor of the merger, including the following (not necessarily presented in order of relative importance):

•	Aggregate Value and Composition of the Consideration.

•

The fact that the merger consideration has an implied value per share of SemGroup common stock of $17.00, based on the closing price of ET common units as of September 13, 2019 (the last trading day prior to the approval of the merger agreement), and represented a premium of approximately 65.0% to the closing share price of SemGroup common stock on September 13, 2019, which the SemGroup board of directors regarded as an attractive valuation relative to other transactions and peer comparisons;

•

The fact that the benefits that SemGroup was able to obtain as a result of negotiations with Energy Transfer, including an increase in the price per share from the time of initial discussions with Energy Transfer to the final implied value of $17.00 per share of SemGroup common stock, and the SemGroup board of directors’ belief that this was the highest price per share that Energy Transfer would be willing to pay;

•

The fact that the cash portion of the merger consideration provides SemGroup stockholders with immediate certainty of value while the equity component of the merger consideration offers SemGroup stockholders the opportunity to participate in the future earnings and growth of Energy Transfer;

•

The belief that, giving regard to the extensive strategic review process undertaken by SemGroup as part of the market check process, it is unlikely that any other party or parties would be prepared to pay a higher price to acquire SemGroup at this time;

•	Synergies and Strategic Considerations

•	The belief of the SemGroup board of directors that Energy Transfer’s strategy for immediate integration of the SemGroup assets will maximize return on its asset base;

•

The belief that the ET board of directors’ familiarity with and understanding of SemGroup’s business, results of operations, financial and market position, and its expectations concerning SemGroup’s future prospects will continue to drive value with respect to SemGroup’s assets;

•

The SemGroup board of directors’ ongoing evaluation of strategic alternatives for maximizing shareholder value over the long term, including the SemGroup executive management team’s stand-alone plan or proposed joint venture opportunity, and the potential risks, rewards and uncertainties associated with such alternatives, and the SemGroup board of directors’ belief that the proposed transaction with Energy Transfer was the most attractive option available to SemGroup stockholders;

•	The belief that the merger would improve the cost of capital and expand the scale, operational diversity and geographic footprint of the combined company;

•

The fact that both Energy Transfer and SemGroup are focused on investing in innovation and technology, and the belief that the combined company will be able to develop and implement technologies more economically and efficiently and deploy those technologies across a broader base of assets;

•

The belief that the combined company’s geographic and customer diversification, enhanced assets and stronger financial position will provide for greater access to the capital markets and improve the combined company’s competitiveness going forward;

Opinion of Financial Advisor

•

The fact that Jefferies delivered a written opinion that, as of the date of the opinion and based upon and subject to the assumptions made and limitations set forth in the opinion, the merger consideration to be received by the holders of SemGroup common stock (other than SemGroup and its affiliates) pursuant to the merger agreement is fair, from a financial point of view;

Likelihood of Completion of the Transaction

•

The belief that the transaction will be consummated prior to June 30, 2020, or September 30, 2020 if extended under certain specified circumstances, due to the limited number and customary nature of the closing conditions as well as Energy Transfer’s affirmative obligation to take, or cause to be taken, any and all steps and undertakings in respect of requirements under applicable regulations so as to enable closing to occur as promptly as practicable;

•

The fact that WP SemGroup, which owned 85.7% of the voting power of the SemGroup preferred stock and 11.15% of the voting power of the SemGroup common stock and SemGroup preferred stock on an as-converted basis, voting as a single class, as of September 15, 2019, supports the merger, as evidenced by its execution of the support agreement;

Favorable Terms of the Merger Agreement

•

The belief that, in coordination with SemGroup’s legal advisors, the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable;

•

The fact that SemGroup has the ability, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal; and

•	The fact that the SemGroup board of directors has the ability to terminate the merger agreement under certain circumstances, including to enter into an agreement providing for a superior proposal, subject to certain conditions (including payment of a breakup fee and an expense reimbursement to Energy Transfer and certain rights of Energy Transfer, giving it the opportunity to match such superior proposal).

The SemGroup board of directors also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the merger and the merger agreement, including the following (not necessarily presented in order of relative importance):

•

The fact that the exchange ratio in the merger agreement provides for a fixed number of ET common units, and, as such, SemGroup stockholders cannot be certain at the time of the special meeting of the market value of the merger consideration they will receive, and the possibility that SemGroup stockholders could be adversely affected by a decrease in the trading price of ET common units before the closing of the merger;

•

The fact that the market price of SemGroup common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting SemGroup; (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider SemGroup to be an unattractive acquisition candidate; and (iii) the possible sale of SemGroup common stock by short-term investors following an announcement that the merger agreement was terminated;

•

The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of SemGroup’s business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby;

•

The potential challenges and difficulties in integrating the operations of SemGroup into Energy Transfer and the risk that the anticipated cost savings and operational and other synergies between the two companies, or other anticipated benefits of the merger, might not be realized, may only be achieved over time or might take longer to realize than expected;

•

The fact that SemGroup would be required to (i) pay Energy Transfer a breakup fee of $54.5 million if the SemGroup board of directors were to terminate the merger agreement in order for SemGroup to enter into a superior proposal, should one be made or (ii) reimburse Energy Transfer for up to $27.25 million of its expenses in certain circumstances, including if the SemGroup stockholders do not approve the merger agreement. The SemGroup board of directors believed that the breakup fee and expense reimbursement amount are consistent with comparable transactions and would not be preclusive of other offers. In addition, if the merger agreement is terminated, SemGroup will generally be required to pay its own expenses associated with the transaction;

•

The fact that there are restrictions in the merger agreement on SemGroup’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied;

•

The fact that the restrictions on SemGroup’s conduct of business prior to completion of the transaction could delay or prevent SemGroup from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the transaction; and

•

The SemGroup board of directors considered risks of the type and nature described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 27 and 21, respectively.

After taking into account the factors set forth above, as well as others, the SemGroup board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction to SemGroup stockholders.

The foregoing discussion of factors considered by SemGroup is not intended to be exhaustive but summarizes the material factors considered by the SemGroup board of directors. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the transaction, SemGroup did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the SemGroup board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The SemGroup board of directors based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, SemGroup’s senior management and the SemGroup board of directors’ outside legal and financial advisors.

In considering the recommendation of the SemGroup board of directors to approve the merger agreement, holders of SemGroup common stock should be aware that the executive officers and directors of SemGroup have certain interests in the transaction that may be different from, or in addition to, the interests of SemGroup stockholders generally. See the section entitled “—Interests of SemGroup’s Directors and Executive Officers in the Merger” beginning on page 54.

It should be noted that this explanation of the reasoning of the SemGroup board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

Opinion of SemGroup’s Financial Advisor

The SemGroup board of directors retained Jefferies as its financial advisor in connection with, among other things, the merger. At a meeting of the SemGroup board of directors on September 15, 2019, Jefferies rendered its opinion, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as set forth in its opinion, the merger consideration to be received by the Public Common Stock Holders pursuant to the merger agreement was fair, from a financial point of view, to the Public Common Stock Holders.

The full text of the written opinion of Jefferies, dated as of September 15, 2019, is attached hereto as Annex C. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. SemGroup encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the SemGroup board of directors (in its capacity as such) and addresses only the fairness from a financial point of view, of the merger consideration to be received by the Public Common Stock Holders pursuant to the merger agreement to such Public Common Stock Holders. It does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to SemGroup, nor does it address the underlying business decision by SemGroup to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any securityholder should vote on the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated September 15, 2019 of the merger agreement;

•	reviewed certain publicly available financial and other information regarding SemGroup;

•	reviewed certain publicly available financial and other information regarding Energy Transfer;

•	reviewed certain information furnished to Jefferies by the management of SemGroup and Energy Transfer, including financial forecasts and estimates and analyses provided by the management of

SemGroup and Energy Transfer, relating to the business, operations and prospects of each of SemGroup and Energy Transfer, respectively;

•	held discussions with members of the senior management of SemGroup and Energy Transfer concerning the matters described above;

•	held discussions, at the direction of the SemGroup board of directors with selected third parties to solicit indications of interest in the possible acquisition of all or a part of SemGroup;

•

reviewed the unit trading price history and valuation multiples for SemGroup and Energy Transfer and compared them with those of certain publicly traded entities that Jefferies deemed relevant in evaluating SemGroup and Energy Transfer;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but assumed no responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was (i) supplied or otherwise made available by or on behalf of SemGroup or Energy Transfer, (ii) publicly available to Jefferies (including, without limitation, the information described above) or (iii) otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of SemGroup and Energy Transfer and other representatives of SemGroup and Energy Transfer that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading or of any relevant information that was omitted or undisclosed to Jefferies. In Jefferies’ review, Jefferies did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of SemGroup, Energy Transfer or any other entity, and Jefferies was not furnished with, and assumed no responsibility to obtain or conduct, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. SemGroup informed Jefferies, however, and Jefferies assumed, that such financial forecasts and estimates relating to SemGroup that Jefferies was directed to use for purposes of its analyses and opinion were reasonably prepared on bases reflecting the best then-available estimates and good faith judgments of the management of SemGroup as to the future financial performance of SemGroup and the other matters covered thereby. With respect to the financial forecasts and estimates relating to Energy Transfer that the management of Energy Transfer provided to Jefferies and confirmed as appropriate for use in Jefferies’ analyses with respect to Energy Transfer, Jefferies was informed by Energy Transfer, and Jefferies assumed, that such financial forecasts and estimates are a reasonable basis upon which to evaluate Energy Transfer. Jefferies expressed no opinion as to the respective financial forecasts of SemGroup or Energy Transfer or the assumptions on which they are made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. Jefferies’ opinion noted that the credit, financial and stock markets, and the industry in which SemGroup and Energy Transfer operate, have experienced and may continue to experience volatility and Jefferies expressed no view or opinion as to any potential effects of such volatility on SemGroup, Energy Transfer or the merger.

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting SemGroup, Energy Transfer or the merger, and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion, SemGroup, Energy Transfer or the merger of all legal, regulatory, accounting and tax advice given to SemGroup or the SemGroup board of directors, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the merger, the merger agreement and related documents. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any Public Common Stock Holder. Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies, and when signed by the parties thereto, would not differ from the last draft reviewed by Jefferies in any respect meaningful to its analyses or opinion. Jefferies also assumed that the merger and related transactions will be consummated in compliance with all applicable laws, documents and other requirements, in accordance with their terms without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to its analyses or opinion and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the merger and related transactions, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SemGroup, Energy Transfer, the merger or the contemplated benefits of the merger.

Jefferies’ opinion noted that the opinion was for the use and benefit of the SemGroup board of directors (in its capacity as such) in its evaluation of the merger. Jefferies was not requested to, and Jefferies did not, participate in the structuring of the merger. Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to SemGroup, nor did it address the underlying business decision by SemGroup to engage in the merger, the terms of the merger agreement or the documents referred to therein, including the form or structure of the merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. Jefferies’ opinion does not constitute a recommendation as to how any securityholder or any other person should vote on or act with respect to the merger or any other matter. Jefferies’ opinion was limited to the fairness to Public Common Stock Holders, from a financial point of view, of the merger consideration, without regard to individual circumstances of specific holders of such units that may distinguish such holders or the securities of SemGroup held by such holders, and Jefferies was not asked to address, and its opinion did not address, the fairness, financial or otherwise, to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of SemGroup, other than Public Common Stock Holders. Furthermore, Jefferies expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable or to be received by any officers, directors or employees of any parties to the merger or merger agreement, or any class of such persons, in connection with the merger relative to the merger consideration or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of the merger consideration’s actual value. Accordingly, the conclusions reached by Jefferies were based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond SemGroup’s, Energy Transfer’s and Jefferies’ control. The analyses performed by Jefferies were not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of SemGroup common stock and per unit value of ET common units does not purport to be an appraisal or to reflect the prices at which the SemGroup common stock or ET common units may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the merger consideration to be received by the Public Common Stock Holders pursuant to the merger agreement to such Public Common Stock Holders, and were provided to the SemGroup board of directors in connection with the delivery of Jefferies’ opinion.

The merger consideration to be received by the Public Common Stock Holders pursuant to the merger agreement was determined through negotiation between SemGroup and Energy Transfer, and the decision by SemGroup to enter into the merger agreement was solely that of the SemGroup board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the SemGroup board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the SemGroup board of directors or the management of SemGroup with respect to the merger or the merger consideration.

Analysis of the Merger Consideration

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that was presented to the SemGroup board of directors on September 15, 2019. The financial analyses summarized below include information presented in tabular format. In order to understand fully Jefferies’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the Jefferies’ analyses. Considering the data described below without considering the full narrative description of Jefferies’ analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ analyses.

Jefferies expressly consented to the inclusion in the entirety of its opinion as Annex C.

Implied Premia Analysis

Jefferies calculated and compared certain implied transaction premia using the closing price for the shares of SemGroup common stock on September 13, 2019, the closing price for the shares of ET common units on September 13, 2019, and the implied value of the merger consideration to be paid by Energy Transfer for each share of SemGroup common stock pursuant to the merger agreement. For purposes of its analysis, Jefferies calculated an implied value for the merger consideration of $17.00, referred to as the implied merger consideration value, by adding (i) an implied value for the unit consideration per share (calculated by multiplying the exchange ratio of 0.7275 pursuant to the merger agreement by $14.02, the closing price for the ET common units on September 13, 2019), and (ii) the cash consideration of $6.80 per SemGroup share. Jefferies calculated the premium represented by the implied merger consideration value of $17.00 per share of SemGroup common stock relative to:

•	$10.28, the closing price of the shares of SemGroup common stock on September 13, 2019, referred to as the SemGroup current closing price;

•	$9.16, the volume weighted average price, referred to as the VWAP, of shares of SemGroup common stock over the 10-trading-day period ended September 13, 2019, referred to as the SemGroup 10-day VWAP;

•	$9.08, the VWAP of shares of SemGroup common stock over the 20-trading-day period ended September 13, 2019, referred to as the SemGroup 20-day VWAP;

•	$9.43, the VWAP of shares of SemGroup common stock over the 30-trading-day period ended September 13, 2019, referred to as the SemGroup 30-day VWAP;

•	$23.20, the highest closing trading price of shares of SemGroup common stock over the 52-week period ended September 13, 2019, referred to as the SemGroup 52-week high;

•	$8.21, the lowest closing trading price of shares of SemGroup common stock over the 52-week period ended September 13, 2019, referred to as the SemGroup 52-week low; and

•	$12.00, the median Wall Street research price targets of shares of SemGroup common stock, referred to as the SemGroup median consensus share price target.

The results of these calculations are as follows:

SemGroup Reference Share Price	Implied Premium Represented by the Implied Merger Consideration Value of $17.00 per SemGroup Share
SemGroup current closing price of $10.28	65.4%
SemGroup 10-day VWAP of $9.16	85.6%
SemGroup 20-day VWAP of $9.08	87.3%
SemGroup 30-day VWAP of $9.43	80.3%
SemGroup 52-Week high of $23.20	(28.6)%
SemGroup 52-Week low of $8.21	109.9%
SemGroup median consensus of $12.00	41.7%

Selected Public Companies Analysis

Using publicly available information, selected analyst reports and information provided by SemGroup and Energy Transfer, Jefferies analyzed (i) the selected financial data of SemGroup with similar data of ten crude oil and refined products public companies that Jefferies judged to be comparable to SemGroup for purposes of its valuation analysis and (ii) the selected financial data of Energy Transfer with similar data of six large cap pipeline public companies that Jefferies judged to be comparable to Energy Transfer for purposes of its valuation analysis. These companies, which are referred to as comparable public companies, were selected because they were deemed to be similar to SemGroup or Energy Transfer, as applicable, in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the comparable public companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of business and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. The comparable public companies were:

Comparable public companies with respect to SemGroup:

•	Enbridge Inc.

•	Plains All American Pipeline, L.P.

•	Magellan Midstream Partners, L.P.

•	Phillips 66 Partners LP

•	Shell Midstream Partners, L.P.

•	Tallgrass Energy, LP

•	NuStar Energy L.P.

•	Holly Energy Partners, L.P.

•	PBF Logistics LP

•	Delek Logistics Partners, LP

Comparable public companies with respect to Energy Transfer:

•	Enterprise Products Partners L.P.

•	Kinder Morgan, Inc.

•	The Williams Companies, Inc.

•	MPLX LP

•	Plains All American Pipeline, L.P.

•	Magellan Midstream Partners, L.P.

No comparable public company utilized in the comparable public companies analysis is identical to SemGroup or Energy Transfer. In evaluating the selected comparable public companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SemGroup’s, Energy Transfer’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

In its analysis, Jefferies derived and compared distribution yields for SemGroup, Energy Transfer and the selected comparable public companies as of September 13, 2019. This analysis indicated the following average and median reference ranges for the benchmarks as set forth below:

SemGroup – Comparable Public Companies	Average	Median
Current Distribution Yield	8.4%	8.4%
2020E Distribution Yield	8.8%	8.7%

Energy Transfer – Comparable Public Companies
Current Distribution Yield	6.5%	6.2%
2020E Distribution Yield	7.1%	6.6%

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, Jefferies determined implied per share of SemGroup common stock value ranges and implied per ET common unit value ranges as follows:

Benchmark	SemGroup Range	Implied per share of SemGroup common stock Value Range	Energy Transfer Range	Implied per ET common unit Value Range
Current Distribution Yield	11.5% – 10.5%	$16.43 – $18.00	8.0% – 7.0%	$15.25 – $17.43
2020E Distribution Yield	12.5% – 11.5%	$15.12 – $16.43	8.5% – 7.5%	$14.35 – $16.27

Using the implied per share of SemGroup common stock value ranges and implied per ET common unit value ranges (multiplied by the exchange ratio), plus the per share cash amount, Jefferies determined ranges of the implied exchange ratio of the value per share of SemGroup common stock to such total merger consideration as follows:

Benchmark	Implied Exchange Ratio Range
Current Distribution Yield	0.844x – 1.006x
2019E Distribution Yield	0.811x – 0.953x

In its analysis, Jefferies also derived and compared multiples of enterprise value to adjusted EBITDA for SemGroup, Energy Transfer and the selected comparable public companies as of September 13, 2019. This analysis indicated the following average and median reference ranges for the benchmarks as set forth below:

SemGroup – Comparable Public Companies	Average	Median
EV / 2019E EBITDA	11.7x	11.8x
EV / 2020E EBITDA	11.0x	11.1x

Energy Transfer – Comparable Public Companies
EV / 2019E EBITDA	11.2x	11.1x
EV / 2020E EBITDA	10.7x	10.4x

Using the reference ranges for the benchmarks set forth below, which ranges were selected by Jefferies in its professional judgment, Jefferies determined implied per share of SemGroup common stock value ranges and implied per ET common unit value ranges as follows:

Benchmark	SemGroup Range	Implied per share of SemGroup common stock Value Range	Energy Transfer Range	Implied per ET common unit Value Range
EV / 2019E EBITDA	10.5x – 12.5x	$7.81 – $18.09	9.0x –11.0x	$15.03 – $23.59
EV / 2020E EBITDA	10.0x – 12.0x	$13.10 – $24.95	8.5x – 10.5x	$13.18 – $21.81

Using the implied per share of SemGroup common stock value ranges and implied per ET common unit value ranges (multiplied by the exchange ratio), plus the per share cash amount, Jefferies determined ranges of the implied exchange ratio of the value of per share SemGroup common stock to such total merger consideration as follows:

Benchmark	Implied Exchange Ratio Range
EV / 2019E EBITDA	0.326x – 1.020x
EV / 2020E EBITDA	0.578x – 1.522x

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of cash available for dividends of SemGroup and distributable cash flow of Energy Transfer from calendar year 2020 through calendar year 2024 using financial projections provided by SemGroup and Energy Transfer, discount rates of 10.77% and 9.77% with respect to SemGroup, discount rates of 10.15% and 9.15% with respect to Energy Transfer, terminal yield values of 12.50% and 11.50% with respect to SemGroup and terminal yield values of 8.50% and 7.50% with respect to Energy Transfer.

The discounted cash flow analysis indicated a range of implied present values per share of SemGroup common stock of $18.99 to $20.47 and a range of implied present values per ET common unit of $18.00 to $19.97. Using the implied SemGroup common stock value ranges and implied per ET common unit value ranges (multiplied by the exchange ratio), plus the per share cash amount, Jefferies determined a range of implied exchange ratios of the value per share of SemGroup common stock to such total merger consideration of 0.890x to 1.029x.

Selected Transactions Analysis

Using publicly available information, Jefferies analyzed the premiums offered in ten selected comparable mergers announced since January 2013, which are collectively referred to as the selected comparable transactions:

Date	Buyer	Seller
05/10/19	IFM Global Infrastructure Fund	Buckeye Partners LP
08/29/17	Zenith Energy Inc.	Arc Logistics Partners L.P.
05/18/17	Energy Transfer Partners	PennTex Midstream Partners
09/06/16	Enbridge, Inc.	Spectra Energy Corp.
07/13/15	MPLX LP	MarkWest Energy Partners LP
11/12/14	Enterprise Products Partners L.P.	Oiltanking Partners L.P.
10/13/14	Targa Resources Partners LP	Atlas Energy L.P.
10/10/13	Regency Energy Partners	PVR Partners
05/06/13	Inergy Midstream	Crestwood Midstream Partners
01/29/13	Kinder Morgan Energy Partners L.P.	Copano Energy, L.L.C.

For each of the selected comparable transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing unit or share price one trading day, seven trading days and 30 trading days prior to the transaction’s announcement. The analysis indicated the following premiums for those time periods prior to announcement:

Time Period Prior to Announcement	75th Percentile	Mean	Median	25th Percentile
1 Trading Day	25.2%	19.1%	16.6%	14.6%
7 Trading Days Average	24.1%	19.0%	18.3%	13.1%
30 Trading Days Average	23.5%	17.1%	15.9%	11.1%

Using the reference ranges for each of the 25th percentile to the 75th percentile premiums for each of the transaction categories listed above, Jefferies performed a premiums paid analysis using the closing prices of the SemGroup common stock one trading day, seven trading days and 30 trading days prior to September 13, 2019. This analysis indicated a range of implied prices for SemGroup common stock of $10.62 to $12.87. Using the implied prices for SemGroup common stock and the closing price per ET common unit on September 13, 2019, Jefferies calculated the range of implied exchange ratios per share of SemGroup common stock to each ET common unit of 0.757x to 0.918x.

General

Jefferies’ opinion was one of many factors taken into consideration by the SemGroup board of directors in making its determination to approve the merger and should not be considered determinative of the views of the SemGroup board of directors or SemGroup management with respect to the merger or the merger consideration.

Jefferies was selected by the SemGroup board of directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

SemGroup has paid Jefferies a fee of approximately $4,500,000, (i) $250,000 of which was paid upon the execution of its engagement letter and $250,000 of which was paid each month for the following 5 months and (ii) $3,000,000 of which was paid upon delivery of Jefferies’ opinion. SemGroup also agreed to pay Jefferies an additional fee of $1,500,000 upon closing of the merger. SemGroup has also agreed to reimburse Jefferies for certain expenses incurred. SemGroup has also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. Jefferies has not, in the past two years, provided financial advisory and/or financing services to SemGroup or Energy Transfer. Jefferies did not, as of the date of its opinion, maintain a market in the securities of SemGroup or Energy Transfer, but in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of SemGroup or Energy Transfer for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, in the future Jefferies may seek to provide financial advisory and financing services to Energy Transfer or entities that are affiliated with Energy Transfer, for which Jefferies would expect to receive compensation. Jefferies’ opinion was furnished for the use and benefit of the SemGroup board of directors in connection with its consideration of the merger and was not intended to be used for any other purpose, without Jefferies’ prior written consent.

Energy Transfer’s Reasons for the Merger

The merger between Energy Transfer and SemGroup will increase Energy Transfer’s scale across multiple regions and provide increased connectivity for Energy Transfer’s crude oil and NGL transportation businesses. In evaluating the merger, the ET board of directors consulted with Energy Transfer’s management and legal and financial advisors. The ET board of directors determined the merger to be in the best interests of Energy Transfer based on, among other factors, its belief that the merger will:

Enhance Energy Transfer’s Crude Oil and NGL Businesses. Energy Transfer believes that the acquisition will significantly enhance its crude oil transportation, terminalling and export capabilities. In particular, the acquisition of the Houston Fuel Oil Terminal (“HFOTCO”) will provide Energy Transfer’s customers with a world class crude oil terminal on the Houston Ship Channel with 18.2 million barrels of crude oil storage capacity, five deep-water ship docks and seven barge docks. Energy Transfer expects to construct an approximately 75-mile crude oil pipeline to provide a strategic connection between HFOTCO and Energy Transfer’s Nederland terminal, which are two of the largest crude oil terminals in the U.S. Further, Energy Transfer expects the merger will expand its crude oil and NGL infrastructure in the Rockies and in the Mid-Continent region by adding crude oil gathering assets in the DJ Basin in Colorado and the Anadarko Basin in Oklahoma and Kansas, as well as crude oil and NGL pipelines connecting the DJ Basin and Anadarko Basin with crude oil terminals in Cushing, Oklahoma.

Increase Fee-Based Revenues. Energy Transfer expects that the merger will result in increased fee-based cash flows from fixed-fee contracts.

Accretive to Cash Flow. The merger is expected to be accretive to Energy Transfer’s distributable cash flow per ET common unit, both immediately and over the long-term.

Create Synergies and Cost Savings. Energy Transfer expects the combination of Energy Transfer’s significant infrastructure with SemGroup’s complementary assets will allow the combined company to pursue additional commercial opportunities, enhance Energy Transfer’s ability to serve customers and achieve cost savings.

Maintain Investment Grade Status. While enhancing Energy Transfer’s growth profile, Energy Transfer does not believe the merger will compromise Energy Transfer’s investment grade credit metrics.

SemGroup Unaudited Prospective Financial Information

SemGroup does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, SemGroup’s management prepared certain unaudited internal financial forecasts with respect to SemGroup, which were provided to the

SemGroup board of directors in connection with their evaluation of the proposed merger. Such forecasts were also provided to Jefferies for its use and reliance in connection with its financial analysis and opinion described in the section entitled “– Opinion of SemGroup’s Financial Advisor.” The inclusion of this information should not be regarded as influential on your decision whether to vote for or against the merger proposal or as an indication that any of SemGroup, Energy Transfer, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions that were deemed to be reasonable as of the respective dates, but are inherently uncertain and may be beyond the control of SemGroup’s management. These assumptions include, but are not limited to, SemGroup’s and Energy Transfer’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. SemGroup and Energy Transfer can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized.

In addition, since the unaudited prospective financial information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to SemGroup’s business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this proxy statement/prospectus entitled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither SemGroup’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to SemGroup contained in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of SemGroup, and such report does not extend to the projections included below and should not be read to do so. The unaudited prospective financial information set forth in this section of this proxy statement/prospectus entitled “SemGroup Unaudited Prospective Financial Information” has been prepared by, and is the responsibility of, SemGroup’s management.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. SemGroup and Energy Transfer can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, SemGroup and Energy Transfer do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account all the possible financial and other effects on SemGroup or Energy Transfer of the merger, the effect on SemGroup or Energy Transfer of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on SemGroup or Energy Transfer of any possible failure of the merger to occur. None of SemGroup, Energy Transfer, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any SemGroup or Energy Transfer stockholder or other person regarding SemGroup’s or Energy Transfer’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by SemGroup, Energy Transfer, their respective advisors or any other person that it is viewed as material information of SemGroup or Energy Transfer, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote in favor of the merger proposal or any other proposal to be considered at the special meeting, but is being provided solely because it was made available to the SemGroup board of directors and SemGroup’s financial advisor in connection with the merger.

In light of the foregoing, and considering that the special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, SemGroup’s stockholders are cautioned not to place undue reliance on such information, and SemGroup urges all SemGroup stockholders to review SemGroup’s most recent SEC filings for a description of SemGroup’s reported financial results and Energy Transfer’s most recent SEC filings for a description of Energy Transfer’s reported financial results. See the section entitled “Where You Can Find More Information.”

The following table presents selected unaudited prospective financial data for the fiscal years ending 2018 through 2022.

	2019E	2020E	2021E	2022E
	($ in millions)
Adjusted EBITDA	$413	$476	$521	$624
Cash Available for Dividends	$142	$152	$170	$219

For purposes of the unaudited prospective financial information presented herein, Adjusted EBITDA is calculated as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization and adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods.

For purposes of the unaudited prospective financial information presented herein, cash available for dividend is calculated as Adjusted EBITDA less interest expense, cash taxes, maintenance capital expenditures, preferred distributions and non-controlling interests.

Interests of SemGroup’s Directors and Executive Officers in the Merger

In considering the recommendation of the SemGroup board of directors that you vote to approve and adopt the merger agreement and the merger, you should be aware that aside from their interests as SemGroup stockholders, SemGroup’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other SemGroup stockholders generally. The members of SemGroup’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the SemGroup stockholders that the merger agreement and the merger be adopted. See the section above entitled “– Background of the Merger,” and the section entitled “–Recommendation of the SemGroup Board of Directors and Reasons for the Merger.” SemGroup’s stockholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Equity-Based Awards

Under the merger agreement equity-based awards held by SemGroup directors and executive officers as of the effective time of the merger will be treated at the effective time of the merger as follows:

•

Restricted Share Units. Each award of restricted share units, vested or unvested (other than those held by non-employee directors of SemGroup) (each, a “SemGroup RSU award”), that is outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award to receive a number of ET common units equal to the number of shares of SemGroup common stock subject to such SemGroup RSU award immediately prior to the effective time multiplied by a ratio equal to the per share cash amount divided by the closing price of one ET common unit on the NYSE on the day prior to the closing date plus the exchange ratio (the “equity exchange ratio”), rounded up or down to the nearest whole ET common unit (each, an “assumed SemGroup RSU award”). Each assumed SemGroup RSU award will otherwise be subject to the same terms and conditions as were applicable to such award immediately prior to the effective time and fully accelerate upon a termination without cause, for good reason or as a result of the holder’s death or disability.

•

Restricted Stock Awards. Each restricted stock award (other than those held by non-employee directors of SemGroup) (each, a “SemGroup restricted stock award”) that is outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award representing a contractual right upon vesting to receive a number of ET common units equal to the product obtained by multiplying (x) the number of shares of SemGroup common stock subject to such SemGroup restricted stock award immediately prior to the effective time by (y) the equity exchange ratio, rounded up or down to the nearest whole ET common unit (each, an “assumed SemGroup restricted stock award”). Each assumed SemGroup restricted stock award will otherwise be subject to the same terms and conditions as were applicable to the SemGroup award immediately prior to the effective time, have distribution equivalent rights and fully accelerate upon a termination without cause, for good reason or as a result of the holder’s death or disability.

•

Performance Share Units. Each award of performance share units that corresponds to shares of SemGroup common stock (each, a “SemGroup PSU award”) that is outstanding and vested as of the effective time, will be cancelled in exchange for the payment of the merger consideration with respect to the number of shares of SemGroup common stock underlying such vested SemGroup PSU award. Each SemGroup PSU award that is outstanding and unvested as of the effective time will automatically, and without any required action of the holder thereof, be cancelled without consideration.

•

Director Restricted Share Awards. Each SemGroup restricted stock award and SemGroup restricted share unit award that is outstanding immediately prior to the effective time and held by a non-employee director of SemGroup and that is outstanding immediately prior to the effective time (each, a “director restricted share award”) will, as of the effective time, become fully vested and will be cancelled in exchange for the payment of the merger consideration with respect to the total number of shares of SemGroup common stock subject to such director restricted share award.

The compensation committee of the board of directors of SemGroup has determined to vest all SemGroup PSU awards that were outstanding on September 15, 2019 at target performance levels as of immediately prior to the effective time.

The number of unvested equity-based awards held by each director and executive officer of SemGroup as of September 30, 2019 is set forth below. As of September 30, 2019, no SemGroup non-employee directors nor executive officers held SemGroup RSU awards (other than Dave Gosse). For an estimate of the amounts that would be payable to each of SemGroup’s named executive officers upon the vesting and settlement of their unvested equity-based awards, see “– Quantification of Payments and Benefits to SemGroup’s Named Executive Officers” below.

Name of Non-Employee Director / Executive Officer	No. of Shares of SemGroup Restricted Stock Awards	No. of Shares of SemGroup Common Stock Underlying SemGroup PSU Awards (at target)	Total
Non-Employee Directors
Ronald A. Ballschmiede	10,270	–	10,270
Sarah Barpoulis	10,666	–	10,666
Karl F. Kurz	9,675	–	9,675
Thomas R. McDaniel	13,640	–	13,640
James H. Lytal	10,468	–	10,468
William J. McAdam	10,270	–	10,270
Executive Officers
Carlin Conner	123,969	115,041	239,010
Thomas F. DeLorbe (1)	25,379	14,612	39,991
Robert N. Fitzgerald	61,305	53,633	114,938
Susan L. Lindberg	29,329	27,180	56,509
Timothy R. O’Sullivan (1)	38,674	15,789	54,463
David Minielly	52,872	25,910	78,782
Shaun Revere	55,185	29,311	84,496
Dave Gosse (2)	44,268	22,010	66,278

(1)	Messrs. O’Sullivan and DeLorbe transitioned to non-executive roles as of January 1, 2019.
(2)	The number of shares included herein for Mr. Gosse represents the number of shares subject to Mr. Gosse’s SemGroup RSU awards. Mr. Gosse does not hold any SemGroup restricted stock awards.

Severance Agreements

SemGroup is party to an employment agreement with Carlin Conner, and severance agreements with each of its other executive officers (other than Mr. Gosse) (the “executive severance agreements”). Mr. Gosse is not party to an employment agreement or severance agreement, and is not otherwise entitled to enhanced change in control severance benefits. In the event Mr. Gosse’s employment is terminated, he will receive the severance benefits to which he is entitled under Canadian law.

Mr. Conner’s employment agreement and the executive severance agreements generally provide for severance payments and benefits in connection with qualifying terminations of employment, which are enhanced in the event such qualifying termination of employment occurs within a certain period of time following a change in control, or, in the case of Mr. Conner, prior to a change in control. The following section outlines the benefits that SemGroup’s executive officers are eligible to receive under their respective agreements if they experience a qualifying termination of employment in connection with the merger (which constitutes a change in control under the executive severance agreements and Mr. Conner’s employment agreement).

Mr. Conner is entitled to the following severance benefits under his employment agreement in the event his employment is terminated without cause or by Mr. Conner for good reason (each as defined in his employment agreement) within six (6) months prior to or twenty-four (24) months following a change in control: (i) earned but unpaid base salary, earned but unpaid annual bonus for the prior calendar year, payment for unused vacation (prorated form January 1 to the termination date), and unreimbursed business expenses, (ii) three (3) times the sum of Mr. Conner’s annual base salary and target annual bonus, payable in a lump sum six (6) months following his termination, (iii) reimbursement for reasonable fees and costs for outplacement services incurred by Mr. Conner within six (6) months following his termination, subject to a maximum of $10,000, and (iv) eighteen (18) months of COBRA continuation at any out-of-pocket premium cost that does not exceed the out-of-pocket premium cost applicable to similarly situated active employees (and their eligible dependents), provided, however, that if Mr. Conner is eligible for retiree benefits provided under any welfare benefit plan, program, policy, practice or procedure of the SemGroup Parties, Mr. Conner will be entitled to receive such retiree benefits in lieu of such COBRA continuation benefits (the “COBRA continuation or retiree benefits”).

Each of SemGroup’s executive officers (other than Messrs. Conner and Gosse) is entitled to the following severance benefits if terminated without cause or by the applicable executive for good reason (each as defined in the applicable severance agreement) on or within twenty-four (24) months following a change in control under his or her respective executive severance agreement: (i) earned but unpaid base salary, earned but unpaid annual bonus for the prior calendar year, payment for unused vacation, and any accrued benefits, (ii) two (2) times the sum of the executive’s annual base salary and target annual bonus, payable in a lump sum six (6) months following the executive’s termination, (iii) reimbursement for reasonable fees and costs for outplacement services incurred by the executive within six (6) months following his or her termination, subject to a maximum of $10,000, and (iv) the COBRA continuation or retiree benefits.

Mr. Conner’s employment agreement and the executive severance agreements each provide that payment of the severance benefits is contingent upon the executive’s execution and non-revocation of a general release of claims. Such agreements also subject the executives to certain restrictive covenants, including non-competition, non-solicitation, confidentiality and non-disparagement covenants.

Each executive severance agreement and employment agreement includes a Code Section 280G cutback provision that provides that in the event the severance payments would constitute an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then such payments will be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, constitutes an excess parachute payment. The compensation committee of the SemGroup board of directors has also reserved the right to accelerate the payment of SemGroup PSU awards or 2019 annual bonuses to the extent reasonably necessary to mitigate the amount of any excess parachute payments.

2019 Annual Bonuses

The merger agreement sets forth the treatment of the 2019 annual bonuses for SemGroup employees who, as of immediately prior to the effective time, are eligible to receive a bonus under SemGroup’s annual bonus programs and continue to be employed following closing. Such employees will receive a cash bonus for 2019 in an amount equal to no less than 100% of the target amount of such employees’ annual bonus. The 2019 annual bonuses will be paid in accordance with Energy Transfer’s regular bonus payment schedule (but in any event prior to March 15, 2020), subject to the applicable employee’s continued employment through December 31, 2019, provided that if such employee is terminated without cause prior to December 31, 2019, such employee will receive a pro-rated 2019 annual bonus based on the number of days such employee was employed during 2019 prior to termination.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, SemGroup’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification is further described in the section entitled “The Merger Agreement – Indemnification and Insurance.”

Quantification of Payments and Benefits to SemGroup’s Named Executive Officers

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with SemGroup’s named executive officers that are based on or otherwise related to the merger, whether present, deferred or contingent. The individuals disclosed within this section and referred to as the “named executive officers” are SemGroup’s principal executive officer, principal financial officer and three most highly compensated executive officers other than the principal executive officer and principal financial officer for SemGroup’s most recently completed fiscal year.

The table set forth below includes the amount of payments and benefits that each of SemGroup’s named executive officers could potentially receive that is based on or otherwise relates to the merger under the merger agreement and any other plan, agreement or arrangement. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to the SemGroup named executive officers. These payments include the payments described above and are not in addition to those described in previous sections. The amounts presented in the table below do not necessarily represent what each named executive officer will actually receive, and are calculated based on particular assumptions, as outlined below. These payments are specifically identified in this fashion to allow for a non-binding advisory vote of SemGroup’s stockholders regarding these payments and benefits.

The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurs on September 27, 2019 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (ii) the value of accelerated equity awards is determined by multiplying the number of shares of SemGroup common stock subject to each SemGroup equity award outstanding as of September 27, 2019 by $16.65, the average closing price of the SemGroup common stock over the first five trading days following the first public announcement of the merger, (iii) the employment of each of the named executive officers will be terminated by SemGroup on September 27, 2019 in a manner that constitutes a qualifying termination under the Executive Severance Agreements, (iv) each named executive officer has properly executed any documents and complied with all requirements necessary in order to receive the benefits noted below (including, for example, execution and non-revocation of a release of claims), and (v) the named executive officer’s base salary and annual target bonus remain unchanged from those in place as of September 27, 2019. Some of the assumptions used in the table below are subject to change and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Name	Cash ($) (2)	Equity ($) (3)	Perquisites/ Benefits ($) (4)	Other ($) (5)	Total ($)
Carlin G. Conner	3,708,000	3,979,517	40,981	618,000	8,346,498
Robert N. Fitzgerald	1,494,640	1,913,717	33,128	307,720	3,749,206
Susan S. Lindberg	1,106,880	940,875	38,415	207,540	2,293,710
Timothy R. O’Sullivan (1)	1,086,400	906,809	38,415	203,700	2,235,324
Thomas F. DeLorbe (1)	1,035,603	665,850	28,155	194,176	1,923,784

(1)	Messrs. O’Sullivan and DeLorbe transitioned to non-executive roles as of January 1, 2019.
(2)

Represents cash severance to which the named executive officers are entitled to under their respective employment agreement or severance agreement in the event of a qualifying termination in connection with the merger. Such cash severance is comprised of (i) a lump sum cash payment equal to two times (or three times in the case of Mr. Conner only) the sum of (x) the executive’s base salary (which amounts to $618,000 for Mr. Conner, $439,600 for Mr. Fitzgerald, $345,900 for Ms. Lindberg, $339,500 for Mr. O’Sullivan, and $323,626 for Mr. DeLorbe), plus (y) the executive’s target annual bonus (which amounts to $618,000 for Mr. Conner, $307,720 for Mr. Fitzgerald, $207,540 for Ms. Lindberg, $203,700 for Mr. O’Sullivan, and $194,176 for Mr. DeLorbe). The cash severance is a “double-trigger” payment and is only payable to the named executive officer upon a termination without cause or for good reason within 24 months following the merger, or, in the case of Mr. Conner, within 6 months prior to the merger (a “Qualifying CIC Termination”).
(3)

Represents the dollar value of equity-based awards held by each named executive officer assuming a per share price of $16.65, which is the average closing price of SemGroup common stock for the five trading days following the first public announcement of the merger. The SemGroup Restricted Share awards included herein will accelerate in connection with a termination of employment without cause or for good reason, and the SemGroup PSU awards included herein will accelerate immediately prior to closing with performance deemed achieved at target. The values included herein for the SemGroup Restricted Share awards and SemGroup PSU awards therefore represent a “double trigger” and “single trigger” benefit, respectively. See “Treatment of Equity-Based Awards” for the number of equity-based awards held by each of the named executive officers as of September 27, 2019 (the latest practicable date).

Name	SemGroup Restricted Share Awards ($)	SemGroup PSU Awards ($)
Carlin G. Conner	2,064,084	1,915,433
Robert N. Fitzgerald	1,020,728	892,990
Susan S. Lindberg	488,328	452,547
Timothy R. O’Sullivan	643,922	262,887
Thomas F. DeLorbe	422,560	243,290

(4)

Represents, with respect to each named executive officer, the value of (i) 18 months of COBRA continuation (which amounts to $30,981 for Mr. Conner, $23,128 for Mr. Fitzgerald, $28,415 for Ms. Lindberg, $28,415 for Mr. O’Sullivan, and $18,155 for Mr. DeLorbe), and (ii) reimbursement of outplacement services up to $10,000. Such benefits are “double-trigger” benefits, payable to the named executive officers upon a Qualifying CIC Termination under their respective employment agreement or executive severance agreement.

(5)

Represents, with respect to each named executive officer, his or her 2019 annual bonus at target performance levels payable in accordance with the terms of the Merger Agreement, as further described in the “2019 Annual Bonus” section above.

Securities Ownership of Certain Beneficial Owners and Management

To SemGroup’s knowledge, the following tables set forth certain information regarding the beneficial ownership of SemGroup common stock and SemGroup preferred stock as of the close of business on September 30, 2019 (except as noted in the footnotes below) and with respect to: (1) each person known by SemGroup to beneficially own 5% or more of the outstanding shares of SemGroup common stock and SemGroup preferred stock; (2) each member of the SemGroup board of directors; (3) each named executive officer of SemGroup; and (4) the members of the SemGroup board of directors and SemGroup’s current executive officers as a group.

Principal Stockholders

The following table contains information regarding the only persons SemGroup knows of that beneficially own more than 5% of outstanding shares of SemGroup common stock or SemGroup preferred stock as of September 30, 2019 (except as noted below). Percentage of class amounts are based on 79,578,611 shares of SemGroup common stock and 350,000 shares of SemGroup preferred stock outstanding as of September 30, 2019. Percentage of all outstanding voting stock amounts is based on 91,510,751, which, as of September 30, 2019, is the sum of (i) outstanding shares of SemGroup common stock and (ii) 11,932,140, which represents the number of shares of SemGroup common stock underlying the SemGroup preferred stock, on an as-converted basis.

Name and Address	Number of Shares of SemGroup Common Stock	Percentage of Outstanding SemGroup Common Stock	Number of Shares of SemGroup Preferred Stock	Percentage of Outstanding SemGroup Preferred Stock	Percentage of All Outstanding Voting Stock
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,984,257 (1)	10.03%	–	–	8.72%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	6,666,079 (2)	8.38%	–	–	7.28%

Brookfield Public Securities Group LLC Brookfield Place 250 Vesey St., 15th Floor New York, NY 10281-1023	5,645,499 (3)	7.09%	–	–	6.17%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,621,465 (4)	7.06%	–	–	6.14%

Tortoise Capital Advisors, L.L.C. 11550 Ash Street, Suite 300 Leawood, KS 66211	4,878,930 (5)	6.13%	25,000 (6)	7.14%	6.26%

WP SemGroup Holdco, LLC c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017	–	–	300,000 (7)(8)	85.72%	11.18%

Atlas Point Energy Infrastructure Fund, LLC 100 Saint Paul St. Denver, CO 80206	–	–	25,000 (9)	7.14%	*

*	Less than one percent.
(1)

Information is as of May 31, 2019 and is based on Amendment No. 7 to Schedule 13G dated June 10, 2019, which was filed by The Vanguard Group, Inc. The Vanguard Group, Inc. reported: (i) sole voting power over 91,045 of such shares; (ii) shared voting power over 20,162 of such shares; (iii) sole dispositive power over 7,897,204 of such shares; and (iv) shared dispositive power over 87,053 of such shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 66,891 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,316 shares as a result of its serving as investment manager of collective trust accounts.

(2)

Information is as of December 31, 2018 and is based on Amendment No. 1 to Schedule 13G dated February 8, 2019, which was filed by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported (i) sole voting power over 6,523,020 of such shares; and (ii) sole dispositive power over 6,666,079 of such shares as the investment advisor to four investment companies registered under the Investment Company Act of 1940 and as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts which may possess voting and/or investment power over such shares that are owned by such funds, and may be deemed to be the beneficial owner of such shares held by such funds.

(3)

Information is as of December 31, 2018 and is based on a Schedule 13G dated February 14, 2019, which was filed by Brookfield Public Securities Group LLC (“PSG”), Brookfield Asset Management Inc. (“BAM”), and Partners Limited. PSG, BAM, and Partners Limited reported (i) shared voting power over 4,859,204 of such shares; and (ii) shared dispositive power over 5,645,499 of such shares. According to the Schedule 13G, BAM is the indirect owner of PSG, which is the investment advisor to various funds or accounts that are the record owners of such shares and BAM may be deemed to beneficially own such shares; and Partners Limited is the sole owner of BAM’s Class B Limited Voting Shares and therefore may be deemed to share beneficial ownership of such shares. The address of Partners Limited is 181 Bay Street, Suite 330, Toronto, Ontario, Canada M5J 2T3. The address of BAM is 181 Bay Street, Suite 330, Toronto, Ontario, Canada, M5J 2T3.

(4)

Information is as of December 31, 2018 and is based on Amendment No. 6 to Schedule 13G dated February 6, 2019, which was filed by BlackRock, Inc. BlackRock, Inc. reported: (i) sole voting power over 5,402,990 of such shares; and (ii) and sole dispositive power over 5,621,465 of such shares as the parent holding company or control person of BlackRock Life Limited, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (UK) Ltd., BlackRock Japan Co., Ltd., BlackRock Investment Management (Australia) Limited, and BlackRock Investment Management, LLC.

(5)

Information is as of December 31, 2018 and is based on a Schedule 13G dated February 13, 2019, which was filed by Tortoise Capital Advisors, L.L.C. (“TCA”) and Tortoise MLP & Pipeline Fund, a series of Managed Portfolio Series, a Delaware statutory trust (“TORIX”). TCA reported (i) sole voting power over 9,963 of such shares; (ii) shared voting power over 4,868,967 of such shares; (iii) sole dispositive power over 9,963 of such shares; and (iv) shared dispositive power over 4,868,967 of such shares. TORIX reported (i) shared voting power over 4,446,273 of such shares; and (ii) shared dispositive power over 4,446,273 of such shares. TCA reported that it acts as an investment advisor to certain investment companies, including TORIX. TCA, by virtue of investment advisory agreements with certain investment companies, has all investment and voting power over securities owned of record by such investment companies and these investment companies may be deemed to be the beneficial owner of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. TCA therefore reported that it shares voting power and dispositive power over shares owned of record by these investment companies and TORIX has reported that it shares voting power and dispositive power over the shares owned of record by it. TCA reported that it also acts as an investment advisor to certain managed accounts and under contractual agreements with these managed account clients, TCA has investment and voting power. TCA reported that it shares investment and voting power over the shares held by these client managed accounts despite a delegation of investment and voting power to TCA because the clients have the right to acquire investment and voting power through termination of their agreements with TCA and TCA may be deemed the beneficial owner of such shares. The address of TORIX is 615 East Michigan Street, Milwaukee, Wisconsin 53202.

(6)

Based on information provided to SemGroup by TCA on July 12, 2019, as of June 30, 2019 TCA has (i) sole voting and dispositive power over 9,963 of such shares; and (ii) shared voting and dispositive power over 15,037 of such shares. The foregoing shares of SemGroup preferred stock are convertible into 852,298 shares of SemGroup common stock as of September 30, 2019. TCA indicated that it acts as an investment advisor to certain investment companies registered under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners under Rule 13d-3 of the Exchange Act of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA indicated that it shares voting power and dispositive power over the securities owned of record by these investment companies.
(7)

Except as described in note 9 to this table, information is as of June 30, 2019 and is based on a Schedule 13G dated July 25, 2019 (the “Warburg 13G”), which was filed by WP SemGroup Holdings, L.P. (“WP SemGroup LP”), WP Cayman SemGroup Holdings, L.P. (“WP Cayman SemGroup LP”), Warburg Pincus (Europa) Private Equity XII (Cayman), L.P. (“WP Europa PE XII LP”), Warburg Pincus (Cayman) XII, L.P. (“WP Cayman XII LP”), Warburg Pincus (Cayman) XII GP LLC (“WP Cayman XII GP LLC”), Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman LP”), Warburg Pincus (Bermuda) Private Equity GP Ltd. (“WP Bermuda PE GP”), Charles R. Kaye, and Joseph P. Landy. According to the Schedule 13G, as of June 30, 2019, WP SemGroup LP may have been deemed to be the beneficial owner of 10,051,574 shares of SemGroup common stock, which represented the shares of SemGroup common stock underlying 300,000 shares of SemGroup preferred stock, on an as-converted basis, as of such date. The Schedule 13G further reported that each of WP Cayman SemGroup LP, as general partner of WP SemGroup LP; WP Europa PE XII LP, as general partner of WP Cayman SemGroup LP; WP Cayman XII LP, as general partner of WP Europa PE XII LP; WP Cayman XII GP LLC, as general partner of WP Cayman XII LP; WPP II Cayman LP, as sole member of WP Cayman XII GP LLC; WP Bermuda PE GP, as general partner of WPP II Cayman LP; and each of Charles R. Kaye and Joseph P. Landy, as sole Directors and Co-Chairmen of WP Bermuda PE GP may be deemed to be the beneficial owner of the shares of SemGroup common stock beneficially owned by WP SemGroup LP, but each disclaimed beneficial ownership of such shares. The address of all reporting persons in the Warburg 13G is c/o Warburg Pincus & Co, 450 Lexington Ave., New York, New New York 10017.

(8)

Such shares of SemGroup preferred stock are convertible into 10,227,546 shares of SemGroup common stock as of September 30, 2019; the increase in the number of shares of SemGroup common stock underlying such shares of SemGroup preferred stock as of September 30, 2019 compared to the number of shares of SemGroup common stock reported in the Warburg 13G reflects the increase in the liquidation preference on SemGroup preferred shares from accrued dividends since June 30, 2019.

(9)

Based on information provided to SemGroup by the holder on July 11, 2019, as of June 30, 2019 the following persons may exercise voting and/or dispositive powers with respect to such shares: Paul McPeeters – Portfolio Manager; Adam Karpf – Portfolio Manager; Christopher Linder – Senior Analyst; and Lance Marr – Senior Analyst. Such shares of SemGroup preferred stock are convertible into 852,296 shares of SemGroup common stock as of September 30, 2019.

Stock Ownership of Directors and Executive Officers

The following table sets forth, as of September 30, 2019, the beneficial ownership of SemGroup common stock by:

•	each of SemGroup’s directors;

•	each of SemGroup’s named executive officers; and

•	all of SemGroup’s directors and executive officers as a group.

None of SemGroup’s directors or executive officers beneficially owns any shares of SemGroup preferred stock.

Name	Shares of SemGroup Common Stock Beneficially Owned (1)	Percentage of Class
Ronald A. Ballschmiede (2)	43,205	*
Sarah M. Barpoulis (3)	40,442	*
Carlin G. Conner	251,473	*
Karl F. Kurz	48,780	*
James H. Lytal	35,058	*
William J. McAdam (4)	64,300	*
Thomas R. McDaniel (5)	60,653	*
Thomas F. DeLorbe (7)	44,555	*
Robert N. Fitzgerald (6)	133,039	*
Susan L. Lindberg	29,329	*
Timothy R. O’Sullivan (7)	82,536	*
All executive officers and directors as a group (12 people)	846,232	1.06%

*	Less than one percent.
(1)

Shares beneficially owned include shares of restricted SemGroup common stock held by SemGroup’s directors and executive officers over which they have voting power but not investment power as follows: Mr. Ballschmiede – 10,270 shares; Ms. Barpoulis – 10,666 shares; Mr. Conner – 123,969 shares; Mr. Kurz – 9,675 shares; Mr. Lytal – 10,468 shares; Mr. McAdam – 10,270 shares; Mr. McDaniel – 13,640 shares; Mr. DeLorbe – 25,379 shares; Mr. Fitzgerald – 61,305 shares; Ms. Lindberg – 29,329 shares; and Mr. O’Sullivan – 38,674 shares; and all executive officers and directors as a group – 431,917 shares. Otherwise, except to the extent noted below, each named person has sole voting and dispositive power over their respective shares reported.

(2)	Includes 12,008 shares of SemGroup common stock held of record by the RAB GRAT 2016-1 grantor annuity trust, of which Mr. Ballschmiede is the sole trustee and sole annuitant.
(3)

Includes 11,433 shares of SemGroup common stock held of record by the Sarah M. Barpoulis Living Trust dated September 17, 2003, of which Ms. Barpoulis and her spouse are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.

(4)

Includes (a) 25,000 shares of SemGroup common stock held of record by the C. Stephanie McAdam Living Trust dated November 6, 2009, of which Mr. McAdam and his spouse are co-trustees and (b) 20,000 shares of SemGroup common stock held of record by the William J. McAdam Living Trust dated November 6, 2009 of which Mr. McAdam and his wife are co-trustees. Each trustee has independent control and voting power of these trusts.

(5)

Includes 47,013 shares of SemGroup common stock held of record by the McDaniel Trust dated July 26, 2000, of which Mr. McDaniel and his spouse are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.

(6)	Includes 10 shares of SemGroup common stock held by son.
(7)	Messrs. O’Sullivan and DeLorbe transitioned to non-executive roles as of January 1, 2019.

Merger Expenses, Fees and Costs

All fees, costs and expenses incurred by Energy Transfer and SemGroup in connection with the merger will be paid by the party incurring those fees, costs or expenses, whether or not the merger is completed, except that the fees and expenses incurred in connection with the printing, filing and mailing of this document (including applicable SEC filing fees) and filing fees payable under the HSR Act and foreign antitrust laws will be borne equally by Energy Transfer and SemGroup.

In the event of a termination of the merger agreement under certain circumstances, SemGroup may be required to pay Energy Transfer a breakup fee of $54,500,000. Additionally, in certain circumstances, upon termination of the merger agreement, SemGroup may be obligated to pay Energy Transfer’s costs and expenses related to the merger in an amount not to exceed $27,250,000. See “The Merger Agreement – Breakup Fee and Energy Transfer Expenses.”

Expected Timing of the Merger

Energy Transfer and SemGroup currently expect to complete the merger in late 2019 or early 2020, subject to the receipt of required SemGroup stockholder approval and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger. Because many of the conditions to completion of the merger are beyond the control of Energy Transfer and SemGroup, the exact timing for completion of the merger cannot be predicted with any degree of certainty.

No Energy Transfer Unitholder Approval

Energy Transfer unitholders are not required to approve the merger agreement or the merger or the issuance of ET common units in connection with the merger.

Accounting Treatment of the Transactions

In accordance with accounting principles generally accepted in the United States and in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805-Business Combinations, Energy Transfer will account for the merger as an acquisition of a business.

Regulatory Approvals

The following is a summary of the material regulatory requirements for completion of the transactions.

Antitrust. Under the HSR Act, and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied.

At any time before or after the effective time of the merger, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Energy Transfer or SemGroup or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General. Pursuant to the terms of the merger agreement, Energy Transfer and SemGroup have agreed to use their respective reasonable best efforts to take, or cause their subsidiaries to take, all actions necessary to obtain all regulatory approvals required to consummate the merger.

Pursuant to the merger agreement, Energy Transfer has agreed to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment to consummation of the transactions contemplated by the merger agreement under regulatory laws (as defined in the merger agreement), including taking any action (including any action that limits Energy Transfer’s freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines or properties of Energy Transfer) as may be required in order to obtain all approvals and other confirmations or to avoid the commencement of any action to prohibit the merger, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the merger or delay the closing beyond the end date.

Exchange of Shares

Computershare Trust Company, N.A. will serve as the exchange agent for purposes of issuing the merger consideration.

As soon as reasonably practicable after the effective time (and not later than the 5th business day following the effective time), the exchange agent will mail to each holder of shares of SemGroup common stock which at the effective time were converted into the right to receive the merger consideration, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the shares of SemGroup common stock in exchange for the merger consideration, including, cash, ET common units (which will be issued in book-entry form) and cash in lieu of any fractional ET common units. Such holders will be paid the merger consideration to which they are entitled upon the surrender to the exchange agent of such shares of SemGroup common stock and a duly completed and validly executed letter of transmittal and any other documents required by the exchange agent. No interest will be paid or will accrue on any cash amounts received as merger consideration or in lieu of any fractional ET common units.

No distributions with respect to ET common units with a record date after the effective time will be paid to the holder of any unsurrendered shares of SemGroup common stock with respect to the ET common units represented by such shares, and no cash payment in lieu of fractional ET common units will be paid to any such holder, until such shares of SemGroup common stock have been surrendered in accordance with the terms of the merger agreement. Subject to applicable laws, following surrender of any such shares of SemGroup common stock, the record holders of such shares will be paid, without interest, (i) promptly after such surrender, the number of whole ET common units to which such holder is entitled, payment by cash or check of the amount of cash merger consideration to which such holder is entitled, together with any cash payable in lieu of fractional ET common units to which such holder is entitled, and the amount of distributions with a record date after the effective time theretofore paid with respect to such whole ET common units and (ii) at the appropriate payment date, the amount of distributions with a record date after the effective time and a payment date subsequent to the surrender of such shares of SemGroup common stock payable with respect to such whole ET common units.

All merger consideration issued upon the surrender for exchange of shares of SemGroup common stock in accordance with the terms of the merger agreement and any cash paid in lieu of fractional ET common units or as distributions pursuant to the merger agreement will be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to such shares of SemGroup common stock. After the effective time, the stock transfer books of SemGroup will be closed, and there will be no further registration of transfers on the stock transfer books of SemGroup common stock. If, after the effective time, shares of SemGroup common stock are presented to SemGroup or the exchange agent for any reason, they will be cancelled and exchanged as provided in the merger agreement. If any shares of SemGroup common stock have been lost, stolen or destroyed, the exchange agent will issue the merger consideration to be paid with respect to such shares, upon the making of an affidavit of the fact by the person claiming their shares of SemGroup common stock to be lost, stolen or destroyed and, if required by Energy Transfer, the posting of a bond, in such amount as Energy Transfer determines, as indemnity against any claim that many be made against it with respect to such claimed lost stolen or destroyed shares.

Each of Energy Transfer, Merger Sub and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any tax law with respect to the making of such payment. To the extent that amounts are withheld and paid over to the applicable governmental entity, such withheld or deducted amounts will be treated as having been paid to the holder of the shares of SemGroup common stock, in respect of which such deduction and withholding were made.

One year after the effective time, any portion of the exchange fund that remains undistributed to former SemGroup stockholders will be delivered to Energy Transfer and any holders of shares of SemGroup common stock who have not surrendered such shares to the exchange agent in compliance with the merger agreement may thereafter look only to Energy Transfer for payment of their claim for the applicable merger consideration, any cash in lieu of fractional common units, and any distributions payable pursuant to the merger agreement.

Listing of ET Common Units Issued in the Transactions; Delisting and Deregistration of SemGroup Common Stock After the Transactions

It is a condition to the completion of the transactions that the ET common units deliverable to the stockholders of SemGroup as contemplated by the merger agreement will have been approved for listing (subject, if applicable, to official notice of issuance) for trading on the NYSE. Upon completion of the merger, the SemGroup common stock will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this document and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

The merger agreement summary is included in this document only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Energy Transfer or SemGroup or their respective subsidiaries, affiliates or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference herein. See “Where You Can Find More Information.”

The representations, warranties and covenants contained in the merger agreement and described in this document were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures which may modify, qualify or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the merger agreement. Energy Transfer and SemGroup will provide additional disclosure in their filings with the SEC, to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Merger

The merger agreement by and among Energy Transfer, Merger Sub and SemGroup provides for the merger of Merger Sub with and into SemGroup, with SemGroup as the surviving entity and becoming a wholly owned subsidiary of Energy Transfer. The certificate of incorporation and bylaws of SemGroup immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of SemGroup after the merger unless and until such are amended following the merger.

Merger Closing and Effective Time

The closing of the merger will be on the second business day after the satisfaction or waiver of the conditions to closing, which are described in the section titled “– Conditions to the Merger” unless Energy Transfer and SemGroup agree in writing to a different date. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as the parties agree upon and is specified in the certificate of merger in accordance with the DGCL and the Delaware LLC Act (the “effective time”).

Directors and Officers

Certain directors and officers of Energy Transfer will be the initial directors and officers of SemGroup following the effective time and will hold their respective positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Merger Consideration

At the effective time, each share of SemGroup common stock outstanding immediately prior to the effective time (other than shares (w) held by SemGroup in treasury, (x) held directly by Energy Transfer or Merger Sub, (y) held by subsidiaries of the parties or (z) held by any holder who properly exercises and perfects appraisal rights in respect of such shares) will be cancelled and converted into the right to receive:

•	$6.80 in cash without interest; and

•	0.7275 of an ET common unit and cash in lieu of any fractional ET common units.

In accordance with the Certificate of Designations, each share of SemGroup preferred stock outstanding immediately prior to the effective time shall, at the election of the holders of a majority of such shares, either (i) convert into shares of SemGroup common stock immediately prior to the effective time and receive the merger consideration, (ii) be exchanged for a “Substantially Equivalent Security” (as defined in the Certificate of Designations) or (iii) be redeemed by SemGroup for cash at a price per share equal to 101% of the liquidation preference. Pursuant to the support agreement, WP SemGroup, which owns a majority of the outstanding SemGroup preferred stock, has agreed to elect to require SemGroup to redeem all of the SemGroup preferred stock for cash at a price per share equal to 101% of the liquidation preference thereof, which is generally calculated as $1,000 plus accrued and accumulated dividends on the preferred stock as adjusted in accordance with the Certificate of Designations and which was $                 per share as of the record date.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the fulfillment or waiver of the following conditions at or prior to the effective time:

•

the merger agreement must have been approved by the holders of a majority of the outstanding shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class;

•	the absence of any law, injunction, order or decree by any court or governmental entity of competent jurisdiction which prohibits or prevents the consummation of the merger;

•	the expiration or termination of any waiting period under the HSR Act must have occurred; and

•

the registration statement on Form S-4 (of which this document forms a part) must be effective and the absence of any SEC stop order or the initiation or threat of any proceedings seeking a stop order.

Conditions to SemGroup’s Obligations

The obligation of SemGroup to effect the merger is further subject to the fulfillment, or waiver by SemGroup prior to the effective time, of the following conditions:

•

the representations and warranties of Energy Transfer and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date (without giving effect to any materiality, material adverse effect and similar qualifiers) except where the failure to be true and correct would not, in the aggregate, have a material adverse effect on Energy Transfer and Merger Sub, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period, except:

•

the representations and warranties of Energy Transfer and Merger Sub regarding the capitalization of Energy Transfer and its subsidiaries must be true and correct except for immaterial inaccuracies both as of the date of the merger agreement and as of the closing date as though made at the closing date, except for immaterial inaccuracies; and

•

the representations and warranties of Energy Transfer and Merger Sub regarding the absence of a material adverse effect at Energy Transfer since June 30, 2019 must be true and correct as of the date of the merger agreement and as of the closing date;

•

Energy Transfer must have performed, in all material respects, all of its obligations and complied with all covenants required by the merger agreement to be performed or complied with prior to the effective time;

•	Energy Transfer must have delivered to SemGroup a certificate, certifying to the effect that the two foregoing conditions to closing have been satisfied; and

•	ET common units to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance;

Conditions to Energy Transfer’s Obligations

The obligation of Energy Transfer to effect the merger is further subject to the fulfillment, or waiver by Energy Transfer, at or prior to the effective time, of the following conditions:

•

the representations and warranties of SemGroup in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date (without giving effect to any materiality, material adverse effect and similar qualifiers) except where the failure to be true and correct would not, in the aggregate, have a material adverse effect on SemGroup, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period, except:

•

the representations and warranties of SemGroup regarding the equity interests of SemGroup must be true and correct except for immaterial inaccuracies both as of the date of the merger agreement and as of the closing date as though made at the closing date; and

•

the representations and warranties of SemGroup regarding the absence of a material adverse effect at SemGroup since June 30, 2019 must be true and correct as of the date of the merger agreement and as of the closing date;

•

SemGroup must have performed, in all material respects, all of its obligations and complied with all covenants required by the merger agreement to be performed or complied with prior to the effective time; and

•	SemGroup must have delivered to Energy Transfer a certificate, certifying to the effect that the two foregoing conditions to closing have been satisfied.

Appraisal Rights

Holders of SemGroup common stock who do not vote for the adoption of the merger and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will have the right to obtain an appraisal of the value of their shares of SemGroup common stock in connection with the merger. This means that stockholders are entitled to obtain a judicial determination of the fair value of their shares of SemGroup common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) determined by the Delaware Court of Chancery and entitled to receive payment based upon that valuation, together with a fair rate of interest, in lieu of any consideration to be received under the merger agreement. Holders of SemGroup preferred stock are not entitled to appraisal rights with respect to shares of SemGroup preferred stock.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached hereto as Annex D. The preservation and exercise of appraisal right requires strict and timely adherence to the applicable provisions of the DGCL. Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. All references in this summary to a “stockholder” are to the record holder of SemGroup common stock on the record date for the special meeting unless otherwise indicated.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D hereto carefully and should consult your legal advisor since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. All demands for appraisal must be received prior to the vote on the merger agreement and should be addressed to SemGroup Corporation, Two Warren Place, 6120 South Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, Attention: General Counsel, and should be executed by, or on behalf of, the record holder of the shares of SemGroup common stock. Holders of SemGroup common stock who desire to exercise their appraisal rights must not vote in favor of the merger agreement and must continuously hold their shares of SemGroup common stock through the effective date of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This document constitutes such notice to the holders of SemGroup common stock and Section 262 of the DGCL is attached to this document as Annex D.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to SemGroup, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of SemGroup common stock. If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

A demand for appraisal will be sufficient if it reasonably informs SemGroup of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise appraisal rights, you must be the record holder of such shares of SemGroup common stock on the date the written demand for appraisal is made and you must continue to hold such shares of record through the effective date of the merger. Accordingly, a stockholder who is the record holder of shares of SemGroup common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective date of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of SemGroup common stock on the record date for the special meeting is entitled to assert appraisal rights for such shares of common stock registered in that holder’s name. To be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, such stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears, with respect to shares evidenced by certificates, on his or her stock certificate, or, with respect to book-entry shares, on the stock ledger. Beneficial owners who do not also hold their SemGroup shares of record may not directly make appraisal demands to SemGroup. The beneficial holder must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those shares of SemGroup common stock. If shares of SemGroup common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of SemGroup common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of SemGroup common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of SemGroup common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of SemGroup common stock as to which appraisal is sought. Where no number of shares of SemGroup common stock is expressly mentioned, the demand will be presumed to cover all shares of SemGroup common stock held in the name of the record owner.

If you hold your shares of SemGroup common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If a stockholder who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his or her rights to appraisal as provided under Delaware law, each share of SemGroup common stock held by such stockholder will be deemed to have been converted at the effective time into the right to receive the merger consideration, without interest thereon, less any withholding taxes. A stockholder may withdraw his or her demand for appraisal and agree to accept the merger consideration by delivering to us a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration within 60 days after the effective date of the merger (or thereafter with the consent of the surviving entity). Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal action or joined that proceeding as a named party may withdraw his or her demand for appraisal and agree to accept the merger consideration offered within 60 days after the effective date.

Within 10 days after the effective date, the surviving entity will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the effective date of the merger. Within 120 days after the effective date, but not thereafter, either the surviving entity, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of SemGroup common stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of SemGroup common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving entity. We have has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. We have no present intent to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving entity will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares of SemGroup common stock. Accordingly, stockholders who desire to have their shares of SemGroup common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and made payable by the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, SemGroup will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of SemGroup common stock and with whom agreements as to the value of their shares of SemGroup common stock have not been reached by the surviving entity. After notice to dissenting stockholders who demanded appraisal of their shares of SemGroup common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of SemGroup common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Within 120 days after the effective date, any stockholder (including any beneficial owner of shares entitled to appraisal rights) that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares of SemGroup common stock not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of those shares. These statements must be mailed to the stockholder within 10 days after a written request by such stockholder for the information has been received by the surviving entity, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

In addition, Section 262 requires the Delaware Court of Chancery to dismiss appraisal proceedings as to all shares of SemGroup common stock if, immediately before the merger, such shares were listed on a national securities exchange unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of SemGroup common stock eligible for appraisal, or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million (such conditions, the “ownership thresholds”). Because shares of SemGroup common stock are listed on a national securities exchange and is expected to continue to be listed on such exchange immediately before the merger, at least one of the ownership thresholds must be met in order for SemGroup stockholders to be entitled to seek appraisal with respect to such shares of common stock.

After determination of the stockholders entitled to appraisal of their shares of SemGroup common stock, the Delaware Court of Chancery will appraise the shares of SemGroup common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such stockholders of their certificates and book-entry shares.

In determining the fair value of the shares of SemGroup common stock, the Delaware Court of Chancery is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares of SemGroup common stock, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware

Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. We may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of SemGroup common stock is less than the merger consideration. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the merger consideration.

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective date of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of SemGroup common stock as of a date prior to the effective date of the merger.

If you desire to exercise you appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Energy Transfer and Merger Sub, on the one hand, and SemGroup on the other, to the other party, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are in many respects subject to materiality, knowledge and other similar qualifications contained in the merger agreement and expire at the effective time. The representations and warranties of each of Energy Transfer and Merger Sub, on the one hand, and SemGroup on the other, were made solely for the benefit of the other party. In addition, those representations and warranties were intended not as statements of actual fact, but rather as a way of allocating risk between the parties, were modified by the disclosure schedules attached to the merger agreement, were subject to the materiality standard described in the merger agreement (which may differ from what may be viewed as material by you) and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Energy Transfer and SemGroup will provide additional disclosure in their SEC reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

SemGroup

SemGroup made a number of representations and warranties to Energy Transfer and Merger Sub, including representations and warranties related to the following matters:

•	the organization, qualification to do business and good standing of SemGroup and its subsidiaries;

•	the capital structure of SemGroup and its subsidiaries;

•

the authority of SemGroup, and the governmental and regulatory approvals necessary, to enter into the merger agreement and consummate the transactions contemplated thereby, and the absence of any loss, or creation of any lien, or violation of the organizational documents of SemGroup and its subsidiaries or any applicable laws resulting from the consummation of the transactions contemplated by the merger agreement;

•	SemGroup and its subsidiaries’ SEC filings and the financial statements contained therein;

•	SemGroup’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities for SemGroup and its subsidiaries;

•	SemGroup and its subsidiaries’ compliance with laws and permits;

•	SemGroup and its subsidiaries’ environmental liabilities;

•	SemGroup and its subsidiaries’ employee benefit plans and other employee benefits matters;

•	the conduct of SemGroup and its subsidiaries’ business and the absence of certain adverse changes or events since June 30, 2019;

•	litigation, investigations, claims or judgments against SemGroup or its subsidiaries;

•	the accuracy of the information supplied by SemGroup and its subsidiaries for this document and the registration statement of which it is a part;

•	certain regulatory matters related to SemGroup and its subsidiaries;

•	SemGroup and its subsidiaries’ taxes, tax returns and other tax matters;

•	certain labor matters related to SemGroup and its subsidiaries;

•	SemGroup and its subsidiaries’ intellectual property;

•	SemGroup and its subsidiaries’ owned and leased real property and rights-of-way;

•	SemGroup and its subsidiaries’ insurance policies;

•	the receipt by the SemGroup board of directors of an opinion from Jefferies related to the fairness of the merger consideration to be received by holders of SemGroup common stock;

•	SemGroup and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•	investment banker, broker or finder fees in connection with the consummation of the merger;

•	the inapplicability of Delaware’s anti-takeover statute restrictions; and

•	the absence of any additional Energy Transfer or Merger Sub representations or warranties beyond those in the merger agreement.

Energy Transfer

Energy Transfer and Merger Sub each also made a number of representations and warranties to SemGroup, including representations and warranties related to the following matters:

•	organization, qualification to do business and good standing of Energy Transfer and its subsidiaries;

•	the equity interests of Energy Transfer and capital structure of Merger Sub;

•	the authority of Energy Transfer and Merger Sub, and governmental and regulatory approvals necessary, to enter into the merger agreement and consummate the transactions contemplated thereby,

and the absence of any loss, or creation of any lien, or violation of the organizational documents of Energy Transfer and its subsidiaries, or any applicable laws resulting from the consummation of the transactions contemplated by the merger agreement;

•	Energy Transfer and its subsidiaries’ SEC filings and the financial statements contained therein;

•	Energy Transfer’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities for Energy Transfer and its subsidiaries;

•	Energy Transfer and its subsidiaries’ compliance with laws and permits;

•	Energy Transfer and its subsidiaries’ environmental liabilities;

•	Energy Transfer and its subsidiaries’ employee benefit plans and other employee benefits matters;

•	the conduct of Energy Transfer and its subsidiaries’ business and the absence of certain adverse changes or events since June 30, 2019;

•	litigation, investigations, claims or judgments against Energy Transfer or its subsidiaries;

•	the accuracy of the information supplied by Energy Transfer or its subsidiaries for this document and the registration statement of which it is a part;

•	certain regulatory matters related to Energy Transfer and its subsidiaries;

•	Energy Transfer’s taxes and tax returns and other tax matters;

•	certain labor matters related to Energy Transfer and its subsidiaries;

•	Energy Transfer and its subsidiaries’ owned and leased real property and rights-of-way;

•	Energy Transfer and its subsidiaries’ insurance policies;

•	Energy Transfer and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•	investment banker, broker or finder fees in connection with the consummation of the merger;

•	the lack of ownership of SemGroup common stock by Energy Transfer, its subsidiaries and affiliates;

•	Energy Transfer’s funds to consummate the merger and the other transactions contemplated by the merger agreement; and

•	the absence of any additional SemGroup representations or warranties beyond those in the merger agreement.

Definition of Material Adverse Effect

Many of the representations and warranties of Energy Transfer, Merger Sub and SemGroup are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect,” with respect to either Energy Transfer or SemGroup, is defined to mean an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of either (i) Energy Transfer and its subsidiaries, taken as a whole or (ii) SemGroup and its subsidiaries, taken as a whole, as the case may be, in either case, other than any event, change, effect, development or occurrence:

•

disclosed in any of the applicable party’s SEC filings prior to the date of the merger agreement (excluding any disclosure set forth in any risk factor section, or in any section relating to forward looking statements) or as disclosed on the applicable party’s disclosure schedule to the merger agreement;

•

generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in the United States or elsewhere in the world (so long as it does not disproportionately affect the applicable party relative to similarly situated industry companies); or

•	resulting from or arising out of:

(A)	changes or developments in the industries in which the applicable party or its subsidiaries conduct their business;

(B)	changes or developments in prices for oil, natural gas or other commodities or for the applicable party’s raw material inputs and end products;

(C)

the announcement or the existence of, or compliance with the merger agreement or the transactions contemplated thereby (including its impact on the relationships of the applicable party and its subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the merger or the other transactions contemplated by the merger agreement);

(D)	taking of any action at the written request of (i) Energy Transfer or Merger Sub, in the case of SemGroup, or (ii) SemGroup, in the case of Energy Transfer;

(E)

adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by governmental entity, or market administrator;

(F)	changes in GAAP or accounting standards or interpretations thereof;

(G)	earthquakes, any weather-related or other force majeure event, or outbreak, or escalation of hostilities or acts of war or terrorism;

(H)

failure by the applicable party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect); or

(I)

any changes in the share price or trading volume of the equity interests of Energy Transfer or SemGroup, as the case may be, or in their respective credit ratings (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect);

except, in each case with respect to subclauses (A) and (B) and (E) through (G) above, to the extent disproportionately affecting Energy Transfer or SemGroup, as the case may be, and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate.

Conduct of Business Pending the Merger

SemGroup

SemGroup has agreed that, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by Energy Transfer (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement or (iv) as set forth on SemGroup’s disclosure schedule to the merger agreement, SemGroup:

•	will conduct the business of SemGroup and its subsidiaries in the ordinary course of business; and

•	will use commercially reasonable efforts to preserve intact their present lines of business, maintain its rights and franchises and preserve its relationships with customers and suppliers.

SemGroup has further agreed that, on behalf of itself and its subsidiaries, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by Energy Transfer (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement or (iv) as set forth on SemGroup’s disclosure schedule, SemGroup:

•	will not adopt any amendment to its certificate of incorporation or bylaws, and will not permit its subsidiaries to do so;

•

will not permit its subsidiaries to split, combine or reclassify its capital stock or authorize the issuance of any other securities in lieu thereof, except for transactions by a wholly owned subsidiary of SemGroup which remains a wholly owned subsidiary after such transaction;

•

except in the ordinary course of business, will not, and not permit its subsidiaries to, authorize or pay any dividend or make any distribution with respect to outstanding shares of capital stock, except (1) by a subsidiary to SemGroup or its subsidiaries in the ordinary course, (2) those required under the organizational documents of the entity in effect on the date of the merger agreement and (3) regular quarterly cash distributions with customary record and payment dates on SemGroup common stock, not in excess of $0.4725 per share per quarter;

•

will not, and will not permit its material subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, or any reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the merger, or reorganizations solely among SemGroup and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•

will not, and will not permit its subsidiaries to, make any acquisition or make any loans, advances or capital contributions to, or investments in excess of $10 million, except (1) as contemplated by SemGroup’s fiscal 2019-2020 budget and capital expenditure plan or (2) among SemGroup and its wholly owned subsidiaries or among its wholly owned subsidiaries; that in each case, would not be expected to prevent, materially impede or materially delay the merger;

•

will not, and will not permit its subsidiaries to, sell, lease, license, transfer, exchange or swap or dispose of any properties or non-cash assets with a value of more than $10 million, except (1) of obsolete or worthless equipment, (2) of inventory, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (3) among SemGroup and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•

will not, and will not permit its subsidiaries to, (A) authorize any capital expenditures in excess of $10 million, except (1) as contemplated by SemGroup’s fiscal 2019-2020 budget and capital expenditure plan or (2) those made in response to any emergency, (B) authorize or commit to make any charitable contributions not authorized or contractually committed prior to the date of the merger agreement or (C) make any charitable contribution except as set forth on the SemGroup disclosure schedule;

•

except as required by any SemGroup benefit plan as in effect on the date of the merger agreement, will not, and will not permit its subsidiaries to, (1) increase the compensation or benefits payable or provided to SemGroup’s directors, officers, employees or other service providers, other than customary increases consistent with past practice for non-officer level employees, not to exceed 2% in the aggregate, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee, except (x) for customary employment agreements entered into with newly hired employees outside of the United States who are not officers or (y) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (3) establish, adopt, enter into, terminate or amend SemGroup benefit plan, except as expressly permitted under clause (2) above, as required by applicable law or for annual renewals of group benefit plans in the ordinary course of business consistent with past practice that would not result in material additional or increased costs, (4) enter into, terminate or amend any collective bargaining agreement, (5) make any change in SemGroup or its material subsidiaries’ key management structure, including the hiring of additional officers or the termination of existing officers (other than for cause), (6) grant any SemGroup equity awards, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than those for travel or reasonable business expenses);

•

will not, and will not permit its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or law;

•

will not, and will not permit its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in SemGroup or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing SemGroup benefit plans (except as otherwise provided in the merger agreement or the terms of any unexercisable or unexercised options or warrants outstanding on the date of the merger agreement), other than (1) issuances of SemGroup common stock in respect of the exercise or settlement of any SemGroup equity awards outstanding on the date of the merger agreement, (2) the sale of SemGroup shares pursuant to the SemGroup employee stock purchase plan with respect to the offering period currently underway as of the date of the merger agreement, or (3) for transactions among SemGroup and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•

will not, and will not permit its subsidiaries to acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among SemGroup and its subsidiaries or among its subsidiaries;

•

will not, and will not permit its subsidiaries to become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) in the ordinary course of business, (2) among SemGroup and its wholly owned subsidiaries or among its wholly owned subsidiaries, (3) incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms, (4) for any guarantees by SemGroup of indebtedness of its subsidiaries or guarantees by its subsidiaries of indebtedness of SemGroup or any SemGroup subsidiary and (5) incurred pursuant to SemGroup’s credit agreement or the credit agreement of SemCAMS, a joint venture of SemGroup, not to exceed $50 million; in each case, provided that such indebtedness does not impose or result in any additional restrictions or limitations that would be material to SemGroup and its subsidiaries, or, following the closing of the merger, Energy Transfer and its subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which SemGroup or any subsidiary is subject as of the date of the merger agreement;

•

other than in the ordinary course of business, will not, and will not permit its subsidiaries to, modify, amend or terminate, or waive any rights under any SemGroup material contract or under any SemGroup permit, in a manner or with an effect that is materially adverse to SemGroup and its subsidiaries;

•

will not, and will not permit its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved for it on the balance sheet as of June 30, 2019 or (2) that do not exceed $10 million;

•

will not (except in the ordinary course of business (1) change its fiscal year or any material method of tax accounting, (2) make, change or revoke any material tax election, (3) enter into any closing agreement, with respect to, or otherwise settle or compromise, any material tax liability, (4) file any material amended tax return, or (5) surrender a claim for a material refund of taxes;

•

except as otherwise permitted by the merger agreement or for transactions between SemGroup and its subsidiaries or among its subsidiaries, will not, and will not permit its subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of SemGroup or any subsidiary, other than at (1) stated maturity, (2) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof, (3) prepayment and repayment of revolving loans in the ordinary course of business, and (4) any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date of the merger agreement; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

Energy Transfer

Energy Transfer has agreed that, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by SemGroup (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement, or (iv) as set forth on Energy Transfer’s disclosure schedule to the merger agreement, Energy Transfer:

•	will conduct the business of Energy Transfer and its subsidiaries in the ordinary course of business; and

•	will use commercially reasonable efforts to preserve intact their present lines of business, maintain its rights and franchises and preserve its relationships with customers and suppliers.

Energy Transfer has further agreed that, until the earlier of the termination of the merger agreement or the effective time, except (i) as required by law or any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by SemGroup (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement, or (iv) as set forth on Energy Transfer’s disclosure schedule, Energy Transfer:

•	will not adopt any amendment to Energy Transfer’s organizational documents or the organizational documents and governance arrangement of ET GP;

•

will not, and will not permit their subsidiaries to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Energy Transfer which remains a wholly owned subsidiary after such transaction;

•

except in the ordinary course of business, will not, and will not permit its subsidiaries that are not wholly owned by Energy Transfer or wholly owned subsidiaries of such subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities, except (1) by any subsidiaries only to Energy Transfer or any subsidiary of Energy Transfer in the ordinary course of business, (2) as required under the applicable organizational documents of such entity in effect on the date of the merger agreement and (3) regular quarterly cash distributions with respect to the common units and the Energy Transfer Operating, L.P. preferred units as set forth in Energy Transfer’s disclosure schedule;

•

will not, and will not permit any of its material subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger, consolidation, restructuring or reorganization solely among Energy Transfer and its subsidiaries or among Energy Transfer’s subsidiaries;

•

will not permit any of Energy Transfer’s subsidiaries to, make any acquisition or any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger;

•

will not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in Energy Transfer or any securities convertible into or exchangeable for any such equity interest or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Energy Transfer benefit plans, other than (1) issuances of common units in respect of any exercise of Energy Transfer equity awards and settlement of any Energy Transfer equity awards outstanding on the date of the merger agreement or as may be granted after the date of the merger agreement as permitted in the merger agreement, (2) the sale of ET common units pursuant to the exercise of options if necessary to effectuate an option direction upon exercise or for withholding of taxes, (3) the grant of equity compensation awards under the Energy Transfer equity plans, or (4) for transactions among Energy Transfer and its subsidiaries or among Energy Transfer’s subsidiaries;

•

will not acquire any equity securities of Energy Transfer or any rights, warrants or options to acquire any such equity securities, except for transactions among Energy Transfer and its subsidiaries or among Energy Transfer’s subsidiaries;

•	take any action or fail to take any action that would reasonably be expected to cause Energy Transfer to be treated, for U.S. federal income tax purposes, as a corporation; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

Mutual Access

Until the effective time or the earlier termination of the merger agreement, Energy Transfer and SemGroup agreed to afford the other party and its representatives, reasonable access during normal business hours to its and its subsidiaries’ personnel and properties, contracts, commitments, books and records and any reports, schedules or documents filed or received by it pursuant to law, together with such other accounting, financing, operating, environmental and other information as a party may reasonably request. Notwithstanding the obligations described above, neither SemGroup nor Energy Transfer is required to afford such access if it would unreasonably disrupt the operations of such party or its subsidiaries, would cause a violation of any agreement to which it or its subsidiaries is party, would cause a risk of a loss privilege to such party or its subsidiaries or would violate the law. Neither SemGroup or Energy Transfer or any of their respective representatives are permitted to perform onsite procedures on property of the other party or its subsidiaries without prior written consent. SemGroup and Energy Transfer are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement between SemGroup and Energy Transfer.

Non-Solicitation by SemGroup

Termination of Discussions

SemGroup agreed to, immediately following the execution of the merger agreement, cease and terminate any discussions related to any acquisition proposal (as defined below), and to cause its subsidiaries and their respective directors, officers and employees, and to use reasonable best efforts to cause its representatives, to cease and terminate such discussions.

Non-Solicitation Obligations

Subject to certain exceptions summarized below, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, SemGroup has agreed that it will not, and it will cause its subsidiaries, and its and their respective officers, directors, employees and representatives not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to SemGroup’s stockholders, that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

furnish any non-public information regarding SemGroup or any of its subsidiaries, or afford access to the business, properties, books or records of SemGroup or any of its subsidiaries, in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal;

•

engage or participate in or otherwise facilitate any discussions or negotiations with any person (other than Energy Transfer, Merger Sub or their respective directors, officers, employees, affiliates or representatives) with respect to an acquisition proposal;

•

approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal or requiring SemGroup to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

•

unless the SemGroup board of directors, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the SemGroup board of directors to SemGroup’s stockholders, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any of SemGroup or its subsidiaries’ equity securities, or

•	resolve, propose or agree to do any of the foregoing.

Exceptions to Non-Solicitation Provision

Notwithstanding its non-solicitation obligations described above, prior to obtaining SemGroup stockholder approval of the merger agreement, SemGroup may furnish non-public information regarding SemGroup or any of its subsidiaries, or afford access to the business, properties, books or records of SemGroup or any of its subsidiaries, and engage and participate in discussions and negotiations in response to an unsolicited, written and bona fide acquisition proposal that the SemGroup board of directors, or any committee thereof, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a superior offer (as defined below) if (1) such acquisition proposal was received after the date of the merger agreement and did not result from a material breach of SemGroup’s non-solicitation obligations, (2) SemGroup notifies Energy Transfer in the manner required by the merger agreement and (3) SemGroup furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement between SemGroup and Energy Transfer and any such information not previously provided to Energy Transfer will be provided or made available to Energy Transfer on a substantially concurrent timeline.

SemGroup’s non-solicitation obligations described above do not prohibit SemGroup from:

•	informing any person that SemGroup is a party to the merger agreement and of the non-solicitation restrictions therein; or

•

disclosing factual information regarding the business, financial condition or results of operations of SemGroup, including in the ordinary course of business with its partners, other members or other equityholders in any jointly owned subsidiary of SemGroup with respect to such subsidiary, or the fact that an acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal or otherwise, to the extent SemGroup determines that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to be inconsistent with the SemGroup board of directors’ fiduciary duties; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the SemGroup board of directors with respect to the merger agreement or an acquisition proposal will be deemed to be a change of the SemGroup board of directors recommendation to approve and adopt the merger agreement unless the SemGroup board of directors publicly states that its recommendation of the merger agreement has not changed or refers to the prior recommendation.

Additionally, SemGroup and its boards of directors will be permitted to disclose to the SemGroup’s stockholders a position or to issue a “stop, look and listen” communication under applicable Exchange Act rules, provided, however, any such disclosure that relates to the approval of the SemGroup board of directors with respect to the merger agreement or an acquisition proposal will be deemed to be a change of the SemGroup board of directors recommendation to approve and adopt the merger agreement unless it states its recommendation of the merger agreement has not changed or refers to the prior recommendation.

SemGroup is also permitted to seek clarifications of certain acquisition proposals. SemGroup has agreed to notify Energy Transfer promptly (orally and in writing and no later than 24 hours thereafter) upon the receipt of an acquisition proposal or any inquiry or request for discussions or negotiations regarding an acquisition proposal or for non-public information. Such notice must include the identity of the person making such acquisition proposal and if in writing, a copy of such written acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary thereof, in each case, including any modifications made. Thereafter, SemGroup must keep Energy Transfer informed in all material respects on a prompt basis with respect to any change to the material terms of any such acquisition proposal (and no later than 24 hours following any such change).

Obligation to Recommend and Maintain its Recommendation to Approve and Adopt the Merger Agreement

SemGroup, through the SemGroup board of directors, has agreed, subject to its right to change its recommendation in the circumstances described below, to recommend the approval of the merger agreement to its stockholders and to use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the merger agreement and to take all other action necessary or advisable to secure the vote or consent of the SemGroup stockholders.

Except as permitted below, neither SemGroup nor the SemGroup board of directors nor any committee thereof may:

•	withhold, withdraw amend, qualify or modify, including by failing to include the recommendation of the SemGroup board of directors in this proxy statement/prospectus;

•

approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow SemGroup or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal;

•

fail to reaffirm the recommendation of the SemGroup board of directors within five business days of a request therefor by Energy Transfer following the date on which any acquisition proposal or material modification thereto is received by SemGroup or is published, sent or communicated to SemGroup’s stockholders, provided that if the SemGroup stockholders’ meeting is scheduled to be held within five business days of such request, within three business days after such request and, in any event, prior to the date of the SemGroup stockholders’ meeting (provided, that Energy Transfer may not make any such request on more than two occasions with respect to each acquisition proposal, which for these purposes includes any revision, amendment, update or supplement to such acquisition proposal);

•

fail to publicly announce, within five business days after a tender offer or exchange offer relating to the securities of SemGroup shall have been commenced, a statement disclosing that the SemGroup board of directors recommends rejection of such tender offer or exchange offer and affirms the recommendation of the SemGroup board of directors; or

•

approve any transaction under, or any third party becoming, an “interested stockholder” under, Section 203 of the DGCL (or similar concepts under any other applicable takeover law) (each of the above is sometimes referred to as a change of recommendation).

Notwithstanding the foregoing, SemGroup is permitted to withdraw or make a change of recommendation and/or terminate the merger agreement at any time prior to the receipt of the SemGroup stockholder approval if all of the following conditions are met:

•	SemGroup has received a written acquisition proposal or following the occurrence of an intervening event (as defined below);

•	in the case of a written acquisition proposal:

•	such acquisition proposal did not result from a material breach of SemGroup’s non-solicitation obligations;

•

the SemGroup board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that (i) such acquisition proposal constitutes a superior offer (as defined below) and (ii) the failure to make a change of recommendation or terminate the merger agreement would be reasonably likely to be inconsistent with the fiduciary duties owed by the SemGroup board of directors to the SemGroup stockholders under applicable law;

•

in the case of an intervening event, following consultation with outside legal counsel, the SemGroup Board determines that the failure to make a change of recommendation would be reasonably likely to be inconsistent with the fiduciary duties owed by the SemGroup board of directors to the SemGroup stockholders under applicable law; and

•	in either case:

•

SemGroup provides Energy Transfer 72 hours’ prior written notice of its intention to take such action which will include the reasons for the change in recommendation or information on the superior proposal;

•

after providing such notice and prior to making such a change of recommendation in connection with an intervening event or a superior offer or terminating the merger agreement to accept a superior offer, SemGroup will negotiate in good faith with Energy Transfer during such 72-hour period (to the extent that Energy Transfer desires to negotiate) to revise the terms of the merger agreement to permit the SemGroup board of directors not to effect a change of recommendation in connection with an intervening event or such that the acquisition proposal no longer constitutes a superior offer; and

•

the SemGroup board of directors will have determined in good faith following such 72-hour period, after consultation with its outside legal counsel and financial advisors, that the acquisition proposal would continue to constitute a superior offer or that the SemGroup board of directors’ fiduciary duties would continue to require a change of recommendation with respect to such intervening event, in each case if any changes proposed in writing by Energy Transfer were given effect.

Regardless of its compliance with the foregoing, without Energy Transfer’s consent, SemGroup may not change its recommendation or terminate the merger agreement to accept a superior offer for a period of 72 hours after it has provided written notice to Energy Transfer of its intention to change its recommendation or terminate the merger agreement, and in the event that the acquisition proposal is thereafter modified by the party making such acquisition proposal, SemGroup will provide Energy Transfer written notice of such modification and shall not be permitted to change its recommendation or terminate the merger agreement and shall again negotiate in good faith with Energy Transfer for a period of 48 hours.

Definition of Acquisition Proposal, Acquisition Transaction, Intervening Event and Superior Offer

As used above, an “acquisition proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party relating to any acquisition transaction.

An “acquisition transaction” means any transaction or series of related transactions in which a third person directly or indirectly:

•	acquires assets of SemGroup and its subsidiaries equal to 25% or more of SemGroup’s consolidated assets or to which 25% or more of SemGroup’s consolidated revenues or earnings are attributable; or

•	acquires “beneficial ownership” (as defined in the Exchange Act) of 25% or more of any class of equity securities of SemGroup entitled to vote on the approval and adoption of the merger agreement.

An “intervening event” means any material event, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), to or by the SemGroup board of directors as of the date of the merger agreement, which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the SemGroup board of directors prior to the SemGroup stockholders approving the merger agreement; however, to the extent that the intervening event relates to an event involving Energy Transfer or its subsidiaries, then such event will not constitute an intervening event if such event is:

•

generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere, unless such event disproportionately affects Energy Transfer and its subsidiaries (taken as a whole), relative to other similarly situated companies in the industries in which Energy Transfer and its subsidiaries operate; or

•

resulting from or arising out of (a) changes or developments in the industries in which Energy Transfer or its subsidiaries conduct business, (b) changes or developments in prices for oil, natural gas or other commodities or for Energy Transfer’s raw material inputs and end products, (c) the announcement or existence of, compliance with or performance under, the merger agreement (including the impact thereof on the relationships of Energy Transfer or its subsidiaries with employees, labor unions, customers, suppliers or partners and including any lawsuit or other proceeding with respect to the transactions contemplated by the merger agreement, (d) adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation ordinance or law of or by any governmental entity or market administrator, (e) failure by Energy Transfer to meet financial projections or forecasts or estimates of financial metrics for any period (though this exception will not affect a determination on the event underlying the failure or intervening event), or (f) changes in the unit price or trading volume of ET common units or the credit rating of Energy Transfer or any of its subsidiaries (though this exception will not affect a determination that an event underlying the change has resulted in an intervening event); except with respect to clauses (a), (b) and (d), to the extent the event disproportionately affects Energy Transfer and its subsidiaries (taken as a whole) relative to other similarly situated companies in the industries in which Energy Transfer and its subsidiaries operate.

A “superior offer” means a written acquisition proposal to acquire at least:

•	75% of the equity securities of SemGroup; or

•	75% of the assets of SemGroup and its subsidiaries, taken as a whole,

in each case on terms that the SemGroup board of directors, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is:

•	if accepted, reasonably likely to be consummated; and

•	more favorable to SemGroup’s stockholders (including, without limitation, from a financial point of view) than the merger and the transactions contemplated by the merger agreement (taking into account any proposal by Energy Transfer to amend or modify the terms of the merger agreement which are committed to in writing)

after taking into account such factors deemed relevant by the SemGroup board of directors, or any committee thereof, including the form of consideration, timing, likelihood of consummation, required approvals and conditions to consummation.

SemGroup Employee Equity-Based Awards

Restricted Share Units. Each award of restricted share units, vested or unvested (other than those held by non-employee directors of SemGroup) (each, a “SemGroup RSU award”), that is outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award to receive a number of ET common units equal to the number of shares of SemGroup common stock subject to such SemGroup RSU award immediately prior to the effective time multiplied by a ratio equal to the per share cash amount divided by the closing price of one ET common unit on the NYSE on the day prior to the closing date plus the exchange ratio (the “equity exchange ratio”), rounded up or down to the nearest whole ET common unit (each, an “assumed SemGroup RSU award”). Each assumed SemGroup RSU award will otherwise be subject to the same terms and conditions as were applicable to such award immediately prior to the effective time and fully accelerate upon a termination without cause, for good reason or as a result of the holder’s death or disability.

Restricted Stock Awards. Each restricted stock award (other than those held by non-employee directors of SemGroup) (each, a “SemGroup restricted stock award”) that is outstanding immediately prior to the effective time will be assumed by Energy Transfer and converted into a restricted unit award representing a contractual right upon vesting to receive a number of ET common units equal to the product obtained by multiplying (x) the number of shares of SemGroup common stock subject to such SemGroup restricted stock award immediately prior to the effective time by (y) the equity exchange ratio, rounded up or down to the nearest whole ET common unit (each, an “assumed SemGroup restricted stock award”). Each assumed SemGroup restricted stock award will otherwise be subject to the same terms and conditions as were applicable to the SemGroup award immediately prior to the effective time, have distribution equivalent rights and fully accelerate upon a termination without cause, for good reason or as a result of the holder’s death or disability.

Performance Share Units. Each award of performance share units that corresponds to shares of SemGroup common stock (each, a “SemGroup PSU award”) that is outstanding and vested as of the effective time, will be cancelled in exchange for the payment of the merger consideration with respect to the number of shares of SemGroup common stock underlying such vested SemGroup PSU award. Each SemGroup PSU award that is outstanding and unvested as of the effective time will automatically, and without any required action of the holder thereof, be cancelled without consideration.

Director Restricted Share Awards. Each SemGroup restricted stock award and SemGroup restricted share unit award that is outstanding immediately prior to the effective time and held by a non-employee director of SemGroup and that is outstanding immediately prior to the effective time (each, a “director restricted share award”) will, as of the effective time, become fully vested and will be cancelled in exchange for the payment of the merger consideration with respect to the total number of shares of SemGroup common stock subject to such director restricted share award.

The compensation committee of the board of directors of SemGroup has determined to vest all SemGroup PSU awards that were outstanding on September 15, 2019 at target performance levels as of immediately prior to the effective time.

Employee Matters

Energy Transfer has agreed that it will or will cause its subsidiaries, for one year after the effective time, to provide to each individual employed by SemGroup or its subsidiaries immediately prior to the effective time and who continue employment during such time period with (i) annual base salary or wages that are no less favorable than the annual base salary or wages provided to such current employees immediately prior to the effective time, (ii) severance benefits that are no less favorable than the severance benefits in effect for such employees as immediately prior to the effective time and (iii) other compensation and employee benefits that are substantially comparable in the aggregate to either, Energy Transfer’s election, (A) the other compensation and employee benefits provided to similarly situated employees of Energy Transfer and its subsidiaries or (B) the other compensation and employee benefits provided to such employees immediately prior to the effective time (excluding equity compensation, defined benefit and supplemental pensions and retiree medical benefits).

For purposes of vesting, eligibility to participate, and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits, but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan under the benefit plans of Energy Transfer and its subsidiaries providing benefits to such employees after the effective time, each such employee will be credited with his or her years of service with SemGroup and its subsidiaries and their respective predecessors before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar SemGroup benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time, provided that it does not result in a duplication of benefits for the same period of service. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in any and all benefit plans of Energy Transfer and its subsidiaries providing benefits to such employee after the effective time to the extent coverage under such plans is comparable to a benefit plan in which the employee participated prior to the effective time, (ii) for purposes of each benefit plan of Energy Transfer and its subsidiaries providing medical, dental, pharmaceutical and/or vision benefits to such employee after the effective time, Energy Transfer will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such employee and his or her dependents, unless and to the extent the individual was subject to the same such conditions under a comparable benefit plan prior to the effective time.

Each employee who as of immediately prior to the effective time is eligible for an annual bonus under a SemGroup benefit plan for 2019, is employed by the surviving corporation or its affiliates on December 31, 2019 and is not terminated for cause shall receive an annual bonus for 2019 (to the extent such bonus is not otherwise paid prior to the effective time) in an amount equal to not less than 100% of the target amount of such bonus; provided that if such employee is terminated without cause prior to December 31, 2019, such employee shall remain entitled to receive a pro-rated portion of his or her bonus for 2019.

Regulatory Approvals and Efforts to Close the Merger

Each of SemGroup and Energy Transfer has agreed to use, and to cause their respective subsidiaries to use, reasonable best efforts to take promptly all actions and to do promptly and assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement, including using reasonable best efforts to:

•

obtain all necessary actions or nonactions, waivers, clearances, consents and approvals from governmental entities and make all necessary registrations and filings and take any other steps necessary to obtain any action or nonaction, waiver, clearance, consent or approval from, or to avoid any action or proceeding by, any governmental entity;

•	obtain all necessary consents, approvals or waivers from third parties other than any governmental entity;

•	defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the transactions contemplated by the merger agreement; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Energy Transfer and SemGroup have also agreed to:

•

make their respective filings under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) within 15 business days of the date of the merger agreement and cooperate with each other to make available to the other party information as the other party may reasonably request in order to make its HSR Act filing or respond to requests by any relevant governmental entity;

•

use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated by the merger agreement; and

•

keep each other apprised of the status of such matters, including promptly furnishing the other with copies of notices or other communications or correspondence between SemGroup or Energy Transfer, or any of their respective subsidiaries or affiliates, and any third party and/or any governmental entity with respect to such transactions.

Energy Transfer and SemGroup have agreed, prior to transmitting, to permit counsel for the other parties opportunity to review and provide comments to any communications, advocacy, white papers, information responses or other submission to any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement, and that neither party will participate in any substantive meeting or discussion with any governmental entity in connection with the proposed transactions without prior consultation with the other party and, to the extent not prohibited by such governmental entity, the opportunity for such other party to attend and participate. In addition, Energy Transfer, Merger Sub and SemGroup have agreed to use their respective reasonable best efforts to satisfy the conditions to each party’s obligations to close the merger, as described below.

Energy Transfer has agreed to take, or cause to be taken, all steps and to make, or cause to be made, all undertakings necessary to avoid or eliminate every impediment to consummation of the transactions contemplated by the merger agreement under regulatory laws so as to enable the closing to occur as promptly as practicable and in any event no later than the End Date (as defined in “– Termination of the Merger Agreement”), including, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Energy Transfer (or any of its subsidiaries or affiliates), (ii) creating, terminating, amending, modifying or divesting of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations of Energy Transfer (or its subsidiaries or affiliates), (iii) agreeing to restrictions, impairments, agreements or actions that would limit Energy Transfer’s or its subsidiaries’ or affiliates’ freedom of action with respect to, or their ability to own, manage, operate or conduct businesses, assets, equity interests, product lines or properties or (iv) any other remedy or condition of any kind, in each case as may be required in order to obtain all approvals or to avoid the commencement of any action to prohibit the merger, or to avoid the entry of, or to effect the dissolution of, any order in any action or proceeding seeking to prohibit the merger or delay the closing beyond the End Date.

Indemnification and Insurance

Energy Transfer and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of SemGroup or its subsidiaries will survive the merger and continue in full force and effect. Energy Transfer and the surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of SemGroup or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of SemGroup or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, arising out of or in connection with any action or omission by them in their capacities as such.

The parties have agreed that for six years from the effective time, (i) Energy Transfer and the surviving corporation will maintain the exculpation, indemnification and advancement of expenses provisions of SemGroup’s and any of its subsidiary’s organization documents or in any indemnification agreements of SemGroup or its subsidiaries with any of their respective directors, officers or employees; however, all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim and (ii) Energy Transfer will maintain the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the effective time by SemGroup and its subsidiaries, subject to certain limitations, but Energy Transfer shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by SemGroup prior to the date of the merger agreement, or SemGroup may elect, prior to the effective time, to purchase a tail policy for such coverage, but the cost of such policy may not exceed 6 times the maximum amount Energy Transfer would be required to pay in annual premiums as described above. If a tail policy is purchased, the surviving corporation will, and Energy Transfer will cause the surviving corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

Tulsa Office

Energy Transfer has agreed to maintain an office in the Tulsa, Oklahoma metropolitan area for at least two years following the closing of the merger.

Financing Assistance

SemGroup has agreed it will, and will cause its subsidiaries and their respective representatives to, use reasonable best efforts to provide reasonable and customary cooperation in connection with any financing by Energy Transfer or any of its respective subsidiaries in connection with the merger or otherwise, but will not be required to pay any commitment fee, provide any security or incur any liability in connection with any financing prior to the effective time.

Other Covenants and Agreements

The merger agreement contains additional agreements between the parties relating to the following matters, among other things:

•	taking such actions to render state takeover laws to be inapplicable to the merger and the other transactions contemplated by the merger agreement;

•	making certain public announcements regarding the terms of the merger agreement or the transactions contemplated thereby;

•

taking steps as may be required to cause any dispositions of SemGroup common stock or acquisitions of ET common units resulting from the merger agreement transactions to be exempt under Rule 16b-3 under the Exchange Act;

•	the listing on the NYSE of the ET common units to be issued as consideration in connection with the merger;

•

SemGroup will give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the registration statement on Form S-4, of which this document forms a part, is declared effective under the Securities Act; and

•	each party will provide reasonable access to personnel, properties, books and record.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to the effective time, whether before or after SemGroup stockholder approval:

•	by mutual written consent of Energy Transfer and SemGroup;

•

by either Energy Transfer or SemGroup, if the merger is not completed on or prior to June 30, 2020, provided, that if all of the conditions to closing, other than legal prohibitions or regulatory approvals, have been satisfied or are capable of being satisfied at such time, the end date will be automatically extended to September 30, 2020 (such date, as it may be extended from June 30, 2020, is referred to as the “End Date”); and provided, further, that such right to terminate the merger agreement will not be available to a party if the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement caused the failure of the closing to occur by the End Date;

•

by either Energy Transfer or SemGroup, if an injunction or other law is entered, enacted or becomes effective permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction or other law will have become final and non-appealable; provided that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to remove such injunction to the extent so required by the merger agreement; or

•

by either Energy Transfer or SemGroup, if SemGroup’s stockholder meeting (including any adjournments or postponements thereof) has concluded, at which a vote upon the adoption of the merger agreement was taken, and without receiving the approval of the merger agreement.

Energy Transfer may also terminate the merger agreement:

•

if SemGroup breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, SemGroup does not or ceases to diligently attempt to cure such breach or failure in such a manner that would make it reasonably likely that such breach or failure will be cured prior to the End Date, in each case, after receiving written notice from Energy Transfer describing such breach or failure in reasonable detail (provided that Energy Transfer is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•

prior to obtaining SemGroup stockholder approval, (i) in the event of a change of recommendation or (ii) SemGroup willfully and materially breaches any of its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement.

SemGroup may also terminate the merger agreement:

•

if Energy Transfer breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Energy Transfer does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from SemGroup describing such breach or failure in reasonable detail (provided that SemGroup is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•

prior to obtaining SemGroup stockholder approval (only if SemGroup has complied with its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement) in order to enter into a definitive agreement with respect to a superior offer (which it enters into with or promptly following the termination of the merger agreement); provided that any such purported termination by SemGroup will be void and of no force or effect unless SemGroup pays Energy Transfer the Breakup Fee summarized below.

Effect of Termination

If the merger agreement is validly terminated (other than any obligations to pay breakup fees or expenses, and certain other provisions of the merger agreement, including the enforcement of the terms of the merger agreement) there will be no liability on the part of SemGroup or Energy Transfer to the other except as related to breakup fees and expenses, and except that no party will be relieved or released from any liabilities arising out of or the result of, fraud or willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in the merger agreement.

Breakup Fee and Energy Transfer Expenses

SemGroup has agreed to reimburse Energy Transfer for its expenses incurred in connection with the merger transaction, up to $27.25 million if:

•

Energy Transfer or SemGroup terminates the merger agreement because the SemGroup stockholders do not vote in favor of the proposal to approve and adopt the merger agreement and prior to the stockholder meeting, a third party has made and publicly announced or disclosed an acquisition proposal which has not been withdrawn prior to the stockholder meeting; or

•

Energy Transfer terminates the merger agreement prior to SemGroup stockholder approval, due to a change of recommendation by the SemGroup board of directors, and the breakup fee (defined below) is not otherwise required to be paid pursuant to the merger agreement.

SemGroup has further agreed to pay Energy Transfer $54.5 million (referred to as the “breakup fee”) less any Energy Transfer expenses previously reimbursed by SemGroup if:

•

SemGroup terminates the merger agreement after having complied with the covenants that permit SemGroup to terminate the merger agreement to enter into a definitive agreement regarding a superior offer;

•

Energy Transfer terminates the merger agreement because SemGroup has willfully and materially breached any of its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement;

•

Energy Transfer terminates the merger agreement because (i) prior to SemGroup stockholder approval, there is a change of recommendation by the SemGroup board of directors or (ii) SemGroup fails to call the stockholders’ meeting in violation of its obligation to do so, and in either case, prior to such termination, a third party has made and publicly announced or disclosed an acquisition proposal which has not been withdrawn prior to termination;

•

Energy Transfer or SemGroup terminates the merger agreement because of the failure to obtain stockholder approval of the merger agreement at the stockholder meeting and prior to the stockholder meeting, a third party has made and publicly announced or disclosed an acquisition proposal which has not been withdrawn prior to the stockholder meeting and within 12 months after such termination, SemGroup has consummated or entered into an agreement to consummate (which may be consummated after such 12-month period) an acquisition transaction; or

•

Energy Transfer terminates the merger agreement due to a change of recommendation and within 12 months after such termination, SemGroup has consummated or entered into an agreement to consummate (which may be consummated after such 12-month period) an acquisition transaction.

“Acquisition transaction” is defined in “– Non-Solicitation by SemGroup – Definition of Acquisition Proposal, Acquisition Transaction, Intervening Event and Superior Offer,” except that when the term is used in this section, the references to 25% are to 75%.

Upon the payment of the breakup fee or Energy Transfer expenses pursuant to the merger agreement, no party will have any further liability under the merger agreement to SemGroup or its stockholders or Energy

Transfer or its unitholders, as applicable. Notwithstanding the foregoing, the payment of the breakup fee or Energy Transfer expenses will not release any party from liability arising out of or the result of fraud. In no event will SemGroup be required to pay the breakup fee on more than one occasion. If SemGroup fails to pay promptly, the breakup fee or Energy Transfer expenses when due under the merger agreement, it will also pay to Energy Transfer interest, accruing from the due date and the reasonable out-of-pocket expenses, including legal fees, in connection with any action taken to collect payment.

Other Fees and Expenses

Other than as provided in the provisions of the merger agreement summarized above, whether or not the merger is completed, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that the fees and expenses incurred in connection with the printing, filing and mailing of this document (including applicable SEC filing fees) and filing fees payable under the HSR Act and foreign antitrust laws will be borne equally by Energy Transfer and SemGroup.

Amendment and Waiver

At any time prior to the effective time, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SemGroup, Energy Transfer and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of SemGroup stockholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of SemGroup, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of SemGroup. Notwithstanding the foregoing, no failure or delay by any party to the merger agreement in exercising any right under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section contains a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of SemGroup common stock.

The discussion of U.S. federal income tax consequences is based upon the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and administrative rulings and court decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SemGroup common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation) organized under the laws of the United States, any state thereof or the District of Columbia; (iii) a trust if (a) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person; or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Except as otherwise expressly provided herein, this discussion (1) only addresses U.S. holders that hold their SemGroup common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); (2) does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of such U.S. holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, banks, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, individual retirement accounts, real estate investment trusts, mutual funds, traders in securities that elect mark-to-market treatment, holders who acquired SemGroup common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders who hold their SemGroup common stock as part of a hedge, straddle, constructive sale, conversion transaction or other risk reduction transaction, U.S. holders whose functional currency is not the U.S. dollar, U.S. holders of SemGroup preferred stock, U.S. holders subject to special tax accounting rules as a result of any item of gross income with respect to SemGroup common stock being taken into account in an applicable financial statement and U.S. expatriates and former citizens or long-term residents of the United States); and (3) does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the federal income tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of SemGroup common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of SemGroup common stock that are partnerships or partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

ALL HOLDERS OF SEMGROUP COMMON STOCK SHOULD CONSULT THEIR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE MERGER.

Tax Consequences of the Merger to U.S. holders of SemGroup Common Stock

Each U.S. holder of SemGroup common stock generally will be treated as having (i) sold an undivided portion of each share of SemGroup common stock exchanged by such holder pursuant to the merger (equal to the percentage that (a) the per share cash amount received by such holder in exchange for its shares of SemGroup common stock pursuant to the merger bears to (b) the fair market value of the total merger consideration it received (i.e., the per share cash amount plus the fair market value of the ET common units as of the closing date of the merger)) for cash and (ii) contributed the remaining undivided portion of each share of SemGroup common stock to Energy Transfer in exchange for the ET common units.

With respect to the portion of each share of SemGroup common stock that a U.S. holder is treated as selling for cash, such U.S. holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received (including the amount of any cash received in lieu of a fractional ET common unit) and such holder’s adjusted basis in the portion of each share of SemGroup common stock treated as sold for cash. Generally, such gain or loss will be long-term capital gain or loss if the holder’s holding period for such share of SemGroup common stock exchanged is greater than one year as of the closing of the merger. The deductibility of capital losses is subject to limitations.

With respect to the portion of each share of SemGroup common stock that a U.S. holder is treated as contributing to Energy Transfer in exchange for ET common units, such U.S. holder generally should not recognize gain or loss. The aggregate tax basis of the ET common units received by such U.S. holder pursuant to the merger will be the same as the aggregate tax basis of the portion of each share of SemGroup common stock treated as exchanged therefor, increased by such U.S. holder’s share of nonrecourse liabilities of Energy Transfer. The holding period of the ET common units received in exchange for SemGroup common stock pursuant to the merger will include the holding period of the portion of the SemGroup common stock surrendered in exchange therefor.

A U.S. holder who acquired different blocks of SemGroup common stock at different times should consult its own tax advisor regarding such U.S. holder’s holding period in ET common units received in exchange for SemGroup common stock pursuant to the merger.

Classification of Energy Transfer for U.S. Federal Income Tax Purposes

The expected U.S. federal income tax consequences of the merger are dependent, in part, upon Energy Transfer being treated as a partnership for U.S. federal income tax purposes at the time of the merger. If Energy Transfer were to be treated as a corporation for U.S. federal income tax purposes at the time of the merger, the merger would likely be a fully taxable transaction to SemGroup common stockholders. The discussion above assumes that Energy Transfer will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Please read the discussion of the opinion of Latham & Watkins LLP that Energy Transfer will be classified as a partnership for U.S. federal income tax purposes at the time of the merger below under “Material U.S. Federal Income Tax Consequences of ET Common Unit Ownership – Partnership Status.”

SemGroup and Energy Transfer intend that the merger will be treated for U.S. federal income tax purposes, in part, as a contribution of a portion of each share of SemGroup common stock to Energy Transfer that qualifies under Section 721(a) of the Code to the extent a SemGroup stockholder receives ET common units as merger consideration. In order for the contribution to qualify under Section 721(a) of the Code, among other things, Energy Transfer must not be treated for purposes of Section 721(b) of the Code as a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated (an “investment company partnership”).

Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to an investment company partnership. In general, the Treasury Regulations under Section 351(e) of the Code define an “investment company” to mean any corporation more than 80% of the value of whose assets are held for investment and are stocks or securities as defined by the statute. In the case of stock and securities of a corporate subsidiary, the stock and securities of such corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets, provided in each case that the parent corporation owns 50% or more of the voting power or value of the subsidiary corporation’s stock. There is no explicit look-through rule for securities of a publicly traded partnership subsidiary. The Treasury Regulations also provide that the determination of whether an entity is an investment company will ordinarily be made by reference to the circumstances in existence immediately after the transfer in question.

The determination of whether Energy Transfer will be treated as an investment company partnership for purposes of Section 721(b) of the Code will be based on the relative values of the assets held by Energy Transfer and its ratable share of the assets of any subsidiary that Energy Transfer is treated as owning, including as a result of the merger. Energy Transfer is primarily a holding company and its principal assets prior to the merger are the limited partnership interests and non-economic general partner interest in Energy Transfer Operating, L.P. (“ETO”), which is a publicly traded partnership. Unlike with corporate subsidiaries, there is no explicit look-through rule for securities of a publicly traded partnership subsidiary, but Energy Transfer believes that such publicly traded partnership securities should be disregarded if the applicable ownership threshold is met. If Energy Transfer’s general partner interest and limited partnership interest in ETO are disregarded and Energy Transfer is treated as owning its ratable share of ETO’s assets for purposes of Section 721(b) of the Code, Energy Transfer believes that it will not be an investment company partnership for such purposes immediately following the merger. The discussion above assumes that Energy Transfer will not be classified as an investment company partnership for U.S. federal income tax purposes.

Energy Transfer is seeking a private letter ruling from the IRS that Energy Transfer’s direct and indirect equity ownership interests in ETO will be disregarded and Energy Transfer will be deemed to own its ratable share of ETO’s assets for purposes of determining whether Energy Transfer is an investment company partnership provided that Energy Transfer owns directly, or indirectly through wholly-owned corporate subsidiaries, 50% or more of the capital and profits interests in ETO. However, there can be no guarantee or assurance that such ruling will be obtained or that such ruling will be obtained prior to when the SemGroup stockholders are required to vote on the merger. The merger agreement requires the parties to report the merger as an exchange governed by Section 721(a) of the Code to the extent that each SemGroup stockholder exchanges a portion of each share of SemGroup common stock to Energy Transfer for ET common units, unless otherwise required by an adverse “determination” as defined in Section 1313 of the Code. If the IRS does not issue the private letter ruling and the IRS were to prevail in an assertion, or a court were to conclude, that Energy Transfer was an investment company partnership immediately following the merger, then Section 721(a) of the Code would not apply and the SemGroup stockholders would be treated as having sold all of their SemGroup common stock to Energy Transfer in a fully taxable transaction.

Backup Withholding

Payments received in exchange for shares of SemGroup common stock pursuant to the merger generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently, 24%) if the holder of such shares or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures by properly completing IRS Form W-9 or otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ET COMMON UNIT OWNERSHIP

This section is a summary of the material U.S. federal income tax consequences that may be relevant to individual citizens or residents of the United States owning ET common units received in the merger and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to Energy Transfer’s general partner and Energy Transfer, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Code, the Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to Energy Transfer include its operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting Energy Transfer or its unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to ET common units being taken into account in an applicable financial statement and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, Energy Transfer encourages each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws, including the impact of the recently enacted U.S. tax reform legislation.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding Energy Transfer’s characterization as a partnership for tax purposes. Instead, Energy Transfer will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for ET common units, including the prices at which ET common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to Energy Transfer’s unitholders and Energy Transfer’s general partner and thus will be borne indirectly by Energy Transfer unitholders and Energy Transfer’s general partner. Furthermore, the tax treatment of Energy Transfer, or of an investment in Energy Transfer, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by Energy Transfer and Energy Transfer’s general partner.

Notwithstanding the above, and for the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “– Tax Consequences of Unit Ownership – Treatment of Short Sales”); (ii) whether all aspects of Energy Transfer’s monthly method for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “Disposition of Common Units – Allocations Between Transferors and Transferees”); and (iii) whether Energy Transfer’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “– Tax Consequences of Unit Ownership – Section 754 Election” and “– Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation and processing of certain minerals and natural resources, including crude oil, natural gas and other products of a type that are produced in a petroleum refinery or natural gas processing plant, the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, certain related hedging activities, certain activities that are intrinsic to other qualifying activities, and Energy Transfer’s allocable share of Energy Transfer’s subsidiaries’ income from these sources. Other types of qualifying income include interest (other than from a financial business), dividends, real property rents, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Energy Transfer estimates that less than 3% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by Energy Transfer and Energy Transfer’s general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of Energy Transfer’s current gross income constitutes qualifying income. The portion of Energy Transfer’s income that is qualifying income may change from time to time.

The IRS has made no determination as to Energy Transfer’s status or the status of Energy Transfer’s operating subsidiaries for federal income tax purposes. Instead, Energy Transfer will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Code, the Treasury Regulations, published revenue rulings and court decisions and the representations described below that:

•	Energy Transfer will be classified as a partnership for federal income tax purposes; and

•

each of Energy Transfer’s operating subsidiaries, except as otherwise identified to Latham & Watkins LLP, will be disregarded as an entity separate from Energy Transfer or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by Energy Transfer and Energy Transfer’s general partner. The representations made by Energy Transfer and Energy Transfer’s general partner upon which Latham & Watkins LLP has relied include:

•

neither Energy Transfer nor any of Energy Transfer’s partnership or limited liability company subsidiaries, other than those identified as such to Latham & Watkins LLP, have elected or will elect to be treated as a corporation for federal income tax purposes; and

•

for each taxable year, more than 90% of Energy Transfer’s gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

Energy Transfer believes that these representations have been true in the past, are true as of the date hereof and expect that these representations will continue to be true in the future.

If Energy Transfer fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require Energy Transfer to make adjustments with respect to Energy Transfer’s unitholders or pay other amounts), Energy Transfer will be treated as if Energy Transfer had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which Energy Transfer fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in Energy Transfer. This deemed contribution and liquidation should be tax-free to unitholders and Energy Transfer so long as Energy Transfer, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, Energy Transfer would be treated as a corporation for federal income tax purposes.

If Energy Transfer were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, Energy Transfer’s items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and Energy Transfer’s net income would be taxed to it at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of Energy Transfer’s current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that Energy Transfer will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Energy Transfer will be treated as partners of Energy Transfer for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Energy Transfer for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “– Tax Consequences of Unit Ownership – Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding ET common units. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Energy Transfer for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “– Entity-Level Collections,” Energy Transfer will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of

Energy Transfer’s income, gains, losses and deductions without regard to whether Energy Transfer makes cash distributions to him. Consequently, Energy Transfer may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of Energy Transfer’s income, gains, losses and deductions for Energy Transfer’s taxable year ending with or within his taxable year. Energy Transfer’s taxable year ends on December 31.

Treatment of Distributions

Distributions by Energy Transfer to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Energy Transfer’s cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “– Disposition of Common Units.” Any reduction in a unitholder’s share of Energy Transfer’s liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by Energy Transfer of cash to that unitholder. To the extent Energy Transfer’s distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “– Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in Energy Transfer because of Energy Transfer’s issuance of additional common units will decrease his share of Energy Transfer’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of Energy Transfer’s “unrealized receivables,” including depreciation, recapture and/or substantially appreciated “inventory items,” each as defined in Section 751 of the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with Energy Transfer in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

Please read “Material U.S. Federal Income Tax Consequences of the Merger – Tax Consequences of the Merger to U.S. holders of SemGroup Common Stock” for a discussion of how to determine the initial tax basis of ET common units received in the merger. That basis will be increased by a unitholder’s share of Energy Transfer’s income, by any increases in his share of Energy Transfer’s nonrecourse liabilities and, on the disposition of an ET common unit, by his share of certain items related to business interest not yet deductible by him due to applicable limitations. Please read “– Limitations on Interest Deductions.” That basis will be decreased, but not below zero, by distributions from Energy Transfer, by the unitholder’s share of Energy Transfer’s losses, by any decreases in his share of Energy Transfer’s nonrecourse liabilities, by his share of Energy Transfer’s excess business interest (generally, the excess of Energy Transfer’s business interest over the amount that is deductible) and by his share of Energy Transfer’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of Energy Transfer’s debt that is recourse to Energy Transfer’s general partner to the extent of the general partner’s “net value” as defined in the Treasury Regulations promulgated under Section 752 of the Code, but will have a share, generally based on his share of profits, of Energy Transfer’s nonrecourse liabilities. Please read “– Disposition of Common Units – Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of Energy Transfer’s losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to Energy Transfer’s activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of Energy Transfer’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in Energy Transfer, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of Energy Transfer’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses Energy Transfer generates will only be available to offset its passive income generated in the future and will not be available to offset income from other passive activities or investments, including Energy Transfer’s investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income Energy Transfer generates may be deducted in full when he disposes of his entire investment in Energy Transfer in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of Energy Transfer’s net income may be offset by any of Energy Transfer’s suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

An additional loss limitation may apply to certain of Energy Transfer’s unitholders for taxable years beginning after December 31, 2017, and before January 1, 2026. A non-corporate unitholder will not be allowed to take a deduction for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $255,000, or $510,000 for taxpayers filing a joint return. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable unitholder in the following taxable year if certain conditions are met. Unitholders to which this excess business loss limitation applies will take their allocable share of Energy Transfer’s items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate unitholder after the passive loss limitations and may limit such unitholders’ ability to utilize any losses Energy Transfer generates that are allocable to such unitholder and that are not otherwise limited by the basis, at-risk and passive loss limitations described above.

Limitations on Interest Deductions

Energy Transfer’s ability to deduct interest paid or accrued on indebtedness properly allocable to a trade or business, “business interest,” may be limited in certain circumstances. Should Energy Transfer’s ability to deduct business interest be limited, the amount of taxable income allocated to Energy Transfer’s unitholders in the taxable year in which the limitation is in effect may increase. However, in certain circumstances, a unitholder may be able to utilize a portion of a business interest deduction subject to this limitation in future taxable years. Prospective unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation on an investment in ET common units.

In addition, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	Energy Transfer’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of Energy Transfer’s portfolio income will be treated as investment income.

Entity-Level Collections

If Energy Transfer were required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or Energy Transfer’s general partner or any former unitholder, Energy Transfer is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, Energy Transfer is authorized to treat the payment as a distribution to all current unitholders. Energy Transfer is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under its partnership agreement is maintained as nearly as is practicable. Payments by Energy Transfer as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

After giving effect to special allocation provisions with respect to Energy Transfer’s convertible units, if Energy Transfer has a net profit, its items of income, gain, loss and deduction will be allocated among Energy

Transfer’s general partner and the common unitholders in accordance with their percentage interests in Energy Transfer. If Energy Transfer has a net loss, that loss will be allocated to all common unitholders in accordance with their percentage interests in Energy Transfer to the extent of their positive capital accounts, as adjusted for certain items in accordance with applicable Treasury Regulations, and to Energy Transfer’s general partner in accordance with its percentage interest in Energy Transfer.

Specified items of Energy Transfer’s income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to Energy Transfer that exists at the time of such contribution, referred to in this discussion as the “Contributed Property.” Following the merger, in the event Energy Transfer divests itself of any SemGroup common stock, all or a portion of any gain or loss recognized as a result of a divestiture of such stock may be required to be allocated to former SemGroup stockholders. In addition, a former SemGroup stockholder may also be required to recognize its share of “built-in gain” upon certain distributions by Energy Transfer to that unitholder of other Energy Transfer property (other than money) within seven years following the merger. No special distributions will be made to the former SemGroup stockholders with respect to any tax liability for such transactions. In the event Energy Transfer issues additional common units or engages in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above will be made to Energy Transfer’s common unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by Energy Transfer at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although Energy Transfer does not expect that its operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts (subject to certain adjustments) nevertheless result, items of Energy Transfer’s income and gain will be allocated in an amount and manner sufficient to eliminate such negative balance as quickly as possible.

An allocation of items of Energy Transfer’s income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in Energy Transfer, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to Energy Transfer;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “– Section 754 Election” and “– Disposition of Common Units – Allocations Between Transferors and Transferees,” allocations under Energy Transfer’s partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of Energy Transfer’s income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “– Disposition of Common Units – Recognition of Gain or Loss.”

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (NIIT) is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of Energy Transfer’s income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in ET common units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder is entitled to a deduction equal to 20% of its “qualified business income” attributable to Energy Transfer, subject to certain limitations. For purposes of this deduction, a unitholder’s “qualified business income” attributable to Energy Transfer is equal to the sum of:

•

the net amount of such unitholder’s allocable share of certain of Energy Transfer’s items of income, gain, deduction and loss (generally excluding certain items related to Energy Transfer’s investment activities, including capital gains and dividends, which are subject to a federal income tax rate of 20%); and

•

any gain recognized by such unitholder on the disposition of its units to the extent such gain is attributable to certain Section 751 assets, including depreciation recapture and “inventory items” Energy Transfer owns.

Prospective unitholders should consult their tax advisors regarding the application of this deduction and its interaction with the overall deduction for qualified business income.

Section 754 Election

Energy Transfer has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits Energy Transfer to adjust a common unit purchaser’s tax basis in Energy Transfer’s assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from Energy Transfer. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in Energy Transfer’s assets with respect to a unitholder will be considered to have two components: (i) his share of Energy Transfer’s tax basis in Energy Transfer’s assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

Energy Transfer has adopted the remedial allocation method as to all its properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under Energy Transfer’s partnership agreement, Energy Transfer’s general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “– Uniformity of Units.”

Energy Transfer depreciates the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property that is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of Energy Transfer’s assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Energy Transfer will apply the rules described in the Treasury Regulations and legislative history. If Energy Transfer determines that this position cannot reasonably be taken, Energy Transfer may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Energy Transfer’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “– Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of Energy Transfer’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position Energy Transfer takes that understates deductions will overstate such unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “– Disposition of Common Units – Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether Energy Transfer’s method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if Energy Transfer uses an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge Energy Transfer’s position with respect to depreciating or amortizing the Section 743(b) adjustment Energy Transfer takes to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

Subject to certain limitations, a Section 743(b) adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because Energy Transfer may not be able to determine whether the transfers of Energy Transfer units satisfy all of the eligibility requirements and due to other limitations regarding administrability, Energy Transfer may elect out of the bonus depreciation provisions of Section 168(k) with respect to basis adjustments under Section 743(b).

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of Energy Transfer’s assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of Energy Transfer’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in Energy Transfer if Energy Transfer has a substantial built-in loss immediately after the transfer. Generally, a built-in loss is substantial if (i) it exceeds $250,000 or (ii) the transferee would be allocated a net loss in excess of $250,000 on a hypothetical sale of Energy Transfer’s assets for their fair market value immediately after a transfer of the interest at issue. In addition, a basis adjustment is required regardless of whether a Section 754 election is made if Energy Transfer distributes property and has a substantial basis reduction. A substantial basis reduction exists if, on a liquidating distribution of property to a unitholder, there would be a negative basis adjustment to Energy Transfer’s assets in excess of $250,000 if a Section 754 election were in place.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of Energy Transfer’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among Energy Transfer’s assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by Energy Transfer to Energy Transfer’s tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than Energy Transfer’s tangible assets. Energy Transfer cannot assure you that the determinations Energy Transfer makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in Energy Transfer’s opinion, the expense of compliance exceed the benefit of the election, Energy Transfer may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

Energy Transfer uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of Energy Transfer’s income, gain, loss and deduction for Energy Transfer’s taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of Energy Transfer’s taxable year but before the close of his taxable year must include his share of Energy Transfer’s income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of Energy Transfer’s income, gain, loss and deduction. Please read “– Disposition of Common Units – Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of Energy Transfer’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of Energy Transfer’s assets and their tax basis immediately prior to an offering will be borne by Energy Transfer’s unitholders holding interests in Energy Transfer prior to any such offering. Please read “– Tax Consequences of Unit Ownership – Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, Energy Transfer may use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “– Uniformity of Units.” Property Energy Transfer subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code.

If Energy Transfer disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property Energy Transfer owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in Energy Transfer. Please read “– Tax Consequences of Unit Ownership – Allocation of Income, Gain, Loss and Deduction” and “– Disposition of Common Units – Recognition of Gain or Loss.”

The costs Energy Transfer incurs in selling Energy Transfer’s units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon Energy Transfer’s termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by Energy Transfer, and as syndication expenses, which may not be amortized by Energy Transfer. The underwriting discounts and commissions Energy Transfer incurs will be treated as syndication expenses.

Valuation and Tax Basis of Energy Transfer’s Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on Energy Transfer’s estimates of the relative fair market values, and the initial tax bases, of Energy Transfer’s assets. Although Energy Transfer may from time to time consult with professional appraisers regarding valuation matters, Energy Transfer will make many of the relative fair market value estimates. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of Energy Transfer’s nonrecourse liabilities. Because the amount realized includes a unitholder’s share of Energy Transfer’s nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from Energy Transfer that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory items” Energy Transfer owns. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Ordinary income recognized by a unitholder on disposition of ET common units may be reduced by such unitholder’s deduction for qualified business income. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “– Tax Consequences of Unit Ownership – Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract; in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, Energy Transfer’s taxable income and losses will be determined annually, will be prorated on a monthly basis in proportion to the number of days in each month and will be subsequently apportioned among Energy Transfer’s unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which Energy Transfer refers to as the

“Allocation Date.” However, gain or loss realized on a sale or other disposition of Energy Transfer’s assets other than in the ordinary course of business will be allocated among Energy Transfer’s unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to Energy Transfer’s, but they do not specifically authorize all aspects of the proration method Energy Transfer has adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, Energy Transfer’s taxable income or losses might be reallocated among the unitholders. Energy Transfer is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of Energy Transfer’s income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify Energy Transfer in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify Energy Transfer in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, Energy Transfer is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify Energy Transfer of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Units

Because Energy Transfer cannot match transferors and transferees of units, Energy Transfer must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, Energy Transfer may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “– Tax Consequences of Unit Ownership – Section 754 Election.” Energy Transfer depreciates the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of Energy Transfer’s assets. Please read “– Tax Consequences of Unit Ownership – Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Energy Transfer will apply the rules described in the Treasury Regulations and legislative history. If Energy Transfer determines that this position cannot reasonably be taken, Energy Transfer may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Energy Transfer’s assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if Energy Transfer determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If Energy Transfer chooses not to utilize this aggregate method, Energy Transfer may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “– Tax Consequences of Unit Ownership – Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “– Disposition of Common Units – Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in ET common units.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of Energy Transfer’s income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. Further, a tax-exempt organization with more than one unrelated trade or business (including by attribution from investments in a partnership, such as Energy Transfer, that is engaged in one or more unrelated trades or businesses) must compute its unrelated business taxable income separately for each such trade or business, including for purposes for determining any net operating loss deductions. As a result, it may not be possible for tax-exempt organizations to use losses from an investment in Energy Transfer to offset taxable income from another unrelated trade or business.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of Energy Transfer’s income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of Energy Transfer’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, Energy Transfer’s quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Energy Transfer’s transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require Energy Transfer to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of Energy Transfer’s earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Gain on the sale or disposition of an ET common unit will be treated as effectively connected with a U.S. trade or business to the extent that a foreign unitholder would recognize gain effectively connected with a U.S. trade or business upon the hypothetical sale of Energy Transfer’s assets at fair market value on the date of the sale or exchange of that unit. Such gain shall be reduced by certain amounts treated as effectively connected with a U.S. trade or business attributable to certain real property interests, as set forth in the following paragraph.

Under the Foreign Investment in Real Property Tax Act, a foreign common unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country) generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of ET common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of Energy Transfer’s assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of Energy Transfer’s assets consist of U.S. real property interests and Energy Transfer does not expect that to change in the foreseeable future.

Therefore, foreign unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Upon the sale, exchange or other disposition of an ET common unit by a foreign unitholder, the transferee is generally required to withhold 10% of the amount realized on such sale, exchange or other disposition if any portion of the gain on such sale, exchange or other disposition would be treated as effectively connected with a U.S. trade or business. If the transferee fails to satisfy this withholding requirement, Energy Transfer will be required to deduct and withhold such amount (plus interest) from future distributions to the transferee. Because the “amount realized” would include a unitholder’s share of Energy Transfer’s nonrecourse liabilities, 10% of the amount realized could exceed the total cash purchase price for such disposed units. Due to this fact, the inability of publicly traded partnerships to match transferors and transferees of common units, and other uncertainty surrounding the application of these withholding rules, the U.S. Department of the Treasury and the IRS have currently suspended these rules for transfers of certain publicly traded partnership interests, including transfers of ET common units, until regulations or other guidance has been issued. It is unclear when such regulations or other guidance will be issued.

Additional withholding requirements may also affect certain foreign unitholders. Please read “– Administrative Matters – Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

Energy Transfer intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of Energy Transfer’s income, gain, loss and deduction for Energy Transfer’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, Energy Transfer will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. Energy Transfer cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither Energy Transfer nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit Energy Transfer’s federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to Energy Transfer’s returns as well as those related to Energy Transfer’s returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning on or before December 31, 2017, the Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Energy Transfer’s partnership agreement names its general partner as Energy Transfer’s Tax Matters Partner.

For such taxable years, the Tax Matters Partner has made and will make some elections on Energy Transfer’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Energy Transfer’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in Energy Transfer to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Energy Transfer’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to Energy Transfer’s income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from Energy Transfer. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity treated as a partnership in which Energy Transfer is a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, Energy Transfer expects to elect to have Energy Transfer’s general partner and Energy Transfer’s unitholders take any such audit adjustment into account in accordance with their interests in Energy Transfer during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If, as a result of any such audit adjustment, Energy Transfer is required to make payments of taxes, penalties and interest, Energy Transfer’s cash available for distribution to Energy Transfer’s common unitholders might be substantially reduced.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that Energy Transfer designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, Energy Transfer will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on Energy Transfer’s behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If Energy Transfer does not make such a designation, the IRS can select any person as the Partnership Representative. Energy Transfer currently anticipates that Energy Transfer will designate its general partner as its Partnership Representative. Further, any actions taken by Energy Transfer or by the Partnership Representative on Energy Transfer’s behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on Energy Transfer and all of Energy Transfer’s unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and, while these rules generally would have applied to payments of relevant Gross Proceeds made on or after January 1, 2019, recently proposed Treasury Regulations eliminate these withholding taxes on payments of Gross Proceeds entirely. Unitholders generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Thus, to the extent Energy Transfer has FDAP Income, that is not treated as effectively connected with a U.S. trade or business (please read “– Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their common units through such foreign entities, may be subject to withholding on distributions they receive from Energy Transfer, or their distributive share of Energy Transfer’s income, pursuant to the rules described above.

Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in ET common units.

Nominee Reporting

Persons who hold an interest in Energy Transfer as a nominee for another person are required to furnish to Energy Transfer:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of

$270 per failure, up to a maximum of $3,339,000 per calendar year, is imposed by the Code for failure to report that information to Energy Transfer. The nominee is required to supply the beneficial owner of the units with the information furnished to Energy Transfer.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on the return: (A) for which there is, or was, “substantial authority”; or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, Energy Transfer must adequately disclose the relevant facts on Energy Transfer’s return. In addition, Energy Transfer will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including Energy Transfer, or an investment in Energy Transfer’s common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect the tax treatment of publicly traded partnerships and Energy Transfer’s common unitholders.

Recently, the President signed into law comprehensive U.S. federal tax reform legislation that significantly reforms the Code. This legislation, among other things, contains significant changes to the taxation of Energy Transfer’s operations and an investment in ET common units, including a partial limitation on the deductibility of certain business interest expenses, a deduction for Energy Transfer’s unitholders relating to certain income from partnerships, immediate deductions for certain new investments instead of deductions for depreciation over time and the modification or repeal of many business deductions and credits. Energy Transfer continues to examine the impact of this tax reform legislation, and as its overall impact is uncertain, Energy Transfer notes that this tax reform legislation could adversely affect the value of an investment in Energy Transfer’s common units. Prospective unitholders are urged to consult their tax advisors regarding the impact of this tax reform legislation on an investment in ET common units.

Additional modifications to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for Energy Transfer to be treated as a partnership for federal income tax purposes. Please read “– Partnership Status.” Energy Transfer is unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect Energy Transfer, and any such changes could negatively impact the value of an investment in ET common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Energy Transfer does business or owns property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in Energy Transfer. Energy Transfer currently owns property or does business in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. Energy Transfer may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which Energy Transfer does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require Energy Transfer, or Energy Transfer may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by Energy Transfer. Please read “– Tax Consequences of Unit Ownership – Entity-Level Collections.” Based on current law and Energy Transfer’s estimate of its future operations, Energy Transfer’s general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in Energy Transfer. Accordingly, each unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in Energy Transfer.

DESCRIPTION OF ET COMMON UNITS

ET common units represent limited partner interests in Energy Transfer. ET common units entitle the holders to participate in Energy Transfer partnership distributions and to exercise the rights and privileges available to Energy Transfer limited partners under Energy Transfer’s partnership agreement.

Number of Common Units

As of September 30, 2019, Energy Transfer had 2,626,996,383 ET common units outstanding, 2,258,933,122 of which are held by the public and 368,063,261 of which are held by affiliates of Energy Transfer.

Where ET Common Units Are Traded

Energy Transfer’s outstanding common units are listed on the NYSE under the symbol “ET.” The ET common units received by SemGroup common stockholders in connection with the merger as part of the merger consideration will also be listed on the NYSE

Quarterly Distributions

Energy Transfer’s partnership agreement requires that Energy Transfer distribute 100% of its “Available Cash” (as defined in the partnership agreement) to its partners within 50 days following the end of each quarter. Available Cash consists generally of all of Energy Transfer’s cash on hand less the amount of cash reserves that are necessary or appropriate, as determined in good faith by Energy Transfer’s general partner, to satisfy general, administrative and other expenses and debt service requirements, comply with applicable law or any debt agreement, provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters and otherwise provide for the proper conduct of business, plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter. Please see “Comparison of Rights of Energy Transfer Common Unitholders and SemGroup Common Stockholders–Distributions; Dividends” for a further discussion of Energy Transfer’s quarterly distributions.

Issuance of Additional Partnership Securities; Preemptive Rights

Energy Transfer’s partnership agreement authorizes Energy Transfer to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons, for such consideration and on such terms and conditions as its general partner determines, all without the approval of any limited partners.

It is possible that Energy Transfer will fund acquisitions through the issuance of additional ET common units or other equity securities. Holders of any additional common units Energy Transfer issues will be entitled to share equally with the then-existing holders of common units in Energy Transfer’s distributions of Available Cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of the then-existing holders of ET common units in Energy Transfer’s net assets and (ii) the voting rights of the then-existing holders of ET common units under Energy Transfer’s partnership agreement.

In accordance with Delaware law and the provisions of its partnership agreement, Energy Transfer may also issue additional partnership securities that have special voting rights to which the ET common units are not entitled.

The general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that,

Energy Transfer issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance.

The holders of ET common units do not have preemptive rights to acquire additional common units or other partnership securities.

As of September 30, 2019 Energy Transfer had 650,199,833 Class A Units representing limited partner interests outstanding (the “Class A Units”). The Class A Units vote together with the ET common units, as a single class, on any matter for which the holders of ET common units are entitled to vote, except as required by law. Additionally, for so long as Kelcy Warren is an officer or a director of ET GP, upon the issuance by Energy Transfer of additional ET common units or any securities that have voting rights that are pari passu with ET common units, Energy Transfer will issue to the holder of Class A Units a number of additional Class A Units such that the holder maintains a voting interest in Energy Transfer that is identical to its voting interest in Energy Transfer prior to such issuance. In connection with the closing of the merger, Energy Transfer expects to issue approximately 14.3 million Class A Units to the holder thereof based on the number of ET common units expected to be issued in connection with the merger. The Class A Units are not entitled to distributions and otherwise have no economic attributes, except that the Class A Units in the aggregate will be entitled to an aggregate $100 distribution prior and in preference to any distribution of assets to the holders of any other classes or series of our securities upon Energy Transfer’s liquidation, dissolution or winding up. The Class A Units are not convertible into, or exchangeable for, ET common units. In addition to the other voting rights of the Class A Units, without the approval of 66 2/3% of the Class A Units, Energy Transfer may not take any action that disproportionately or materially adversely affects the rights, preferences or privileges of the Class A Units or amend the terms of the Class A Units. Without the prior approval of a conflicts committee of the board of directors of ET’s general partner, the Class A Units may not be transferred to any person or entity, other than to Kelcy Warren, Ray Davis or to any trust, family partnership or family limited liability company the sole beneficiaries, partners or members of which are Kelcy Warren, Ray Davis or their respective relatives.

Voting Rights

Unlike the holders of common stock in a corporation, Energy Transfer’s limited partners have only limited voting rights on matters affecting Energy Transfer’s business. Energy Transfer’s limited partners have no right to elect the general partner or the directors of the general partner on an annual or other continuing basis. ET’s general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding units, including units owned by the general partner and its affiliates. Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders. For additional information, please read “Comparison of Rights of Energy Transfer Common Unitholders and SemGroup Common Stockholders – Voting; Meetings.”

Limited Call Right

If at any time ET GP and its affiliates hold more than 90% of the total limited partner interests of any class then outstanding, ET GP will then have the right, which right it may assign and transfer in whole or in part to Energy Transfer or any affiliate of ET GP, exercisable at its option, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than ET GP and its affiliates. As a consequence, a unitholder may be required to sell his common units at an undesirable time or price.

Transfer Agent and Registrar

Energy Transfer’s transfer agent and registrar for the ET common units is American Stock Transfer & Trust Company.

Transfer of ET Common Units

Any transfers of an ET common unit will not be recorded by the transfer agent or recognized by Energy Transfer unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of ET common units:

•	becomes the record holder of the ET common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	represents and warrants that such transferee has the right, power and authority and, if an individual, the capacity to enter into the partnership agreement;

•	grants the powers of attorney set forth in the partnership agreement; and

•	gives the consents and approvals and makes the waivers contained in the partnership agreement.

An assignee will become a substituted limited partner for the transferred ET common units upon the consent of ET GP and the recording of the name of the assignee on Energy Transfer’s books and records. ET GP may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. Energy Transfer is entitled to treat the nominee holder of an ET common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

ET common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon admission as a substituted limited partner for the transferred ET common units, a purchaser or transferee of ET common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the ET common units to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner for the transferred ET common units.

Thus, a purchaser or transferee of ET common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the ET common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of ET common units.

The transferor of ET common units has a duty to provide the transferee with all information that may be necessary to transfer the ET common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

Non-Citizen Assignee; Redemption

Following notice provided by Energy Transfer, if a transferee of a limited partner interests fails to furnish a properly completed tax certificate or if the general partner determines that such transferee is not an eligible holder, Energy Transfer may redeem the units held by the transferee limited partner at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from Energy Transfer, including liquidating distributions. A non-citizen assignee may, by written instruction, direct the general partner to vote such non-citizen assignee’s units. If no such written direction is received, such units held by the non-citizen assignee will not be voted.

Capital Contributions

Except as described below under “– Limited Liability,” the common units will be fully paid, and common unitholders will not be required to make additional capital contributions to Energy Transfer.

Limited Liability

Assuming that a limited partner does not participate in the control of Energy Transfer’s business within the meaning of the Delaware Act, and that it otherwise acts in conformity with the provisions of the partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to Energy Transfer for its common units plus such limited partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it as described below. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group to remove or replace the general partner, to approve certain amendments to the partnership agreement or to take any other action under the partnership agreement constituted “participation in the control” of Energy Transfer’s business for the purposes of the Delaware Act, then the limited partners could be held personally liable for Energy Transfer’s obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with Energy Transfer who reasonably believe that a limited partner is a general partner based on such limited partner’s conduct. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, Energy Transfer does not know of any precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution; provided, however, that such limited partner will have no liability for the amount of the distribution after the expiration of three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Energy Transfer’s subsidiaries conduct business in multiple states. Maintenance of Energy Transfer’s limited liability as a limited partner or member of its subsidiaries formed as limited partnerships or limited liability companies, respectively, may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying those subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company, respectively, have not been clearly established in many jurisdictions. If it were determined that Energy Transfer were, by virtue of its limited partner interest or limited liability company interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by Energy Transfer’s limited partners as a group to remove or replace the general partner, to approve certain amendments to the partnership agreement or to take other action under the partnership agreement constituted “participation in the control” of Energy Transfer’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for Energy Transfer’s obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. Energy Transfer will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Change of Management Provisions

Energy Transfer’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management. If at any time any person or group (other than the general partner or its affiliates) beneficially owns 20% or more of any outstanding partnership securities of any class then outstanding, all partnership securities owned by such person or group shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the partnership agreement. The foregoing limitation does not apply (i) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly from the general partner or its affiliates, (ii) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly or indirectly from a person or group described in clause (i) provided that the general partner has notified such person or group in writing that such limitation will not apply, or (iii) to any person or group who acquired 20% or more of any partnership securities issued by Energy Transfer with the prior approval of the board of directors of the general partner.

Meetings; Voting

Except as described above under “– Change of Management Provisions,” unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder.

Absent direction of this kind, the units will not be voted, except that, in the case of units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting.

Special meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in Energy Transfer, although additional limited partner interests having special voting rights could be issued. Please read “– Issuance of Additional Partnership Securities; Preemptive Rights” above. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Please read “– Change of Management Provisions” above. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instructions of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under the partnership agreement will be delivered to the record holder by Energy Transfer or by the transfer agent.

Holders of ET common units have very limited voting rights and may vote on the following matters:

•	a sale or exchange of all or substantially all of Energy Transfer’s assets;

•	the election of a successor general partner in connection with the withdrawal or removal of the general partner;

•	dissolution or reconstitution of the partnership;

•	a merger of the partnership;

•	issuance of limited partner interests in some circumstances; and

•	some amendments to the partnership agreement, including any amendment that would cause Energy Transfer to be treated as an association taxable as a corporation.

Removal of the general partner requires:

•	a 66 2/3% vote of all outstanding units; and

•	the election of a successor general partner by the holders of a majority of the outstanding ET units (a “unit majority”).

Books and Reports

The general partner is required to keep appropriate books and records with respect to Energy Transfer’s business at its principal offices. Energy Transfer’s books are maintained, for both federal income tax and financial reporting purposes, on an accrual basis. For both federal income tax and financial reporting purposes, the fiscal year end is December 31.

Energy Transfer will furnish or make available to record holders of common units, no later than 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its independent registered public accounting firm. Except for the fourth quarter of each fiscal year, Energy Transfer will also furnish or make available unaudited financial statements no later than 90 days after the close of each quarter.

Energy Transfer will furnish each record holder with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.

Right to Inspect Books and Records

Except as described below, each limited partner has the right, for a purpose reasonably related to such limited partner’s interest as a limited partner in the partnership, upon reasonable written demand and at such limited partner’s own expense:

•	to obtain true and full information regarding the status of our business and financial condition;

•	promptly after becoming available, to obtain a copy of our federal, state and local income tax returns for each year;

•	to have furnished to it a current list of the name and last known business, residence or mailing address of each partner;

•

to have furnished to it a copy of the partnership agreement and the certificate of limited partnership and all amendments thereto, together with copies of all powers of attorney pursuant to which the partnership agreement, the certificate of limited partnership and all amendments thereto have been executed;

•

to obtain true and full information regarding the amount of cash and a description and statement of the net agreed value of any other capital contribution by each partner and that each partner has agreed to contribute in the future, and the date on which each became a partner; and

•	to obtain such other information regarding Energy Transfer’s affairs as is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in Energy Transfer’s best interests, could damage Energy Transfer and its subsidiaries (excluding Energy Transfer Operating, L.P. and its subsidiaries) (the “partnership group”) or that we are required by law or by agreements with third parties to keep confidential.

COMPARISON OF RIGHTS OF ENERGY TRANSFER COMMON UNITHOLDERS AND SEMGROUP COMMON STOCKHOLDERS

Energy Transfer is a Delaware limited partnership, while SemGroup is a Delaware corporation. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of Energy Transfer common unitholders are currently governed by Energy Transfer’s partnership agreement and the Delaware Act. The rights of SemGroup common stockholders are governed by the SemGroup organizational documents and the DGCL. In the merger, SemGroup common stock will be converted into the right to receive a combination of ET common units and cash, and the rights of SemGroup common stockholders who receive ET common units will be governed by Energy Transfer’s partnership agreement and the Delaware Act following the merger.

Set forth below is a discussion of the material differences between the rights of a holder of SemGroup common stock, on the one hand, and the rights of a holder of ET common units, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the DGCL, the Delaware Act and the constituent documents of SemGroup and Energy Transfer, as applicable. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. SemGroup common stockholders should read carefully the relevant provisions of Energy Transfer’s partnership agreement and the SemGroup organizational documents. Copies of documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Purpose

Energy Transfer	SemGroup
Energy Transfer’s stated purpose is to engage in any business activities that ET GP or its subsidiaries are permitted to engage in and to engage in any business activities that are approved by the general partner.	SemGroup’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Outstanding Units; Authorized Capital

Energy Transfer	SemGroup

Energy Transfer’s authorized equity interests consist of the ET common units, the Class A Units and a non-economic general partner interest (the “General Partner Interest”).

As of September 30, 2019, Energy Transfer had outstanding 2,626,996,383 ET common units, 650,199,833 Class A Units and the General Partner Interest. Pursuant to the terms of the merger agreement, each SemGroup common unit will be converted into the right to receive $6.80 in cash and 0.7275 of an ET common unit. In addition, in connection with the closing of the merger, Energy Transfer expects to issue approximately 14.3 million Class A Units to the holder thereof based on the number of ET common units expected to be issued in connection with the merger.

Energy Transfer’s partnership agreement authorizes Energy Transfer to issue an unlimited number of additional limited partner interests, other equity

SemGroup’s authorized capital stock consists of: (a) 180,000,000 shares of Class A common stock, $0.01 par value per share, (b) 10,000,000 shares of Class B common stock, $0.01 par value per share, and (c) 4,000,000 shares of preferred stock, $0.01 par value per share, of which 350,000 shares have been designated as Series A Cumulative Perpetual Convertible Preferred Stock, $0.01 par value per share. As of September 30, 2019, SemGroup had (i) 79,855,687 shares of SemGroup common stock issued and 79,578,611 shares of SemGroup common stock outstanding, no shares of Class B common stock issued and outstanding and (iii) 350,000 shares of SemGroup preferred stock issued and outstanding.

The authorized but unissued shares of SemGroup common stock are available for future issuance without stockholder approval, unless required by the SemGroup organizational documents, by the rules of the NYSE or by applicable law. These additional

Energy Transfer	SemGroup

securities, options, rights, warrants and appreciation rights for the consideration and on the terms and conditions established by the general partner without the approval of the limited partners.

It is possible that Energy Transfer will fund acquisitions through the issuance of additional ET common units or other equity securities. Holders of any additional ET common units issued by Energy Transfer will be entitled to share equally with the then-existing holders of common units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of ET common units in Energy Transfer’s net assets.

In accordance with Delaware law and the provisions of the partnership agreement, the general partner may also issue additional partnership securities that have special voting rights to which the ET common units are not entitled.

shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The SemGroup board of directors may, without further approval of the stockholders, issue preferred stock from time to time in one or more series and fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

Distributions; Dividends

Energy Transfer	SemGroup

General. Within 50 days after the end of each quarter, Energy Transfer will distribute all available cash to partners of record on the applicable record date. The Class A Units are not entitled to quarterly distributions.

Definition of Available Cash. Available cash is defined in the partnership agreement and generally means, for any calendar quarter, all cash on hand at the end of such quarter:

•  less the amount of cash reserves that the general partner in good faith determines is necessary or appropriate to:

•  provide for the proper conduct of Energy Transfer’s business (including reserves for future capital expenditures, for anticipated future credit needs of Energy Transfer and for refunds of collected rates likely to be refunded related to FERC rate proceedings);

•  comply with applicable law, any of Energy Transfer’s debt instruments or other agreements; or

•  provide funds for distributions to unitholders and the general partner for any one of the next four quarters;

plus all cash on hand on the date of the determination of available cash for the quarter.

Subject to the rights of any then-outstanding shares of preferred stock, SemGroup common stockholders are entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share with any holders of Class B common stock, such dividends as may be declared by the SemGroup board of directors, whether payable in cash, property, securities or otherwise, out of funds legally available for their payment.

Distributions of Cash upon Liquidation

Energy Transfer	SemGroup

If Energy Transfer dissolves in accordance with the partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Upon dissolution, subject to Section 17-804 of the Delaware Act, Energy Transfer will first apply the proceeds of liquidation to the payment of its creditors and the creation of a reserve for contingent liabilities. The holders of Class A Units will be entitled to an aggregate $100 distribution upon Energy Transfer’s liquidation, and then Energy Transfer will distribute any remaining proceeds to the unitholders, in accordance with the positive balance in their respective capital accounts.

Subject to the provisions above and Section 17-804, upon dissolution, Energy Transfer will make distributions in a manner it determines to be in the best interests of its partners.

Subject to the rights of any then-outstanding shares of preferred stock, in the event of a liquidation, dissolution, distribution of assets or other winding up of SemGroup, the SemGroup common stockholders are entitled to share equally and ratably, share for share with any holders of Class B common stock, in all assets of whatever kind available remaining for distribution to stockholders, subject to any preferential liquidation rights of any Preferred Stock that at the time may be outstanding.

Merger, Sale or Other Disposition of Assets

Energy Transfer	SemGroup

A merger, consolidation or conversion of Energy Transfer requires the prior consent of the general partner, which may consent to any such merger, consolidation or conversion in its sole discretion.

Except as provided below, Energy Transfer’s partnership agreement prohibits the general partner, without obtaining the prior approval of the holders of a unit majority, from causing Energy Transfer to sell, exchange or otherwise dispose of all or substantially all of the assets of Energy Transfer and its subsidiaries in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Notwithstanding the foregoing, the general partner may, without limited partner approval:

•  mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Energy Transfer’s assets and sell all or substantially all of Energy Transfer’s assets under a foreclosure or other realization upon the encumbrances;

•  subject to the satisfaction of certain conditions, merge Energy Transfer or any of its subsidiaries into, or convey all of Energy Transfer’s assets to, or convert into a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in Energy Transfer’s legal form into another limited liability entity; and

Subject to limited exceptions, under the DGCL, the consummation of a merger or consolidation requires the board of directors of a corporation that is a constituent corporation in the merger or consolidation to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of the holders of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. Further, under the DGCL, a corporation may not, without the affirmative vote of the holders of a majority of the outstanding stock entitled to vote, sell, lease, or exchange all or substantially all the assets of the corporation.

SemGroup is subject to the provisions of Section 203 of the DGCL (“Section 203”). Section 203 prohibits SemGroup from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless (1) the SemGroup board of directors approves the transaction by which the stockholder becomes an interested stockholder or approves the business combination, in each case before the stockholder becomes an interested stockholder, (2) the interested stockholder acquires 85% of SemGroup’s

Energy Transfer	SemGroup

•  merge or consolidate Energy Transfer with or into another entity if the general partner receives an opinion of counsel that (1) the merger or consolidation will not result in the loss of limited liability of any limited partner or cause Energy Transfer to be taxed differently for federal income tax purposes, (2) the merger or consolidation does not result in an amendment to the partnership agreement other than amendments that could be adopted by the general partner without limited partner approval, (3) Energy Transfer is the surviving entity of the merger or consolidation, (4) each Energy Transfer unit outstanding prior to the merger or consolidation remains identical after the merger or consolidation and (5) the number of securities issued in the merger or consolidation does not exceed 20% of the securities outstanding immediately prior to the merger or consolidation.

Unitholders are not entitled to appraisal rights under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of Energy Transfer’s assets or any other transaction or event.

outstanding voting stock (excluding certain stock) in the transaction by which such stockholder becomes an interested stockholder, or (3) the business combination is subsequently approved by the SemGroup board of directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of SemGroup’s outstanding voting stock not owned by the interested stockholder.

Under the DGCL, stockholders who properly demand and perfect appraisal rights in connection with a merger or consolidation of a corporation may have the right to receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery. Subject to certain exceptions, the DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) shares of stock of another corporation that is listed on a national securities exchange or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares of such corporation, or (4) any combination of the above. As described elsewhere in this document, the SemGroup common stockholders will have appraisal rights in connection with the merger.

Energy Transfer General Partner; Management by SemGroup Board

Energy Transfer	SemGroup
ET GP, as the general partner of Energy Transfer, conducts, directs, and manages all activities of Energy Transfer. Except as expressly provided in the partnership agreement, all management powers over the business and affairs of Energy Transfer are exclusively vested in the general partner, and no limited partner has any management power over the business and affairs of Energy Transfer. The general partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct Energy Transfer’s business.	In accordance with the DGCL, SemGroup’s business and affairs are managed by or under the direction of the SemGroup board of directors.

Election of General Partner and Directors of the General Partner; Election of SemGroup Board

Energy Transfer	SemGroup
Unitholders are not entitled to elect the general partner or its directors except as described in “–Withdrawal or Removal of the General Partner; Removal of SemGroup Directors” below.

Nominations of persons for election to the SemGroup board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the SemGroup board of directors (or any duly authorized committee thereof) or (b) provided that the SemGroup board of directors has determined that directors will be elected at such meeting, by any stockholder of record on the date of the giving of notice and on the record date for the determination of stockholders entitled to vote at such meeting, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in the SemGroup bylaws. See “Stockholder Proposals and Director Nominations” below.

Under the SemGroup certificate of incorporation, directors are elected by a plurality of votes cast. Once elected, directors hold office until the next annual meeting of stockholders and remain in office until a successor is elected and duly qualified, or, if earlier, until their death, resignation, or removal from office.

Withdrawal or Removal of the General Partner; Removal of SemGroup Directors

Energy Transfer	SemGroup

Unitholders are not entitled to remove directors.

The general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ notice to the unitholders, and that withdrawal will not constitute a breach of the partnership agreement. In addition, the partnership agreement permits the general partner in some instances to sell or otherwise transfer all of its general partner interest in Energy Transfer without the approval of the unitholders.

If the general partner gives a notice of withdrawal, the holders of a unit majority may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which the general partner is a general partner or a managing member. If, prior to the effective date of the general partner’s withdrawal, a successor is not selected by the unitholders or Energy Transfer does not receive a withdrawal opinion of counsel regarding limited liability

Under the DGCL, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, subject to certain exceptions.

Energy Transfer	SemGroup

and tax matters, the partnership will be dissolved in accordance with the partnership agreement.

The general partner may be removed if such removal is approved by unitholders holding at least 66 2/3% of the outstanding units (including units held by the general partner and its affiliates). The right of the holders of outstanding units to remove the general partner may not be exercised unless Energy Transfer has received a withdrawal opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1/3% of outstanding units by the general partner and its affiliates would give it the practical ability to prevent its removal.

Energy Transfer will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of Energy Transfer or the other members of the partnership group.

Voting; Meetings

Energy Transfer	SemGroup

Except as described below, limited partners or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which the limited partners have the right to vote or to act. Limited partners’ interests that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, the limited partner interests will not be voted, except that, in the case of limited partner interests held by the general partner on behalf of ineligible assignees, the general partner will distribute the votes on those limited partner interests in the same ratios as the votes of limited partners on other limited partner interests are cast.

Each record holder of a unit has a vote according to his percentage interest in the partnership, although additional limited partner interests having special voting rights could be issued. The Energy Transfer common unitholders will vote with the holders of Series A Units, as a single class, except as required by law. If at any time any person or group, other than the general partner and its affiliates owns, in the aggregate, beneficial ownership of 20% or more of any class of units then

SemGroup common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders, and, except as otherwise required by law, vote together as a single class with the holders of Class B common stock on all matters on which SemGroup stockholders and the holders of Class B common stock are entitled to vote.

The SemGroup bylaws provide that special meetings of the stockholders may be called by the chairman of the board or the chief executive officer, and will be called by the chairman of the board, the chief executive officer, or the secretary upon the written request of a majority of the SemGroup board of directors, but special meetings may not be called by any other person. The SemGroup bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Any action which may be taken by a vote of the SemGroup common stockholders at a meeting may be taken without a meeting if authorized by the written consent of holders of record of SemGroup capital stock holding a majority of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Energy Transfer	SemGroup

outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. However, this limitation will not apply (i) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly from the general partner or its affiliates, (ii) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly or indirectly from a person or group described in clause (i) or (iii) to any person or group who acquired 20% or more of any partnership securities issued by Energy Transfer with the prior approval of the board of directors of the general partner.

If authorized by the general partner, any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the outstanding units as would be necessary to authorize or take that action at a meeting at which all of the limited partners were present and voted. Meetings of the limited partners may be called by the general partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless an action by the limited partners requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Stockholder Proposals and Director Nominations

Energy Transfer	SemGroup
Not applicable.	The SemGroup bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors at annual or special meetings. To be timely, a stockholders’ notice for an annual meeting must be given to the SemGroup secretary no later than the 90th day and no earlier than the 120th day prior to the anniversary of the previous year’s annual meeting (unless the

Energy Transfer	SemGroup
annual meeting is called for a date not within 30 days before or after such anniversary date, in which case notice must be received not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made). A stockholder notice for a special meeting to elect directors must be provided no later than the close of business on the 10th day following the day on which public disclosure of the date of the special meeting was made. A stockholder notice must also provide certain information and make certain representations.

Transfer of General Partner Interests

Energy Transfer	SemGroup

The general partner may not transfer all or any part of its general partner interest unless:

•  the transferee agrees to assume the rights and duties of the general partner under the partnership agreement;

•  Energy Transfer receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner, or cause Energy Transfer to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

•  such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the general partner as the general partner or managing member, if any, of any subsidiary of Energy Transfer.

At any time, the members of ET GP may sell or transfer all or part of their membership interests in ET GP to an affiliate or a third party without the approval of Energy Transfer’s unitholders.

Not applicable.

Limited Preemptive Right

Energy Transfer	SemGroup
The general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from Energy Transfer whenever, and on the same terms that, Energy Transfer issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such	SemGroup common stockholders do not have preemptive rights to purchase additional shares of SemGroup common stock or other securities.

Energy Transfer	SemGroup

partnership securities. The general partner will be deemed to have waived this right if it is not exercised prior to the issuance of the subject securities.

The holders of ET common units will not have preemptive rights to acquire additional ET common units or other partnership securities.

For so long as Kelcy Warren is an officer or a director of ET GP, upon the issuance by Energy Transfer of additional ET common units or any securities that have voting rights that are pari passu with the ET common units, Energy Transfer will issue to the holder of Class A Units a number of additional Class A Units such that the holder maintains a voting interest in Energy Transfer that is identical to its voting interest in Energy Transfer prior to such issuance.

Limited Call Right

Energy Transfer	SemGroup
If at any time the general partner and its affiliates hold more than 90% of the total limited partner interests of any class then outstanding, the general partner will have the right, which it may assign to any of its affiliates or to Energy Transfer, to acquire all, but not less than all, of the limited partner interests of such class at a price no less than their then-current market price.	Not applicable.

Amendment of Governing Documents

Energy Transfer	SemGroup
General. Amendments to Energy Transfer’s partnership agreement may be proposed only by ET GP. ET GP has no duty or obligation to propose any amendment to the partnership agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to Energy Transfer, any limited partner or assignee and, in declining to propose an amendment, is not required to act in good faith or pursuant to any other standard imposed by the partnership agreement, any other agreement contemplated under the partnership agreement or under the Delaware Act or any other law, rule or regulation. A proposed amendment will be effective upon its approval by the holders of a unit majority, unless a greater or different percentage is required under the partnership agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding ET units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, ET GP will seek the written

SemGroup Certificate of Incorporation. The SemGroup certificate of incorporation may be amended in any manner provided by the DGCL. The SemGroup certificate of incorporation may be amended if such amendment is approved and declared advisable by the SemGroup board of directors, submitted to the SemGroup stockholders, and the adoption of such amendment is approved by the affirmative vote of the holders a majority of the outstanding shares of SemGroup common stock (.

SemGroup Bylaws. The SemGroup bylaws may be adopted, amended or repealed by the vote of a majority of the SemGroup board of directors, but any provision adopted by the SemGroup board of directors may be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of SemGroup common stock.

Energy Transfer	SemGroup

approval of the requisite percentage of outstanding ET units or call a meeting of the Energy Transfer unitholders to consider and vote on such proposed amendment. ET GP will notify all record holders upon final adoption of any such proposed amendments.

Restrictions on Certain Amendments. Energy Transfer’s partnership agreement provides that:

(1)   no provision of the partnership agreement that establishes a percentage of outstanding ET unit (including ET units deemed owned by ET GP) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding ET units whose aggregate outstanding ET units constitute not less than the voting requirement sought to be reduced;

(2)   no amendment to the partnership agreement may (a) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to clause (3) below, (b) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, ET GP or any of its affiliates without its consent, which consent may be given or withheld at its option, (c) change the provision of the partnership agreement providing for Energy Transfer’s dissolution upon an election to dissolve Energy Transfer’s partnership by ET GP that is approved by a majority of outstanding ET common units (the “election to dissolve provision”), or (d) change the term of the partnership agreement or, except as set forth in the election to dissolve provision, give any person the right to dissolve Energy Transfer’s partnership;

(3)   except for mergers or consolidations approved pursuant to the partnership agreement, and without limitation of the general partner’s authority to adopt amendments to the partnership agreement described below under “–No Unitholder Approval,” any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority

Energy Transfer	SemGroup

of the outstanding partnership interests of the class affected;

(4)   except for amendments described below under “– No Unitholder Approval” and except in connection with unitholder approval of a merger or consolidation, no amendments will become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law; and

(5)   except for amendments described below under “– No Unitholder Approval,” the provisions set forth in clauses (1) through (4) above may only be amended with the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval. Energy Transfer’s general partner, without the approval of any limited partner, may amend any provision of the partnership agreement to reflect:

(1)   a change in Energy Transfer’s name, the location of its principal place of business, its registered agent or its registered office;

(2)   admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

(3)   a change that our the general partner determines to be necessary or appropriate to qualify or continue the qualification of Energy Transfer as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership group will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(4)   a change that the general partner determines (a) does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (b) to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (ii) facilitate the trading of

Energy Transfer	SemGroup

Energy Transfer’s units (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the units are or will be listed for trading, (c) to be necessary or appropriate in connection with action taken by the general partner pursuant to the provisions of the partnership agreement governing distributions, subdivisions and combinations of partnership securities or (d) is required to effect the intent of the provisions of the partnership agreement or is otherwise contemplated thereby;

(5)   a change in Energy Transfer’s fiscal year or taxable year and any other changes that the general partner determines to be necessary or appropriate as a result of a change in Energy Transfer’s fiscal year or taxable year, including, if the general partner determines, a change in the definition of “Quarter” under the partnership agreement and the dates on which distributions are to be made by Energy Transfer;

(6)   an amendment that is necessary, in the opinion of counsel, to prevent Energy Transfer, or the general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(7)   subject to certain limitations, an amendment that the general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities pursuant to the partnership agreement;

(8)   any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

(9)   an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the provisions of the partnership agreement;

Energy Transfer	SemGroup

(10)  an amendment that the general partner determines to be necessary or appropriate to reflect and account for the formation by Energy Transfer of, or investment by Energy Transfer in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by Energy Transfer of activities permitted by the terms of the partnership agreement;

(11)  a merger or conveyance pursuant to which (a) the general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner or any member of the partnership group or cause Energy Transfer or any member of the partnership group to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (b) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of Energy Transfer into another limited liability entity and (c) the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as are contained in the partnership agreement; or

(12)  any other amendments substantially similar to the foregoing.

Opinion of Counsel and Unitholder Approval. The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the partnership being treated as an entity for federal income tax purposes if one of the amendments described above under “–No Unitholder Approval” should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units voting as a single class unless Energy Transfer obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in the partnership.

Amendments Reducing the Required Voting Percentage. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Indemnification

Energy Transfer	SemGroup

Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under the partnership agreement, in most circumstances, Energy Transfer will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•  the general partner;

•  any departing general partner;

•  any person who is or was an affiliate of the general partner or any departing general partner;

•  any person who is or was a member, partner, officer, director, fiduciary or trustee of any member of the partnership group, the general partner or any departing partner or any affiliate of any member of the partnership group, the general partner or any departing partner;

•  any person who is or was serving at the request of the general partner or any departing partner or any affiliate of the general partner or any departing partner as an officer, director, member, partner, fiduciary or trustee of another person (provided, that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); or

•  any person that the general partner designates as an “indemnitee” for purposes of the partnership agreement.

Any indemnification under these provisions will only be out of Energy Transfer’s assets. Unless it otherwise agrees in its sole discretion, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to Energy Transfer to enable it to effectuate, such indemnification. Energy Transfer may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. However, the DGCL does not permit exculpation for liability:

•  for breach of the duty of loyalty;

•  for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•  under Section 174 of the DGCL (which relates to unlawful dividends and stock repurchases); or

•  for transactions from which the director derived an improper personal benefit.

The SemGroup certificate of incorporation eliminates the personal liability of directors to SemGroup and its stockholders for monetary damages for breaches of fiduciary duty to the fullest extent permitted by the DGCL. Additionally, SemGroup is required to indemnify and advance expenses to its directors to the fullest extent permitted by the DGCL, as further delineated in the SemGroup bylaws.

The SemGroup bylaws provide that the SemGroup board of directors may grant rights to indemnification and the advancement of expenses to any officer, employee or agent of SemGroup. In addition, SemGroup may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of SemGroup or of another entity against any expense, liability or loss, whether or not SemGroup would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Energy Transfer	SemGroup

to indemnify the person against liabilities under the partnership agreement.

Under the partnership agreement, an indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Conflicts of Interest

Energy Transfer	SemGroup

The partnership agreement contains provisions that reduce the general partner’s fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken by the general partner that might, without those limitations, constitute breaches of fiduciary duty.

The partnership agreement generally provides that transactions in which the general partner has a conflict of interest are permitted and will not result in a breach of its obligations under the partnership agreement or its duties to Energy Transfer or its unitholders if the resolution of the conflict is:

•  approved by a majority of the members of the conflicts committee of the board of directors;

•  approved by the vote of a majority of the common units (excluding common units owned by the general partner and its affiliates);

•  on terms no less favorable to Energy Transfer than those generally being provided to or available from unrelated third parties; or

•  fair and reasonable to Energy Transfer, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to Energy Transfer).

The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee.

Whenever the general partner makes a determination or takes or declines to take any other action, in its capacity

Under the DGCL, no contract or transaction between SemGroup and any of its officers or directors, or between SemGroup and another entity with which any officer or director of SemGroup is an officer or director or in which any officer or director of SemGroup has a financial interest, will be void or voidable solely because the officer or director is present at or participates in the board or committee meeting at which the contract or transaction is authorized, or solely because such officer’s or director’s votes are counted for such purpose, if:

•  the material facts as to the officer’s or director’s relationship or interest as to the contract or transaction are disclosed or known to the SemGroup board of directors (or duly authorized committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith, even though such disinterested directors may be less than a quorum;

•  the material facts as to the officer’s or director’s relationship or interest as to the contract or transaction are disclosed or known to SemGroup’s stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or

•  the contract or transaction is fair as to SemGroup as of the time it is authorized, approved, or ratified by the SemGroup board of directors (or duly authorized committee thereof) or the SemGroup stockholders.

Energy Transfer	SemGroup
as the general partner of Energy Transfer as opposed to in its individual capacity, then unless another express standard is provided for in the partnership agreement, the general partner will make such determination or take or decline to take such other action in good faith and will not be subject to any other or different standards imposed by the partnership agreement, any other agreement contemplated by the partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith”, the person or persons (including the board of directors or any committee thereof acting on behalf of the general partner) making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of Energy Transfer.

Termination and Dissolution

Energy Transfer	SemGroup

Energy Transfer will continue as a limited partnership until dissolved under the partnership agreement. Energy Transfer will dissolve upon:

(1)   the withdrawal, removal, bankruptcy or dissolution of the general partner, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by Energy Transfer;

(2)   an election to dissolve the partnership by the general partner that is approved by the holders of a unit majority;

(3)   the entry of a decree of judicial dissolution of Energy Transfer pursuant to the provisions of the Delaware Act; or

(4)   the sale, exchange or other disposition of all or substantially all of the assets and properties of the partnership group.

Upon (a) Energy Transfer’s dissolution following the withdrawal or removal of the general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) the dissolution upon the bankruptcy or dissolution of the general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a unit majority may elect to reconstitute the partnership and continue its business on the same terms and conditions

Under the DGCL, SemGroup will dissolve upon any of the following: (i) adoption of a resolution by the SemGroup board of directors to dissolve, and subsequent approval of such resolution by holders of a majority of SemGroup’s outstanding capital stock entitled to vote on the proposal, or (ii) the unanimous written consent of all stockholders of SemGroup entitled to vote on a proposal to dissolve.

Energy Transfer	SemGroup
set forth in the partnership agreement by forming a new limited partnership on terms identical to those set forth in the partnership agreement and having as the successor general partner a person approved by the holders of a unit majority. Unless such an election is made within the applicable time period as set forth above, Energy Transfer will conduct only activities necessary to wind up its affairs.

PROPOSAL 2: ADVISORY VOTE ON SPECIFIED COMPENSATION

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, SemGroup is seeking a non-binding advisory stockholder approval of the compensation of SemGroup’s named executive officers that is based on or otherwise relates to the merger as disclosed in “Proposal 1: The Merger–Interests of SemGroup’s Directors and Executive Officers in the Merger–Quantification of Payments and Benefits to SemGroup’s Named Executive Officers.” SemGroup is requesting the SemGroup stockholders’ approval, on an advisory (non-binding) basis, of specified compensation that may be payable to the SemGroup named executive officers in connection with the merger and therefore is asking stockholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to SemGroup’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled “Proposal 1: The Merger–Interests of SemGroup’s Directors and Executive Officers in the Merger–Quantification of Payments and Benefits to SemGroup’s Named Executive Officers,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The advisory compensation proposal is a vote separate and apart from the vote to approve and adopt the merger agreement, and approval of such executive compensation is not a condition to completion of the merger. Accordingly, you may vote to approve the advisory compensation proposal and vote not to approve and adopt the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either SemGroup or Energy Transfer. Accordingly, to the extent SemGroup or Energy Transfer is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the merger agreement is approved and adopted and the merger completed, regardless of the outcome of the advisory vote.

Vote Required for Approval

Approval of the advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares of SemGroup common stock and SemGroup preferred stock, on an as-converted basis, voting as a single class, entitled to vote thereon and present in person or represented by proxy at the special meeting.

Recommendation of the SemGroup Board of Directors

THE SEMGROUP BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 AS TO THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF SPECIFIED COMPENSATION THAT MAY BE RECEIVED BY SEMGROUP’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

LEGAL MATTERS

The validity of the ET common units to be issued in connection with the merger and being offered by this proxy statement/prospectus will be passed upon by Latham & Watkins LLP, Houston, Texas. Certain U.S. federal income tax consequences of the merger will be passed upon by Latham & Watkins LLP, Houston, Texas, for Energy Transfer and Kirkland & Ellis LLP, Houston, Texas, for SemGroup.

EXPERTS

The audited consolidated financial statements of Energy Transfer LP and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of SemGroup Corporation and subsidiaries as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 and the effects of the adjustments to the 2016 consolidated financial statements to retrospectively apply the change in reportable operating segments as described in Note 21 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SemGroup Corporation for the year ended December 31, 2016 (before the effects of the adjustments to retrospectively apply the change in reportable operating segments described in Note 21) incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of White Cliffs Pipeline, L.L.C. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of White Cliffs Pipeline, L.L.C. for the year ended December 31, 2016 incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

SEMGROUP STOCKHOLDER PROPOSALS

SemGroup will hold an annual meeting of stockholders in 2020 only if the merger has not already been completed. To be considered for inclusion in next year’s SemGroup proxy statement, all stockholder proposals (other than a nomination for election to the board of directors) must be submitted in writing to the Secretary of SemGroup, Two Warren Place, 6120 South Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136 on or prior to December 14, 2019.

Additionally, SemGroup’s advance notice bylaw provisions require that if a stockholder proposal (other than a nomination for election to the board of directors) is not to be included in the proxy statement, but instead is to be presented from the floor of the 2020 Annual Meeting or otherwise, that proposal must be submitted in writing to the Secretary of SemGroup, at the above address, no earlier than January 16, 2020 and no later than February 15, 2020. However, if the date of the annual meeting is advanced more than 30 days prior to the first anniversary of the preceding year’s annual meeting, or delayed more than 60 days after such anniversary date, such written notice must be delivered at least 90 days but not more than 120 days prior to the annual meeting. This written notice must be accompanied by:

•	the name and record address of the proposing stockholder (and/or beneficial owner, if any, on whose behalf such proposal is made);

•

the class or series, if any, and number of shares of capital stock of SemGroup which are, directly or indirectly, owned beneficially and/or of record by the proposing person as of the date of the notice;

•

any option, warrant, convertible security, stock appreciation right, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of SemGroup or with a value derived in whole or in part from the value of any class or series of shares of SemGroup, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of SemGroup or otherwise (a “derivative instrument”) directly or indirectly, owned beneficially by the proposing person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of SemGroup;

•	a reasonably brief description of the business desired to be brought before the annual meeting;

•	text of the proposal or business to be presented;

•	the reasons for conducting such business at the annual meeting;

•	any material interest in such business of the proposing person;

•

a representation that the proposing person is a holder of record of stock of SemGroup entitled to vote at the annual meeting, will continue to be a holder of record of stock entitled to vote at such meeting through the date of the meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting;

•

a description of any agreement, arrangement or understanding (including any derivative instrument) that has been entered into in connection with the proposal of such business between or among the proposing persons and any other person or persons (including their names), including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D of the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner);

•

a description of any agreement, arrangement or understanding (including any derivative instrument) that has been entered into as of the date of the proposing person’s notice by, or on behalf of, the proposing person, whether or not such instrument or right will be subject to settlement in underlying shares of capital stock of SemGroup, the effect or intent of which is to mitigate loss to, manage risk or benefit from changes in the share price of any class of SemGroup’s capital stock, or increase or decrease the voting power of the proposing person with respect to shares of stock of SemGroup;

•	a description of any proxy, contract, arrangement, understanding or relationship pursuant to which the proposing person has a right to vote any shares of any security of SemGroup;

•	any rights to dividends on the shares of SemGroup owned beneficially by the proposing person that are separated or separable from the underlying shares of SemGroup;

•

any performance-related fees (other than an asset-based fee) that the proposing person is entitled to based on any increase or decrease in the value of shares of SemGroup or derivative instruments, if any, including without limitation any such interests held by members of the proposing person’s immediate family sharing the same household;

•

a representation as to whether the proposing person intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of SemGroup’s outstanding capital stock required to approve or adopt the business, and/or otherwise to solicit proxies or votes from stockholders in support of such business;

•

a summary of any material discussion regarding the business proposed to be brought before the meeting between the proposing person, on the one hand, and any other record or beneficial holder of the shares of any class or series of SemGroup (including their names), on the other hand; and

•

any other information relating to the proposing person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the approval or adoption of the business pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

SemGroup stockholders may recommend any person as a nominee for director of SemGroup for consideration by the Nominating and Governance Committee by submitting the candidate’s name and qualifications in writing to SemGroup’s Secretary at the following address: Secretary, SemGroup Corporation, Two Warren Place, 6120 South Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136. The written notice must be received by SemGroup’s Secretary at least 90 days but not more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

The notice must contain certain information required under SemGroup’s bylaws, including, among other things, (i) the nominee’s name, age, business and residential addresses, written consent to being named in the proxy statement and to serving as director if elected, relationships between the nominee and the stockholder submitting the nomination, a completed and signed questionnaire, representation and agreement as required by SemGroup’s bylaws, and any other information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) under the Exchange Act and (ii) with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business addresses of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of stock entitled to vote at such meeting (and will continue to be through the date of the meeting) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all agreements, arrangements or understandings between or among the stockholder and any other person or persons with respect to the nomination and the class and number of shares of stock beneficially owned by the stockholder and any person acting in concert with that stockholder, a description of any voting arrangements with respect to securities of SemGroup, a description of any dividend rights separate from the underlying shares of SemGroup, a description of any performance-based fees the person is entitled to, based on any increase or decrease in the value of shares of SemGroup, and a summary of any material discussion regarding the nomination between the stockholder submitting the nomination and other holders of SemGroup’s stock.

WHERE YOU CAN FIND MORE INFORMATION

Energy Transfer has filed with the SEC a registration statement under the Securities Act of which this document forms a part, which registers the ET common units to be issued to SemGroup common stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Energy Transfer and its common units. The rules and regulations of the SEC allow Energy Transfer and SemGroup to omit certain information that is included in the registration statement from this document.

Energy Transfer and SemGroup file annual, quarterly and special reports and other information with the SEC. The SEC allows Energy Transfer and SemGroup to “incorporate by reference” into this proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that Energy Transfer and SemGroup files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. Energy Transfer and SemGroup incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing date of the initial registration statement (of which this proxy statement/prospectus forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the special meeting of SemGroup’s stockholders is held:

Energy Transfer’s Filings (SEC File No. 001-32740)

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 22, 2019;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed on May 9, 2019 and August 8, 2019, respectively;

•	Current Reports on Form 8-K filed on January 22, 2019, March 27, 2019, April 22, 2019 and September 16, 2019; and

•

the description of the ET common units contained in the Registration Statement filed on Form 8-A filed on January 31, 2006, and including any other amendments or reports filed for the purpose of updating such description.

Energy Transfer will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to Energy Transfer at the following address and telephone number:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn: Investor Relations

(214) 981-0795

SemGroup’s Filings (SEC File No. 001-34736)

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019 and June 30, 2019, filed on May 8, 2019 and August 9, 2019, respectively;

•	Current Reports on Form 8-K filed on January 14, 2019, March 1, 2019, May 20, 2019, June 19, 2019 and September 16, 2019; and

•

the description of SemGroup’s common stock contained in Amendment No. 4 to the Registration Statement on Form 10 filed on October 29, 2010, including any subsequent amendment or report filed for the purpose of updating such description, and including any other amendments or reports filed for the purpose of updating such description.

SemGroup will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to SemGroup at the following address and telephone number:

SemGroup Corporation

Two Warren Place

6120 South Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136

Attn: Investor Relations

Telephone: (918) 524-8081

Energy Transfer and SemGroup also make available free of charge on their internet website at www.energytransfer.com and www.semgroup.com, respectively, the reports and other information filed by Energy Transfer and SemGroup, as applicable, with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither Energy Transfer’s and SemGroup’s website, nor the information contained on their website, is part of this proxy statement/prospectus or the documents incorporated by reference.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that Energy Transfer and SemGroup file with the SEC by reference to their names or to their SEC file numbers. Energy Transfer’s and SemGroup’s SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The information concerning Energy Transfer contained in this proxy statement/prospectus or incorporated by reference has been provided by Energy Transfer, and the information concerning SemGroup contained in this proxy statement/prospectus or incorporated by reference has been provided by SemGroup.

In order to receive timely delivery of requested documents in advance of the special meeting your request should be received no later than                , 2019. If you request any documents, Energy Transfer or SemGroup will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Neither Energy Transfer nor SemGroup has authorized anyone to give any information or make any representation about the merger, Energy Transfer or SemGroup that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ENERGY TRANSFER LP,

NAUTILUS MERGER SUB LLC

and

SEMGROUP CORPORATION

Dated as of September 15, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 15, 2019, is by and among Energy Transfer LP, a Delaware limited partnership (“Parent”), Nautilus Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SemGroup Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (d) resolved to recommend adoption of this Agreement by its stockholders, and (e) directed that this Agreement be submitted to the stockholders of the Company for its adoption;

WHEREAS, the Board of Directors of LE GP, LLC, a Delaware limited liability company and the sole general partner of Parent (“Parent GP”), has (a) determined that it is in the best interests of Parent and the unitholders of Parent, and declared it advisable, for Parent to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Unit Issuance;

WHEREAS, Parent, as the sole member of Merger Sub has determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that the Company and WP SemGroup Holdco, LLC (“Warburg”), simultaneously herewith, enter into a Support Agreement, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, Warburg agrees to vote in favor of this Agreement, the Merger and the other transactions contemplated hereby, and agrees to amend the Certificate of Designations as provided in the Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), Merger Sub shall be merged with and into the Company, whereupon the separate limited liability company existence of

Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 a.m., local time, on the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the Delaware LLC Act in order to effect the Merger, and make any other filings or recordings as may be required by Delaware law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and the Delaware LLC Act (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL and the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the Delaware LLC Act.

Section 1.5 Charter and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. The persons listed on Section 1.6 of the Parent Disclosure Schedule shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) Subject in each case to Section 2.1(e) and Section 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any securities of

Parent, the Company or Merger Sub, each share of Class A Common Stock, par value $0.01 per share, of the Company (such shares, collectively, “Company Common Stock” and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”): (i) $6.80 in cash, without interest (the “Per Share Cash Amount”), and (ii) 0.7275 (the “Exchange Ratio”) common units representing limited partner interests in Parent having the rights and obligations specified with respect to Common Units in the Parent Partnership Agreement (the “Common Units”).

(b) Treatment of Company Preferred Stock. Each share of Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”) outstanding immediately prior to the Effective Time shall, at the election of the holders of a majority of such shares of Company Preferred Stock in accordance with that certain Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup Corporation, filed with the Secretary of State of the State of Delaware on January 19, 2018 (the “Certificate of Designations”), either (i) convert into Shares immediately prior to the Effective Time pursuant to Section 8(c)(i) of the Certificate of Designations, (ii) be exchanged for a “Substantially Equivalent Security” (as defined in the Certificate of Designations) pursuant to Section 8(c)(ii) of the Certificate of Designations or (iii) be redeemed by the Company for cash at a price per share equal to 101% of the Liquidation Preference (as defined in the Certificate of Designations) pursuant to Section 8(c)(iv) of the Certificate of Designations. Each holder of Shares issued upon conversion of shares of Company Preferred Stock pursuant to Section 2.1(b)(i) shall receive the Merger Consideration in exchange for such Shares. Notwithstanding anything in this Agreement to the contrary, any election by the holders of shares of Company Preferred Stock pursuant to this Section 2.1(b) must be made in accordance with the terms of Section 8(c) of the Certificate of Designations.

(c) Cancelled Shares and Subsidiary Shares.

(i) Each Share that is held directly by the Company in treasury and each Share that is held directly by Parent or Merger Sub immediately prior to the Effective Time (such Shares, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(ii) Each Share that is held by any direct or indirect wholly owned Subsidiary of the Company, any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or any direct or indirect wholly owned Subsidiary of Merger Sub immediately prior to the Effective Time (such Shares, the “Subsidiary Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into that certain number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(d) Conversion of Merger Sub Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with the shares of common stock of the Surviving Corporation issued in respect of the Subsidiary Shares as set forth in Section 2.1(c)(ii), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) Fractional Units. No fractional Common Units shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional Common Unit will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(e), a cash payment (without interest and rounded to the nearest cent) in lieu of such fractional Common Unit representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of Common Units equal to the excess of (i) the aggregate number of

Common Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (ii) the aggregate number of whole Common Units to be issued to the holders of Shares pursuant to Section 2.2(b). No certificates or scrip representing fractional Common Units shall be issued in the Merger. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional Common Units, the Exchange Agent shall make available such amounts to such holders of Shares, without interest, subject to and in accordance with Section 2.2.

(f) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares or outstanding Common Units shall occur as a result of any reclassification, stock or unit split (including a reverse stock or unit split) or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, the Merger Consideration, Per Share Cash Amount, the Exchange Ratio and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Merger Consideration, Per Share Cash Amount, the Exchange Ratio and any other similarly dependent items shall be references to the Merger Consideration, Per Share Cash Amount, the Exchange Ratio and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(g) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares and Subsidiary Shares) that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration or the consideration set forth in Section 2.1(b), as applicable, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal under the DGCL. Holders of Dissenting Shares shall be entitled to payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such holder’s Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration or the consideration set forth in Section 2.1(b), as applicable, without interest and less any required Tax withholding as provided in Section 2.3. The Company shall give Parent and Merger Sub (i) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, which will not be unreasonably withheld or delayed, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for Merger Consideration. Prior to the Effective Time, (i) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares (other than the Cancelled Shares, Subsidiary Shares and Dissenting Shares), Common Units (which shall be in non-certificated book-entry form) issuable pursuant to Section 2.1(a) and Section 5.6(c) and an amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of the Shares (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, Common Units issuable and cash sufficient to make any distributions pursuant to Section 2.2(c). All Common Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon surrender of the Certificates (including by delivery of the Shares, book-entry notation, or affidavits of loss in lieu of delivery thereof as provided in Section 2.2(f)), to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates or book-entry notations representing Shares (in each case, “Certificates”) in exchange for, the Merger Consideration, cash in lieu of any fractional Common Units pursuant to Section 2.1(e) and any distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor, as applicable, that number of whole Common Units (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 and payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1, that amount of cash in lieu of fractional Common Units which such holder is entitled to receive pursuant to Section 2.1(e) and any distributions payable pursuant to Section 2.2(c) to which such holder is entitled, and the Shares represented by the Certificates so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any Common Units constituting any part of the Merger Consideration is to be registered in the name of, a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate be in proper form for transfer and that the person requesting such payment or delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(e) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares. No distributions with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates with respect to the Common Units represented thereby, and no cash payment in lieu of fractional Common Units shall be paid to any such holder pursuant to Section 2.1(e), until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, (A) the number of whole Common Units (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1, (B) payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1, (C) that amount of cash in lieu of fractional Common Units to which such holder is entitled pursuant to Section 2.1(e), and (D) the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Common Units.

(d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All Merger Consideration issued upon the surrender for exchange of Certificates representing Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.1(e) and any distributions pursuant to Section 2.2(c). Any amounts remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Share represented by such Certificate as contemplated by this Article II.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3 Withholding. Each of Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub and the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. If withholding is taken in Common Units, Parent, Merger Sub or the Exchange Agent (as applicable) shall be treated as having sold such Common Units for an amount of cash equal to the fair market value of such Common Units at the time of such deemed sale.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries

is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As used in this Agreement, a “Company Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence: (i) disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any section relating to forward-looking statements) or as disclosed in the Company Disclosure Schedule, (ii) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, so long as such event, change, effect, development or occurrence does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate, or (iii) resulting from or arising out of (A) any changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas or other commodities or for the Company’s raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the request of Parent or Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (H) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), or (I) any changes in the share price or trading volume of the Shares or in the Company’s credit rating (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(G) of this clause (iii), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

(c) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and bylaws (the “Company Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request by Parent, the Company will make available to Parent the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 180,000,000 shares of Company Common Stock, (ii) 10,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Company Class B Common Stock”) and (iii) 4,000,000 shares of preferred stock, par value $0.01 per share, of which 350,000 shares have been designated Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share. As of September 13, 2019, (A) 78,963,892 shares of Company Common Stock were issued and

78,686,816 shares were outstanding, in each case excluding Company Restricted Shares, (B) 277,076 shares of Company Common Stock were held in treasury, (C) no shares of Company Class B Common Stock were issued or outstanding and (D) 350,000 shares of the Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock and Company Preferred Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Equity Awards described in the first sentence of Section 3.2(b), when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of September 13, 2019, there were (i) 190,976 Shares underlying Company RSU Awards, (ii) 534,161 Shares underlying Company PSU Awards assuming “target” performance, and (iii) 891,795 Company Restricted Shares. Except as set forth in Section 3.2(a) and this Section 3.2(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (v) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or such Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (w) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (x) redeem or otherwise acquire any such shares of capital stock or other equity interests, (y) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (z) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock, Company Class B Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Other than the Support Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries and except as set forth in Section 3.2(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f) As used in this Agreement, “Company Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, (G) created pursuant to the agreements set forth on Section 3.2(f) of the Company Disclosure Schedule, (H) which an accurate up-to-date survey would show, (I) resulting from any facts or circumstances relating to Parent or its affiliates, or (J) that does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business or (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto.

(g) As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

Section 3.3 Authority; Noncontravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding Company Common Stock and Company Preferred Stock (on an as-converted basis), voting as a single class, entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval (assuming the accuracy of the representations and warranties set forth in Section 4.21), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has unanimously resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”). The Agreement has been duly and validly executed and delivered by the Company and, assuming the Agreement constitutes the legal, valid and binding agreement of the counterparty thereto, the Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Delaware LLC Act, (iii) the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of the New York Stock Exchange (the “NYSE”), (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any applicable antitrust, competition, merger control or similar Laws outside of the United States (“Foreign Antitrust Laws”), and (viii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, bureau, commission, commissioner, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Simultaneously with the execution of this Agreement, the Company has executed and delivered the Support Agreement.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2017 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the date thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2019 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign or multinational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any person or entity whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2017 have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by the Company or any Subsidiary of the Company or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company, (iv) the Company is not party to any order, judgment or decree that imposes any obligations on the Company or any of its Subsidiaries under any Environmental Law, (v) there have been no ruptures or explosions in the Company’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures or explosions have been fully resolved, and (vi) to the Company’s knowledge, there are no defects, corrosion or other damage to any of the Company’s Systems that would reasonably be expected to result in a pipeline integrity failure.

(b) As used in this Agreement:

(i) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, in each case as in effect as of the date of this Agreement.

(ii) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(iii) “Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or Parent or any of their Subsidiaries, as applicable, and used for the conduct of the business of the Company or Parent or any of their Subsidiaries as presently conducted.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan, including any amendment thereto, (B) a written description of any such Company Benefit Plan if such plan is not set forth in a written document, (C) each trust, insurance, annuity or other funding Contract related thereto (if any), (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (E) the most recent Internal Revenue Service determination letter (if any), (F) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (G) all material correspondence to or from any Governmental Entity received in the last three years with respect to any such Company Benefit Plan. For purposes of this Agreement, (i) “Company Benefit Plans” means all Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any material liability (contingent or otherwise), and (ii) “ERISA Affiliate” means, with respect to any person, trade or business, any other person, trade or business (whether or not incorporated), that together with such first person, trade or business, is, or was at a relevant time, treated as a single employer or under common control, in either case, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Benefit Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (B) all contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP, (C) each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Company Benefit Plans, and (D) any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, and the Company has made available to Parent a copy of the most recent such letter for each such Company Benefit Plan and, to knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(c) Neither the Company nor any of its Subsidiaries maintains, contributes to or is required to contribute to or has any liability to any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

(d) Except as set forth on Section 3.9(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries maintains, contributes to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a multiemployer plan (as defined in Section 3(37) of ERISA).

(e) None of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code).

(f) Except as set forth in Section 5.6 and Section 5.7 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, officer or other service provider, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Company Benefit Plan.

(g) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(h) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan and any award thereunder that constitutes non-qualified deferred compensation under Section 409A of the Code (i) has been operated and documented in all material respects in compliance with Section 409A of the Code. No director, officer, employee or service provider of the Company or its affiliates is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(i) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States has been registered, listed, administered, funded and maintained in good standing, as applicable, in accordance with its terms and all applicable Laws.

(j) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

Section 3.10 Absence of Certain Changes or Events.

(a) From the Balance Sheet Date through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(c) From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. None of the information provided in writing by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Common Units in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement/prospectus relating to the Company Stockholders’ Meeting (the “Proxy Statement/Prospectus”) will, on the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting, but excluding any portion thereof based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Company.

Section 3.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) none of the Company and its Subsidiaries is a natural gas company under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by the Federal Energy Regulatory Commission (“FERC”) thereunder (“NGA”), or a utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder and (ii) none of the Company or its Subsidiaries is a holding company or a public-utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder (“PUHCA”).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect neither the Company nor any of its Subsidiaries is a public utility under the Federal Power Act, 16 U.S.C. §§ 791a-825r and the regulations promulgated by the FERC thereunder (the “FPA”)

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the NGA, Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by the FERC thereunder (“NGPA”), the Interstate Commerce Act implemented by the FERC pursuant to 49 USC § 60502 and the regulations promulgated by the FERC thereunder (“ICA”), the FPA, PUHCA, the Department of Energy, the Federal Communications Commission (the “FCC”), or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 3.14 Tax Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns that were required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions), and all such Tax Returns are complete and accurate;

(b) all Taxes owed by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established;

(c) all Tax withholding and deposit requirements imposed on the Company or any of its Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Company Permitted Liens) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries;

(f) there is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of the Company or any of its Subsidiaries;

(g) no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Company or any of its Subsidiaries;

(i) none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;

(j) none of the Company or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Company or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement (other than any such agreement (1) arising in ordinary course commercial arrangements not primarily related to Taxes or (2) solely between the Company or any of its Subsidiaries);

(k) none of the Company or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of

Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which the Company is the common parent, or has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of the Company or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years;

(m) none of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(n) there are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company or any of its Subsidiaries under Section 382 through Section 384 of the Code (or any analogous or similar provisions of Law) or the separate return limitation year rules under the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provisions of Law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement; and

(o) each of the Company’s Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code.

Section 3.15 Employment and Labor Matters

(a) Except as set forth on Schedule 3.15(a) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no existing or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees.

(b) Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are, and for the past three years have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by the Company in the past three years (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).

Section 3.16 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the

Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the knowledge of the Company, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(c) As used in this Agreement, “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

Section 3.17 Real Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to each material real property (and each real property at which material operations of the Company or any of its Subsidiaries are conducted) owned by the Company or any Subsidiary, other than Company Real Property Leases and Rights-of-Way (such owned real property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (any property subject to such lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”) and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the lessor thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company or its Subsidiaries in the operation of its business thereon, and (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all pipelines operated by the Company and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 3.18 Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any pending or, to the knowledge of the Company, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Jefferies LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of Company Common Stock (other than the Company and its affiliates) pursuant to this Agreement is fair, from a financial point of view. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of any other person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $25 million;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(v) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $25 million; and

(vii) any material lease or sublease with respect to a Company Leased Real Property.

All contracts of the types referred to in clauses (i) through (vii) above are referred to herein as “Company Material Contracts.” “Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21 Finders or Brokers. Except for Jefferies LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.22 State Takeover Statute. Assuming the accuracy of the representations and warranties set forth in Section 4.21, the Board of Directors of the Company has taken all necessary action to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and no other Takeover Laws are applicable to the Merger, this Agreement or any of the transactions contemplated hereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

Section 3.23 No Additional Representations.

(a) The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in Article IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, unitholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company, (i) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub and their respective Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub and their respective Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As used in this Agreement, a “Parent Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence: (i) disclosed in the Parent SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any section relating to forward-looking statements) or as disclosed in the Parent Disclosure Schedule, (ii) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, so long as such event, change, effect, development or occurrence does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate, or (iii) resulting from or arising out of (A) any changes or developments in the industries in which Parent or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas or other commodities or for Parent’s raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the request of the Company, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (H) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition) or (I) any changes in the share price or trading volume of the Common Units or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(G) of this clause (iii), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

(c) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of (i) the Certificate of Limited Partnership of Parent (the “Parent Certificate of Limited Partnership”), and (ii) the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP, dated as of February 8, 2006 (the “Parent Partnership Agreement” and, together with the Parent Certificate of Limited Partnership, the “Parent Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request, Parent will make available to the Company the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of Parent.

Section 4.2 Equity Interests.

(a) The authorized equity interests of Parent consist of Common Units, Class A Units representing limited partner interests in Parent (the “Class A Units”) and a non-economic general partner interest (the “General Partner Interest”). As of September 13, 2019, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 2,626,959,845 Common Units, (ii) 647,745,099 Class A Units and (iii) the General Partner Interest. As of September 13, 2019, 38,179,855 Common Units were issuable pursuant to employee and director equity plans of Parent (the “Parent Equity Plans”), of which amount 21,682,764 Common Units were subject to outstanding awards under the Parent Equity Plans. All outstanding equity securities of Parent are duly authorized, validly issued, fully paid (to the extent required by the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).

(b) Except as set forth in Section 4.2(a) or as set forth in Section 4.2(b) of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any Common Units, Class A Units or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such partnership units or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such partnership units or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Common Units, Class A Units or other equity interests of Parent, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of Parent or any of its Subsidiaries.

(e) As of the date of this Agreement, all of the issued and outstanding limited liability company interests of Merger Sub are validly issued and outstanding. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) When issued pursuant to the terms hereof, all outstanding Common Units constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid (to the extent required under the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).

(g) Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Parent, free and clear of any Liens other than Parent Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries and except as set forth in Section 4.2(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) As used in this Agreement, “Parent Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business,

(C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Parent Organizational Documents or the organizational documents of any Subsidiary of Parent, (G) created pursuant to the agreements set forth on Section 4.2(h) of the Parent Disclosure Schedule, (H) which an accurate up-to-date survey would show, (I) resulting from any facts or circumstances relating to the Company or its affiliates, or (J) that does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business or (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Parent or any of its Subsidiaries otherwise has access, between the parties thereto.

Section 4.3 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has the requisite partnership or limited liability company power and authority to enter into this Agreement. (i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent GP and Parent, as the sole member of Merger Sub, and (ii) no other entity or equity-holder proceedings on the part of Parent, Merger Sub or their respective equity holders are necessary to authorize the consummation of the transactions contemplated hereby. Parent GP has approved the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Common Units (the “Unit Issuance”) in connection with the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparty thereto, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Delaware LLC Act, (iii) the Exchange Act, and the rules promulgated thereunder, (iv) the Securities Act, and the rules promulgated thereunder, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of the NYSE, (vii) the HSR Act and any applicable Foreign Antitrust Laws, and (viii) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not and, assuming the Parent Approvals are obtained, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Simultaneously with the execution of this Agreement, each of Parent and Merger Sub have executed and delivered the Support Agreement.

Section 4.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2017 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent GP as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Management of Parent GP has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent GP has disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent GP (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheet as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC

Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Compliance with Law; Permits. (a) Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2017, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination, or revocation thereof would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any person or entity whose liability Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2017 have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by Parent or any Subsidiary of Parent or, to the knowledge of Parent, formerly owned, leased or operated by Parent or any Subsidiary of Parent, (iv) Parent is not party to any order, judgment or decree that imposes any obligation on Parent or any of its Subsidiaries under any Environmental Law, (v) there have been no ruptures or explosions in Parent’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures or explosions have been fully resolved and (vi) to Parent’s knowledge, there are no defects, corrosion or other damage to any of Parent’s Systems that would reasonably be expected to result in a pipeline integrity failure.

Section 4.9 Employee Benefit Plans. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any material liability (contingent or current) (the “Parent Benefit Plans”) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any Parent Benefit Plan have been timely made or, if not yet due, have been properly reflected in Parent’s financial statements in accordance with GAAP. Except as set forth on Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries maintains, contributes to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a multiemployer plan (as defined in Section 3(37) of ERISA).

Section 4.10 Absence of Certain Changes or Events.

(a) From the Balance Sheet Date through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

(c) From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.12 Information Supplied. None of the information provided in writing by Parent or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof based on information supplied by Parent or its Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of Parent.

Section 4.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, none of Parent or its Subsidiaries is, or has been in the past three years a holding company or a public-utility company as defined in PUHCA.

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, all filings required to be made by Parent or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the NGA, NGPA, the ICA, the PUHCA, the Department of Energy, the FCC, or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.14 Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) all Tax Returns that were required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions), and all such Tax Returns are complete and accurate;

(b) all Taxes owed by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries is liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established;

(c) all Tax withholding and deposit requirements imposed on Parent or any of its Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Parent Permitted Liens) on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries;

(f) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of Parent or any of its Subsidiaries;

(g) no claim has ever been made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or such Subsidiary is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of Parent or any of its Subsidiaries;

(i) none of Parent or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;

(j) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement (other than any such agreement (1) arising in ordinary course commercial arrangements not primarily related to Taxes or (2) solely between the Parent or any of its Subsidiaries);

(k) none of Parent or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which ETP Holdco Corporation is the common parent, or has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of Parent or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years;

(m) none of Parent or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(n) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code; and

(o) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation.

Section 4.15 Employment and Labor Matters.

(a) Except for such matters as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (ii) there are no existing or, to the knowledge of Parent, threatened strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees.

(b) Except for such matters that would not, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by Parent (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).

Section 4.16 Real Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and valid title to each material real property (and each real property at which material operations of Parent or any of its Subsidiaries are conducted) owned by Parent or any Subsidiary other than Parent Real Property Leases and Rights-of-Way (such owned real property collectively, the “Parent Owned Real Property”) and (ii) either Parent or a Subsidiary of Parent has a good and valid leasehold interest in each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of Parent or any of its Subsidiaries are conducted) (any property subject to such lease, sublease or other agreement, the “Parent Leased Real Property,” and such leases subleases and other agreements are, collectively, the “Parent Real Property Leases”), in each case, free and clear of all Liens other than any Parent Permitted Liens and Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Real Property Lease is valid, binding and in full force and effect, subject to the Remedies Exceptions and (B) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property or the Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among Parent and its Subsidiaries or among Parent’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon, and (iii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries has such Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Parent Permitted Liens); (ii) Parent and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) Parent and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither Parent nor any of its Subsidiaries have received written notice of, and to the knowledge of Parent there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of Parent and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, all pipelines operated by Parent and its Subsidiaries have and are entitled to the benefits of all Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 4.17 Insurance. Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received notice of any pending or, to the knowledge of Parent, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 4.18 Material Contracts.

(a) Except for this Agreement, Parent’s Benefit Plans and agreements filed as exhibits to Parent SEC Documents, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of any other person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Parent or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Parent or any of its Subsidiaries in an amount in excess of $100 million;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its Subsidiaries or among Parent’s Subsidiaries;

(v) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by Parent or any of its Subsidiaries in excess of $100 million; and

(vii) any material lease or sublease with respect to a Parent Leased Real Property.

All contracts of the types referred to in clauses (i) through (vii) above are referred to herein as “Parent Material Contracts.”

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.19 Finders or Brokers. Except for Bank of America Merrill Lynch, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.20 Lack of Ownership of Company Voting Stock. Neither Parent nor any of its Subsidiaries nor any “affiliate” or “associate” of Parent or any of its Subsidiaries (as such terms are defined in Section 203 of the DGCL) beneficially owns (or has beneficially owned in the past three years) directly or indirectly, any “voting stock” (as defined in Section 203 of the DGCL) of the Company or other securities convertible into, exchangeable for or exercisable for “voting stock” of the Company or any securities of any Subsidiary of the Company (including for purposes of Section 203 of the DGCL), and neither Parent nor any of its Subsidiaries has any rights to acquire any “voting stock” of the Company except pursuant to this Agreement.

Section 4.21 Available Funds. As of the Closing Date, Parent will have immediately available to it cash, available lines of credit or other sources of immediately available funds sufficient to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement, including payment of the cash portion of the Merger Consideration, the consideration set forth in Section 2.1(b), if any, any amounts necessary to fund any portion of the Company Indebtedness to be redeemed at the Closing and any amounts payable in accordance with Section 5.16 at the Closing.

Section 4.22 No Additional Representations.

(a) Parent and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b) Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its

Subsidiaries and acknowledge that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent and/or Merger Sub in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and Parent and Merger Sub acknowledge and agree that they have not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to the Parent or Merger Sub, (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any amendments to its articles of incorporation or by-laws or similar applicable charter documents;

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, and (3) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Common Stock not in excess of $0.4725 per share per quarter;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $10 million in the aggregate, except (1) as contemplated by the Company’s 2019-2020 capital expenditure plan, previously provided to Parent (the “Company 2019-2020 Forecast”) (whether or not such acquisition, loan, advance, capital contribution or investment is made in the same fiscal year as set forth in the Company 2019-2020 Forecast) or (2) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets with a value in excess of $10 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(G) shall not, and shall not permit any of its Subsidiaries to, (A) authorize any capital expenditures in excess of $10 million in the aggregate, except for (1) expenditures contemplated by the Company 2019-2020 Forecast (whether or not such capital expenditure is made in the same fiscal year as set forth in the Company 2019-2020 Forecast) or (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, or (B) authorize or commit to make any charitable contributions not authorized or contractually committed prior to the date of this Agreement or (C) make any charitable contributions except as set forth on Section 5.1(b)(G) of the Company Disclosure Schedule;

(H) except as required by any Company Benefit Plan as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) increase the compensation or other benefits payable or provided to the Company’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice for non-officer level employees, not to exceed 2% in the aggregate, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, except (x) for customary employment agreements entered into with any newly hired employees outside of the United

States who are not officers or (y) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (3) establish, adopt, enter into, terminate or amend any Company Benefit Plan (or any other employee benefit plan that would be a Company Benefit Plan if in effect on the date hereof), except as expressly permitted under clause (2) above, as required by applicable Law or for annual renewals of group benefit plans in the ordinary course of business consistent with past practice that would not result in material additional or increased costs, (4) enter into, terminate or amend any collective bargaining agreement, (5) make any change in the key management structure of the Company or any of its material Subsidiaries, including the hiring of additional officers or the termination of existing officers (other than for cause), (6) grant any Company Equity Awards, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses);

(I) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(J) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company Equity Awards outstanding on the date hereof, (2) the sale of shares of Company Common Stock pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) with respect to the offering period currently underway as of the date of this Agreement, or (3) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(K) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred in the ordinary course of business, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(L), and (5) any indebtedness incurred pursuant to the Company Credit Agreement or the SemCAMS Credit Agreement not to exceed $50 million; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(M) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any

Company Permit, in a manner or with an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(N) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Company SEC Documents or (2) that do not exceed $10 million in the aggregate;

(O) shall not (except in the ordinary course of business) (1) change its fiscal year or any material method of Tax accounting, (2) make, change or revoke any material Tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (4) file any material amended Tax Return or (5) or surrender a claim for a material refund of Taxes;

(P) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity, (2) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof in accordance with Section 5.1(b)(L), (3) prepayment and repayment of revolving loans in the ordinary course of business, and (4) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(Q) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (P) of this Section 5.1(b).

Section 5.2 Conduct of Business by Parent.

(a) From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business, and Parent shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Parent Permits and preserve their relationships with customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent:

(A) shall not adopt any material amendments to the Parent Organizational Documents or the organizational documents and governance arrangement of Parent GP;

(B) shall not, and shall not permit any of their Subsidiaries to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, partnership units, stock or other securities of Parent or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to Parent or any Subsidiary of Parent in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, and (3) regular quarterly cash distributions with respect to the Common Units and the Energy Transfer Operating Preferred Units as set forth in Section 5.2(b)(C) of the Parent Disclosure Schedule;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any merger, consolidation, restructuring or reorganization solely among Parent and its Subsidiaries or among Parent’s Subsidiaries or in connection with an acquisition not prohibited by clause (E) of this Section 5.2(b);

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in Parent or any securities convertible into or exchangeable for any such equity interest or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) as set forth in Section 5.2(b)(F) of the Parent Disclosure Schedule, (2) issuances of Common Units in respect of any exercise of Parent equity awards and settlement of any Parent equity awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), (3) the sale of Common Units pursuant to the exercise of options to purchase Common Units if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (4) the grant of equity compensation awards under the Parent Equity Plans, or (5) for transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(G) shall not directly or indirectly, purchase, redeem or otherwise acquire any equity securities of Parent or any rights, warrants or options to acquire any such equity securities, except (1) as set forth on Section 5.2(b)(G) of the Parent Disclosure Schedule or (2) for transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(H) shall not take any action or fail to take any action that would reasonably be expected to cause Parent to be treated, for U.S. federal income tax purposes, as a corporation; and

(I) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (H) of this Section 5.2(b).

Section 5.3 Mutual Access.

(a) For purposes of furthering the transactions contemplated hereby, each of the Company and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ key employees and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. Neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study or any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of August 23, 2019, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4 Non-Solicitation; Acquisition Proposals; Change in Recommendation.

(a) Except as permitted by this Section 5.4, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective directors, officers, employees not to, and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries or afford access to the business, properties, books or records of the Company or any of its Subsidiaries, to any person (other than Parent, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in or otherwise facilitate any discussions or negotiations with any person (other than Parent, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to an Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (vi) unless the Board of Directors of the Company, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties the Board of Directors of the Company to the stockholders of the Company under applicable Law, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (vii) resolve or agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Section 5.4, prior to obtaining the Company Stockholder Approval, the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, may (A) furnish non-public information regarding the Company or any of its Subsidiaries to, and afford access to the business, properties, books or records of the Company and any of its Subsidiaries to, any person and (B) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written and bona fide Acquisition Proposal if (x) the Board of Directors of the Company, or any committee thereof, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such unsolicited, written and bona fide Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer and (y) if (1) such Acquisition Proposal was received after the date of this Agreement and did not result from a material breach of this Section 5.4, (2) the Company provides to Parent the notice required by Section 5.4(b) with respect to such Acquisition Proposal, and (3) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement, a copy of which shall be promptly provided to Parent (it being agreed that such confidentiality agreement between the Company and such person shall permit such person to make any Acquisition Proposal to the Board of Directors of the Company), and to the extent such non-public information has not been made available to Parent, the Company provides or makes available such non-public information to Parent substantially concurrent with the time that it is provided to such other person. Nothing in this Section 5.4 shall prohibit the Company, or the Board of Directors, directly or indirectly through any officer, employee or Representative, from (1) informing any person that the Company is party to this Agreement and informing such person of the restrictions that are set forth in Section 5.4, or (2) disclosing factual information regarding the business, financial condition or results of operations of the Company, including in the ordinary course of business with its partners, other members or other equityholders in any jointly owned Subsidiary of the Company with respect to such Subsidiary, or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), (i) the Company shall in good faith determine that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (ii) the Company complies with the obligations set forth in the proviso in Section 5.4(g). So long as the Company and its Representatives have otherwise complied with this Section 5.4, none of the foregoing shall prohibit the Company and its Representatives from contacting any persons or group of persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Offer, and any such actions shall not be a breach of this Section 5.4.

(b) The Company shall promptly, and in no event later than twenty-four (24) hours after its or any of its Representatives’ receipt of any Acquisition Proposal or any inquiry or request for discussions or negotiations regarding an Acquisition Proposal or non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise Parent (orally and in writing) of such Acquisition Proposal, inquiry or request (including providing the identity of the person making or submitting such Acquisition Proposal, and, (i) if it is in writing, a copy of such Acquisition Proposal, inquiry or request and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof), in each case including any modifications thereto. The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change).

(c) Immediately following the execution of this Agreement, the Company shall, shall cause its Subsidiaries and their respective officers, directors, employees and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent, Merger Sub or any of their respective officers, directors, employees or Representatives) that relate to any Acquisition Proposal.

(d) Except as otherwise provided in Section 5.4(e) and Section 5.4(f), neither the Board of Directors of the Company nor any committee thereof may: (i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent, including by failing to include the Company Recommendation in the Proxy Statement/Prospectus; (ii) approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal; (iii) fail to reaffirm the Company Recommendation within five (5) business days of a request therefor by Parent following the date on which any Acquisition Proposal or material modification thereto is received by the Company or is published, sent or communicated to the Company’s stockholders; provided that if the Company Stockholders’ Meeting is scheduled to be held within five (5) business days of such request, within three (3) business days after such request and, in any event, prior to the date of the Company Stockholders’ Meeting (provided, that Parent may not make any such request on more than two (2) occasions with respect to each Acquisition Proposal, which for these purposes includes any revision, amendment, update or supplement to such Acquisition Proposal); (iv) fail to publicly announce, within five (5) business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer and affirms the Company Recommendation; or (v) approve any transaction under, or any third party becoming, an “interested stockholder” under, Section 203 of the DGCL (or similar concepts under any other applicable Takeover Law) (any action described in this Section 5.4(d), a “Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(h), if (and only if): (i) (A) a written Acquisition Proposal (that did not result from a material breach of Section 5.4(a)) is made by a third party after the date hereof, and such Acquisition Proposal is not withdrawn, (B) the Company’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Offer and (C) following consultation with outside legal counsel, the Board of Directors of the Company determines that the failure to make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be reasonably likely to be inconsistent with the fiduciary duties owed by the Board of Directors of the Company to the stockholders of the Company under applicable Law; and (ii) (A) the Company provides Parent seventy-two (72) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Offer that is specified in Section 5.4(b), (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Offer or taking any action pursuant to Section 7.1(h) with respect to a Superior Offer, the Company shall negotiate in good faith with Parent during such seventy-two (72) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, such that the Acquisition Proposal ceases to constitute a Superior Offer, and (C) the Board of Directors of the Company shall have considered in good faith any changes to the terms of this Agreement proposed in writing by Parent, and following such seventy-two (72) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Offer if such changes of this Agreement proposed in writing by Parent were to be given effect; provided that, in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.4(e), except that the required seventy-two (72) hour period for notice, negotiation and consideration in clauses (A), (B) and (C) of this Section 5.4(e) shall be shortened to a forty-eight (48) hour period in each instance.

(f) Other than in connection with a Superior Offer (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation in response to an Intervening Event to the extent that (i) the Board of Directors of the Company, or any committee thereof, determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to be inconsistent with of its fiduciary duties under applicable Law, and (ii) (A) the Company provides Parent seventy-two (72) hours’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Change of Recommendation, the Company shall negotiate in good faith with Parent during such seventy-two (72) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as to obviate the need for the Board of Directors to make a Change of Recommendation pursuant to this Section 5.4(f), and (C) the Board of Directors of the Company, or any committee thereof, shall have considered in good faith any changes to the terms of this Agreement offered in writing by Parent, and following such seventy-two (72) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the fiduciary duties owed by the Board of Directors of the Company to the stockholders of the Company under applicable Law.

(g) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Board of Directors of the Company.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by Parent, Merger Sub or their respective affiliates) relating to any Acquisition Transaction;

(ii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than Parent, Merger Sub or their respective affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of the Company and its Subsidiaries equal to twenty-five percent (25%) or more of the Company’s consolidated assets (based on their fair market value thereof) or to which twenty-five percent (25%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) twenty-five percent (25%) or more of any class of equity securities of the Company entitled to vote with respect to the adoption of this Agreement; and

(iii) “Intervening Event” means any material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), to or by the Board of Directors of the Company as of the date of this Agreement, which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided, however, that, to the extent that the Intervening Event shall relate to an event, change, effect, development or occurrence involving Parent or any of its Subsidiaries, then such event, change, effect, development or occurrence shall not constitute an Intervening Event if such event, change, effect, development or occurrence is: (i) generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, unless such event, change, effect, development or occurrence disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; or (ii) resulting from or arising out of (a) any changes or developments in the industries in which Parent or any of its Subsidiaries conducts its business, (b) any changes or developments in prices for oil, natural gas or other commodities or for Parent’s raw material inputs and end products, (c) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (e) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in an Intervening Event), or (f) any changes in the unit price or trading volume of the Common Units or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in an Intervening Event), except, in each case with respect to clauses (a), (b) and (d), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; and

(iv) “Superior Offer” means a written Acquisition Proposal to acquire at least (A) seventy-five percent (75%) of the equity securities of the Company or (B) seventy-five percent (75%) of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in either case on terms that the Board of Directors of the Company, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (i) if accepted, reasonably likely to be consummated and (ii) more favorable to the Company’s stockholders (including, without limitation, from a financial point of view) than the Merger and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing and after taking into account such factors deemed relevant by the Board of Directors of the Company, or any committee thereof, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the Board of Directors may consider in the exercise of its fiduciary duties).

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Common Units in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Preferred Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Common Units issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the

Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company will, except in the case of a Change of Recommendation, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

(c) Notwithstanding anything in this Agreement to the contrary, the Company may, in consultation with Parent, postpone or adjourn the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) if there are insufficient shares of Company Common Stock and Company Preferred Stock present to constitute a quorum to conduct business at such meeting, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting or (iv) if the Company has delivered any notice contemplated by Section 5.4(e) and the time periods contemplated by Section 5.4(e) have not expired.

Section 5.6 Equity-Based Awards.

(a) Each award of restricted share units that corresponds to Shares and vests solely based on the passage of time (each, a “Company RSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, shall be assumed by Parent and converted into a restricted unit award with respect to Common Units (each an “Assumed RSU Award”). Each Assumed RSU Award shall be converted into a restricted unit award to receive a number of Common Units equal to the product obtained by multiplying (x) the number of Shares subject to such Company RSU Award immediately prior to the Effective Time by (y) a ratio equal to (A)(1) the Per Share Cash Amount divided by (2) the closing price of one Common Unit on the NYSE on the day prior to the Closing Date plus (B) the Exchange Ratio (such ratio, the “Equity Exchange Ratio”), rounded up or down to the nearest whole Common Unit. Each Assumed RSU Award shall (i) otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable to the Company RSU Award immediately prior to the Effective Time and (ii) fully accelerate upon a termination without “cause,” for “good reason” or a result of the holder’s death or disability (as such terms are defined in Section 5.6(a) of the Company Disclosure Schedule).

(b) Each award of performance share units that corresponds to Shares (each, a “Company PSU Award”), that is outstanding and vested as of the Effective Time, shall, as of the Effective Time, be cancelled in exchange for the payment of the Merger Consideration with respect to the number of Shares equal to the total number of Shares with respect to which such Company PSU Award has vested prior to the Effective Time. The Surviving Corporation shall issue to the holders of Company PSU Awards the Merger Consideration in respect of the applicable number of Shares described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five business days following the Effective Time. Each Company PSU Award that is outstanding and unvested as of the Effective Time shall automatically, and without any required action of the holder thereof, be cancelled without consideration.

(c) Each award of restricted Company Common Stock that is outstanding immediately prior to the Effective Time (the “Company Restricted Shares,” together with the Company RSU Awards and the Company

PSU Awards, the “Company Equity Awards”) shall be assumed by Parent and converted into a restricted unit award with respect to Common Units (each an “Assumed Restricted Stock Award”). Each Assumed Restricted Stock Award shall be converted into a restricted unit award representing a contractual right upon vesting to receive a number of Common Units equal to the product obtained by multiplying (x) the number of Shares subject to such Assumed Restricted Stock Award immediately prior to the Effective Time by (y) the Equity Exchange Ratio, rounded up or down to the nearest whole Common Unit. Each Assumed Restricted Stock Award shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable to the Company Restricted Shares immediately prior to the Effective Time. Each Assumed Restricted Stock Award shall (i) otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable to the Company Restricted Shares immediately prior to the Effective Time, (ii) have distribution equivalent rights, and (iii) fully accelerate upon a termination without “cause,” for “good reason” or a result of the holder’s death or disability (as such terms are defined in Section 5.6(a) of the Company Disclosure Schedule).

(d) Notwithstanding the foregoing, each Company Restricted Share and Company RSU Award that is outstanding immediately prior to the Effective Time that is held by a non-employee director of the Board of Directors (a “Director Restricted Share Award”) shall, as of the Effective Time, become fully vested and shall be cancelled in exchange for the payment of the Merger Consideration with respect to the total number of Shares subject to such Director Restricted Share Award. The Surviving Corporation shall issue to the holders of Director Restricted Share Awards the Merger Consideration in respect of the applicable number of Shares described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five (5) business days following the Effective Time.

(e) Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a duly authorized committee thereof, and, if appropriate, amending the terms of the ESPP) that may be necessary or required under the ESPP and applicable Laws to ensure that (i) no new offering period under the ESPP shall begin after September 30, 2019; (ii) with respect to the current offering period set to end on September 30, 2019 any remaining contributions held in the participant accounts under the ESPP after the purchase of shares of Company Common Stock at the end of such offering period shall be returned to the participant (without interest) after the last business day of the offering, (iii) the ESPP shall terminate in its entirety immediately prior to the Closing and no further rights shall be granted or exercised under the ESPP thereafter. Notwithstanding any restrictions on transfer of stock in the ESPP, all shares of Company Common Stock purchased under the ESPP shall be treated in accordance with Section 2.1(a).

(f) The Company shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 5.6.

Section 5.7 Employee Matters.

(a) Following the Effective Time and until the first anniversary of the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, provide the individuals who are employed by the Company or any of its Subsidiaries immediately before the Effective Time (the “Current Employees”) and who continue employment during such time period with (i) annual base salary or wages (as applicable) that are no less favorable than the annual base salary or wages (as applicable) provided to such Current Employees immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than the severance benefits in effect for such Current Employees as immediately prior to the Effective Time, as set forth on Section 5.7(a)(ii) of the Company Disclosure Schedule, and (iii) other compensation and employee benefits that are substantially comparable in the aggregate to either, at Parent’s election, (A) the other compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries, or (B) the other compensation and employee benefits provided to such Current Employees immediately prior to the Effective Time (excluding equity compensation, defined benefit and supplemental pensions and retiree medical benefits).

(b) For purposes of vesting, eligibility to participate and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits (but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Current Employees after the Effective Time (the “New Plans”), each Current Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Current Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Current Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Current Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Current Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Current Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to the same such conditions under the comparable Old Plans, and (iii) credit amounts paid under any Old Plan providing medical, dental, pharmaceutical and/or vision benefits under any corresponding New Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the New Plan with respect to the plan year in which the Effective Time occurs. For purposes of this Agreement, “Benefit Plans” means any (i) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, including employer stock and incentive plans, (iii) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (iv) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, including all bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements.

(c) Each Current Employee who as of immediately prior to the Effective Time is eligible for an annual bonus under a Company Benefit Plan for 2019, is employed by the Surviving Corporation or its affiliates on December 31, 2019 and is not terminated for cause (as defined in Section 5.7(c) of the Company Disclosure Schedule) shall receive an annual bonus for 2019 (to the extent such bonus is not otherwise paid prior to the Effective Time) in an amount equal to not less than 100% of the target amount of such bonus (the “2019 Annual Bonuses”); provided that if such Current Employee is terminated without cause (as such term is defined in Section 5.7(c) of the Company Disclosure Schedule) prior to December 31, 2019, such Current Employee shall remain entitled to receive a pro-rated portion of his or her 2019 Annual Bonus based on the number of days such Current Employee was employed during the 2019 calendar year. The 2019 Annual Bonuses shall be payable no later than date annual bonuses are paid to Parent’s other similarly situated employees, but in any event before March 15, 2020.

(d) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(e) If requested by Parent, subject to the terms of any such Company Benefit Plan and applicable Law, the Company shall both (i) terminate any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Company 401(k) Plan”) and (ii) fully vest each Current Employee in his or her account balance in such Company 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the

Company shall provide Parent with executed resolutions of its or, as applicable, its Subsidiary’s Board of Directors authorizing such termination and amending any such Company 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Company shall also take and/or cause its Subsidiaries to take such other actions in furtherance of the termination of each Company 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each Company 401(k) Plan following the ERISA Effective Date.

(f) In the event of the termination, pursuant to Section 5.7(d), of any Company 401(k) Plan (each such terminated Company 401(k) Plan, a “Terminated Company 401(k) Plan”), Parent or its applicable Subsidiary shall cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or its applicable Subsidiary (a “Parent 401(k) Plan”) to immediately accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Company and its Subsidiaries with respect to such individuals’ account balances (including loans) under such Terminated Company 401(k) Plan, if elected by any such individuals. The rollovers described herein shall comply with applicable Law, and Parent and its Subsidiaries shall make all filings and take any actions required of such party under applicable Law in connection therewith. Current and former employees of the Company and its Subsidiaries who are participants in a Terminated Company 401(k) Plan immediately prior to the Effective Time shall be eligible immediately as of the Effective Time to participate in a Parent 401(k) Plan.

(g) Prior to the Closing Date, the Company shall take all actions necessary to amend the Key Employee Severance Plan and the Severance Pay Plan as set forth on Section 5.7(g) of the Company Disclosure Schedule.

(h) Nothing in this Section 5.7 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan in accordance with its terms. Nothing in this Section 5.7 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under a Company Benefit Plan. Without limiting the generality of Section 8.13, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement (including any Benefit Plan of Parent or its Subsidiaries) for any purpose.

Section 5.8 Regulatory Approvals; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and shall cause its Subsidiaries and Affiliates to use) its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary actions or nonactions, waivers, clearances, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and make all necessary registrations, notifications and filings and take other steps as may be necessary to obtain an action or nonaction, waiver, clearance, consent or approval from, or to avoid an action or proceeding by, any Governmental Entity, in each case as promptly as practicable, (ii) obtain all necessary consents, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as reasonably practicable, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the proposed transactions, each of the Company, Parent, and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable (and in any event not more than fifteen business days) after the date hereof, make their respective filings under the HSR Act, (ii) make available to the other party such information as the other party may reasonably request in order to make its HSR Act filing or respond to information or document requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications or correspondence between the Company or Parent, or any of their respective Subsidiaries or Affiliates, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any communications, advocacy, white papers, information responses or other submissions to any Governmental Entity (or members of their respective staffs) in connection with the Merger or the other transactions contemplated by this Agreement, the Company and Parent shall permit counsel for the other parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other parties in connection therewith. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate.

(c) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to satisfy the conditions to closing identified in Section 6.1 of this Agreement, including (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the Merger or the other transactions contemplated by this Agreement from any relevant Governmental Entity and (ii) using reasonable best efforts to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions as soon as reasonably practicable, and in any event, prior to the End Date.

(d) Parent agrees to take, or cause to be taken (including by its Subsidiaries and Affiliates), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable and in any event no later than the End Date, including without limitation, (x) proposing, negotiating, committing to and effecting by consent decree, hold separate order, or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Parent (or any of its Subsidiaries or Affiliates), (ii) the creation, termination, amendment, modification or divestment of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations of Parent or its Subsidiaries or Affiliates, (iii) any restrictions, impairments, agreements or actions that would limit Parent’s or its Subsidiaries’ or Affiliates’ freedom of action with respect to, or their ability to own, manage, operate, conduct and retain, any of their businesses, assets, equity interests, product lines or properties or (iv) any other remedy or condition of any kind, in each case in order to obtain any approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations or other confirmations or to avoid the commencement of any action to prohibit the Merger, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Merger or delay the Closing beyond the End Date.

(e) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Robinson-Patman Act, as amended, the NGA, the ICA, the

NGPA, the Norman Y. Mineta Research and Special Programs Improvement Act of 2004, the Pipeline Safety Act of 2011, the Hazardous Materials Safety Improvement Act of 2012, the PIPES Act of 2016, the Fixing Americas Surface Transportation Act, the PUHCA, the Communications Act of 1934, as amended, the HSR Act, the Federal Trade Commission Act, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including all antitrust, competition, merger control or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.9 Takeover Statutes. If any Takeover Law may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. Except (a) following any Change of Recommendation or (b) with respect to action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.4, so long as this Agreement is in effect, Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Each of Parent and the Company may issue a press release, reasonably acceptable to the other party, announcing this Agreement.

Section 5.11 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificates of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.

(b) Parent and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking to the extent required by with the Company Organizational Documents and the DGCL to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company in its sole discretion elects, then the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.11(c). If a “tail policy” is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.11. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.

(g) The obligations of Parent and the Surviving Corporation under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and (ii) this Section 5.11 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

Section 5.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Intended Tax Treatment. Parent and the Company each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes and pursuant to the Merger, each holder of Company Common Stock will be deemed to contribute its Company Common Stock to Parent in exchange for Merger Consideration and the deemed assumption of each such holder’s share of the liabilities of Parent pursuant to Section 752 of the Code. Parent and Company each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes, such deemed transaction is intended to qualify for non-recognition of gain or loss pursuant to Section 721 of the Code but will be characterized as a disguised sale transaction described in section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (such treatment, the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313 of the Code, each of Parent and Company agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

Section 5.15 NYSE Listing. Parent shall cause the Common Units to be issued in the Merger and such other Common Units to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.16 Financing Assistance.

(a) Following the date of this Agreement and prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide to Parent such reasonable and customary cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the Merger, in each case as may be reasonably requested by Parent, Merger Sub or their Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, upon reasonable request, (i) furnish the report of the Company’s auditor on the three most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such reports, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the arrangers, underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules, business or other financial data relating to the Company and its Subsidiaries as may be reasonably necessary to consummate any such financing; it being understood that Parent shall be responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary in connection with any such financing; (iii) provide direct contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed arrangers, lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s auditors, as applicable, in connection with any such financing, at reasonable times and upon reasonable advance notice; (iv) make available the employees and advisors of the Company and its Subsidiaries to provide reasonable assistance with Parent’s or its Subsidiaries’ preparation of business projections, financing documents and offer materials; (v) obtain the cooperation and assistance of counsel to the Company and its Subsidiaries in providing customary legal opinions and other services; (vi) assist in the preparation of (but not entering into or executing) documents, opinions and certificates, and other agreements (including indentures or supplemental indentures) and take other actions that are or may be customary in connection with any such financing or necessary or desirable to permit Parent or its Subsidiaries to fulfill conditions or obligations under the financing documents, provided that such agreements shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent; (viii) permit Parent or its Subsidiaries’ reasonable use of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, in connection with any such financing (subject to advance review of and consultation with respect to such use), (ix) participate in a reasonable number of meetings and presentations with arrangers and prospective lenders and investors, as applicable (including the participation in such meetings of the Company’s senior management), in each case at times and locations to be mutually agreed, and (x) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals.

(b) Notwithstanding anything in this Section 5.16 to the contrary, in fulfilling its obligations pursuant to this Section 5.16, (i) none of the Company, its Subsidiaries or its Representatives shall be required to (x) pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (y) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; or (z) give any indemnities that are effective prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives). In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 5.16 will require the Company, its Subsidiaries or their respective Representatives to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any financing is obtained or pledge any collateral with respect to any financing prior to the Closing. Nothing in this Section 5.16 shall require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 5.16 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) the Board of Directors of the Company to approve any financing or contracts related thereto prior to the Effective Time (it being understood and agreed that all such certificates, opinions or resolutions shall be delivered by any officer or board members of the Surviving Corporation immediately after the Effective Time). The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions or solvency certificates.

(c) At the request of Parent, the Company shall deliver to Parent at least two business days prior to the Closing Date payoff letters from any third-party lenders (or agents therefor), trustees, or other holders of indebtedness of the Company or its Subsidiaries (or representatives therefor), as applicable, in the customary forms of such lenders, trustees or other holder of indebtedness or otherwise in form reasonably satisfactory to Parent, with respect to the indebtedness or obligations of the Company and its Subsidiaries set forth in Section 5.16(c) of the Company Disclosure Schedule. At the sole cost and expense of Parent, the Company shall reasonably cooperate with Parent in replacing any letters of credit issued pursuant to the facilities evidencing the above referenced indebtedness or obligations.

(d) The Company shall, at the request of Parent, (i) call for prepayment or redemption, or prepay or redeem, (ii) attempt to renegotiate the terms of, (iii) commence an offer to purchase and/or consent solicitation or (iv) satisfy and discharge or defease any then-existing indebtedness for borrowed money of the Company or any of its Subsidiaries; provided, however, that the Company and its Subsidiaries shall not be obligated to make or cause to become effective any such action (nor shall the Company or any of its Subsidiaries be required to incur any cost or liability in respect thereof) prior to the Effective Time. For the avoidance of doubt, any redemption, prepayment or other payment made to satisfy and discharge or defease such portion of the Company Indebtedness prior to or at the Closing shall be the obligation of Parent. Parent shall prepare all necessary and appropriate documentation in connection with any action described above, and provide the Company with a reasonable opportunity to comment on such documents. Parent and the Company shall, and shall cause their respective Subsidiaries and Representatives to, reasonably cooperate with each other in the preparation of such documents.

Section 5.17 Tulsa Office. At the Effective Time and for no less than two (2) years thereafter, Parent and the Surviving Corporation shall maintain an office in the Tulsa, Oklahoma metropolitan area.

Section 5.18 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) No injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, no Law shall have been adopted or be effective, and no agreement with any Governmental Entity shall be in effect, in each case that prohibits or prevents the consummation of the Merger or the other transactions contemplated by this Agreement;

(c) All waiting periods (and extensions thereof) applicable to the Merger or the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than in Section 4.2(a), Section 4.2(g), Section 4.10(b) and Section 4.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.2(a) and Section 4.2(g) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Section 4.10(b) and Section 4.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent GP, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(d) The Common Units to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.2(a), Section 3.2(e), Section 3.10(b) and Section 3.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.2(a) and Section 3.2(e) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Section 3.10(b) and Section 3.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period;

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval has been obtained:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to June 30, 2020 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date shall automatically be extended to September 30, 2020, which date shall thereafter be deemed to be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Company or Parent, if an injunction or other Law shall have been entered, enacted or become effective permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other Law has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded, at which a vote upon the adoption of this Agreement was taken, and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure in such a manner that would make it reasonably likely that such breach or failure will be cured prior to the End Date, in each case after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g) by Parent, prior to the Company Stockholder Approval (i) in the event of a Change of Recommendation or (ii) if the Company shall have Willfully Breached any of its obligations under Section 5.4; and

(h) by the Company, prior to obtaining the Company Stockholder Approval and if the Company has complied in all material respects with its obligations under Section 5.4, in order to enter into a definitive agreement with respect to a Superior Offer (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(h)); provided that any such purported termination by the Company pursuant to this Section 7.1(h) shall be void and of no force or effect unless the Company pays to Parent the Breakup Fee in accordance with Section 7.3(a).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3 and, subject to Section 7.3(f), liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee; Expenses.

(a) If this Agreement is terminated by the Company pursuant to Section 7.1(h) [Superior Offer], then the Company shall pay to Parent the Breakup Fee by wire transfer of same day federal funds to the account specified by Parent upon termination of this Agreement, and as a condition to the effectiveness of such termination.

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(g)(ii) [Willful Breach], then the Company shall pay to Parent, within three (3) business days after the date of termination, the Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent.

(c) If this Agreement is terminated by Parent pursuant to (i) Section 7.1(g)(i) [Change of Recommendation] or (ii) Section 7.1(f) [Breach of Representation or Failure to Perform Covenant], so long as the breach giving rise to the right to terminate this Agreement pursuant to Section 7.1(f) was the Company’s failure to call and hold a Company Stockholders’ Meeting in violation of its obligations under Section 5.5(b), and, in each of cases (i) or (ii), prior to such termination and after the date of this Agreement, any person (other than Parent, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the Board of Directors of the Company and not have been withdrawn prior to such termination, then the Company shall pay to Parent, within three (3) business days after the date of termination, the Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent.

(d) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d) [No Company Stockholder Approval] and prior to the Company Stockholders’ Meeting, any person (other than Parent, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Board of Directors of the Company and not have been withdrawn prior to the Company Stockholders’ Meeting, then the Company shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three (3) business days following the Company Stockholders’ Meeting, and, if within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Breakup Fee minus the Parent Expenses previously paid or reimbursed by the Company, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction.

(e) If this Agreement is terminated by Parent pursuant to Section 7.1(g)(i) [Change of Recommendation] in circumstances where the Breakup Fee is not payable pursuant to Section 7.3(c), then the Company shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three (3) business days following termination of this Agreement, and, if within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Breakup Fee minus the Parent Expenses previously paid or reimbursed by the Company, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction.

(f) Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to twenty-five percent (25%) shall be changed to seventy-five percent (75%).

(g) As used in this Agreement, “Parent Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of Parent in connection with the Merger and the other transactions contemplated by this Agreement, including any documented commitment, underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for the transactions contemplated by this Agreement; provided that in no event shall the Parent Expenses exceed $27,250,000.

(h) As used in this Agreement, “Breakup Fee” means $54,500,000.

(i) Upon payment of the Breakup Fee and/or the Parent Expenses, as applicable, to Parent pursuant to Section 7.3(a), 7.3(b), 7.3(c), 7.3(d) or 7.3(e), no parties shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its stockholders or Parent or its unitholders, as applicable; provided that nothing herein shall release any party from liability arising out of or the result of fraud. The parties acknowledge and agree that in no event shall the Company be required to pay the Breakup Fee, as applicable, on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If the Company fails to pay promptly the amounts due pursuant to this Section 7.3, the Company will also pay to Parent interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (a) fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus and Form S-4 (including applicable SEC filing fees) and (b) filing fees payable under the HSR Act and Foreign Antitrust Laws shall be borne equally by Parent and the Company.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by an courier (with confirmation of delivery), in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, TX 75225

Facsimile:    214-981-0703

Attention:    Tom Long

                    Tom Mason

Email:          tom.long@energytransfer.com

                      tom.mason@energytransfer.com

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Facsimile:    (713) 546-7401

Attention:    William N. Finnegan IV

                     Debbie P. Yee

Email:          bill.finnegan@lw.com

                     debbie.yee@lw.com

To the Company:

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

Attention:    General Counsel

Email:          slindberg@semgroup.com

with copies to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Facsimile:    (713) 836-3601

Attention:    Sean T. Wheeler, P.C.

                    Douglas E. Bacon, P.C.

                    Allan Kirk

Email:         sean.wheeler@kirkland.com

                     douglas.bacon@kirkland.com

                    allan.kirk@kirkland.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that (i) Merger Sub may assign any of its rights and delegate any of its obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder, (ii) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned direct or indirect subsidiaries of Parent without the prior written consent of the Company, so long as, in each of (i) and (ii), such assignment does not delay the Closing. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transaction contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Support Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Company or Parent and Merger Sub, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for (i) the provisions of Section 5.11, (ii) the right of the Company’s stockholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) As used in this Agreement:

(i) “affiliate” means, with respect to a specified person, any other person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a person, the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. Notwithstanding the foregoing, (A) none of USA Compression Partners, LP, Sunoco LP or their respective Subsidiaries shall be deemed affiliates of Parent or any of Parent’s other Subsidiaries and (B) each of White Cliffs Pipeline, L.L.C., Maurepas Pipeline, LLC, SemCAMS Midstream ULC and Key Access Pipeline shall be deemed affiliates of the Company.

(ii) “business day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

(iii) “Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 30, 2016, as amended from time to time, among the Company, the guarantors named therein, the lenders named therein, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, and all pledge, security, guaranty and other agreements and documents related thereto.

(iv) “Company Indebtedness” means the debt outstanding and all obligations due under the Company Credit Agreement.

(v) “Energy Transfer Operating Preferred Units” means, collectively, the 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units and 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units of Energy Transfer Operating, L.P.

(vi) “knowledge” means (A) with respect to Parent and its Subsidiaries, the actual knowledge, after reasonable investigation of, the individuals listed in Section 8.15(d) of the Parent Disclosure Schedule and (B) with respect to the Company and its Subsidiaries, the actual knowledge, after reasonable investigation of, the individuals listed in Section 8.15(d) of the Company Disclosure Schedule.

(vii) “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(viii) “SemCAMS Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 13, 2019, as amended from time to time, among SemCAMS Midstream ULC, the lenders named therein, the other parties party thereto, and The Toronto-Dominion Bank, as agent, and all pledge, security, guaranty and other agreements and documents related thereto.

(ix) “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof, (B) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof or (C) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such person or persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses. Notwithstanding the foregoing, (x) none of USA Compression Partners, LP, Sunoco LP or any of their respective Subsidiaries shall be deemed Subsidiaries of Parent or Energy Transfer Operating, L.P. and (y) each of White Cliffs Pipeline, L.L.C., Maurepas Pipeline, LLC, SemCAMS Midstream ULC and Key Access Pipeline shall be deemed Subsidiaries of the Company.

(x) “Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto.

(xi) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(xii) “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(xiii) “Willful Breach” means a material breach, or failure to perform, that is the consequence of an act or omission of a Representative or a Subsidiary of the Company with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Acquisition Proposal	Section 5.4(h)(i)
Acquisition Transaction	Section 5.4(h)(ii) and Section 7.3(f)
Action	Section 5.11(b)
affiliates	Section 8.15(a)(i)
Agreement	Preamble
Assumed Restricted Stock Award	Section 5.6(c)
Assumed RSU Award	Section 5.6(a)
Balance Sheet Date	Section 3.6
Benefit Plans	Section 5.7(b)
Breakup Fee	Section 7.3(i)
business day	Section 8.15(a)(ii)
Cancelled Shares	Section 2.1(c)(i)
Certificate of Designations	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Change of Recommendation	Section 5.4(d)
Class A Units	Section 4.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3
Common Units	Section 2.1(a)
Company	Preamble
Company 2019-2020 Forecast	Section 5.1(b)(E)
Company 401(k) Plan	Section 5.7(e)
Company Approvals	Section 3.3(b)
Company Benefit Plans	Section 3.9(a)
Company Class B Common Stock	Section 3.2(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Preamble to Article III
Company Employees	Section 3.15(a)
Company Equity Awards	Section 5.6(c)
Company Indebtedness	Section 8.15(a)(iv)
Company Intellectual Property	Section 3.16(a)
Company Leased Real Property	Section 3.17(a)
Company Material Adverse Effect	Section 3.1(b)
Company Material Contracts	Section 3.20(a)
Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.17(a)
Company Permits	Section 3.7(b)
Company Permitted Lien	Section 3.2(f)
Company Preferred Stock	Section 2.1(b)
Company PSU Award	Section 5.6(b)
Company Real Property Leases	Section 3.17(a)
Company Recommendation	Section 3.3(a)
Company Restricted Shares	Section 5.6(c)
Company RSU Award	Section 5.6(a)
Company SEC Documents	Section 3.4(a)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 5.5(b)
Confidentiality Agreement	Section 5.3(b)

Contract	Section 3.20(a)
control	Section 8.15(a)(i)
Current Employees	Section 5.7(a)
Delaware LLC Act	Section 1.1
Delaware LP Act	Section 3.2(e)
DGCL	Section 1.1
Director Restricted Share Award	Section 5.6(d)
Dissenting Shares	Section 2.1(g)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Energy Transfer Operating Preferred Units	Section 8.15(a)(v)
Environmental Law	Section 3.8(b)(i)
Equity Exchange Ratio	Section 5.6(a)
ERISA	Section 5.7(b)
ERISA Affiliate	Section 3.9(a)
ERISA Effective Date	Section 5.7(e)
ESPP	Section 5.1(b)(J)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
FCC	Section 3.13(c)
FERC	Section 3.13(a)
Foreign Antitrust Laws	Section 3.3(b)
Form S-4	Section 3.12
FPA	Section 3.13(b)
GAAP	Section 3.4(b)
General Partner Interest	Section 4.2(a)
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 3.8(b)(ii)
HSR Act	Section 3.3(b)
ICA	Section 3.13(c)
Indemnified Party	Section 5.11(b)
Intended Tax Treatment	Section 5.14
Intervening Event	Section 5.4(h)(iii)
IT Assets	Section 3.16(c)
knowledge	Section 8.15(a)(vi)
Law or Laws	Section 3.7(a)
Lien	Section 3.3(c)
Maximum Amount	Section 5.11(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.7(b)
NGA	Section 3.13(a)
NGPA	Section 3.13(c)
NYSE	Section 3.3(b)
Old Plans	Section 5.7(b)
Parent	Preamble
Parent 401(k) Plan	Section 5.7(f)
Parent Approvals	Section 4.3(b)
Parent Benefits Plans	Section 4.9

Parent Certificate of Limited Partnership	Section 4.1(c)
Parent Disclosure Schedule	Preamble to Article IV
Parent Employees	Section 4.15(a)
Parent Equity Plans	Section 4.2(a)
Parent Expenses	Section 7.3(h)
Parent GP	Recitals
Parent Leased Real Property	Section 4.16(a)
Parent Material Adverse Effect	Section 4.1(b)
Parent Material Contracts	Section 4.18(a)
Parent Organizational Documents	Section 4.1(c)
Parent Owned Real Property	Section 4.16(a)
Parent Partnership Agreement	Section 4.1(c)
Parent Permits	Section 4.7(b)
Parent Permitted Lien	Section 4.2(h)
Parent Real Property Leases	Section 4.16(a)
Parent SEC Documents	Section 4.4(a)
Per Share Cash Amount	Section 2.1(a)
Permitted Encumbrances	Section 3.17(a)
person	Section 8.15(a)(vii)
Proxy Statement/Prospectus	Section 3.12
PUHCA	Section 3.13(a)
Regulatory Law	Section 5.8(e)
Remedies Exceptions	Section 3.17(a)
Remedy Action	Section 5.8(d)
Representatives	Section 5.3(a)
Rights-of-Way	Section 3.2(g)
Sarbanes-Oxley Act	Section 3.5
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
SemCAMs Credit Agreement	Section 8.15(a)(viii)
Share	Section 2.1(a)
Subsidiary	Section 8.15(a)(ix)
Subsidiary Shares	Section 2.1(c)(ii)
Superior Offer	Section 5.4(h)(iv)
Support Agreement	Recitals
Surviving Corporation	Section 1.1
Systems	Section 3.8(b)(iii)
Takeover Laws	Section 3.22
Taxes	Section 8.15(a)(x)
Tax Return	Section 8.15(a)(xi)
Terminated Company 401(k) Plan	Section 5.7(f)
Termination Date	Section 5.1(a)
Treasury Regulations	Section 8.15(a)(xii)
under common control with	Section 8.15(a)(i)
Unit Issuance	Section 4.3(a)
Warburg	Recitals
Willful Breach	Section 8.15(a)(xiii)

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
	Name:	Thomas E. Long
	Title:	Chief Financial Officer

NAUTILUS MERGER SUB LLC

By:	/s/ Thomas E. Long
	Name:	Thomas E. Long
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

SEMGROUP CORPORATION

By:	/s/ Carlin Conner
	Name:	Carlin Conner
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of September 15, 2019 (this “Agreement”), is by and among Energy Transfer LP, a Delaware limited partnership (“Parent”), Nautilus Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), WP SemGroup Holdco LLC, a Delaware limited liability company (“Stockholder”), and SemGroup Corporation, a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity;

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner in the aggregate of, and has the right to vote and dispose of 300,000 shares of the Company’s Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”)), which represent approximately 85.72% of the issued and outstanding Company Preferred Stock;

WHEREAS, the Merger will result in a Change of Control (as defined in the Certificate of Designations) of the Company and, pursuant to Section 8 of the Certificate of Designations, the holders of Company Preferred Stock, acting by a majority vote of the Company Preferred Stock, are entitled to, among other things, require the Company to redeem the Company Preferred Stock as set forth therein; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required Stockholder to agree, and Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Certificate of Designations” means the Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup Corporation, filed with the Secretary of State of the State of Delaware on January 19, 2018, as amended by Amendment No. 1 dated as of the date hereof.

“Company Entity” means each of the Company and its Subsidiaries.

“Covered Shares” means Stockholder’s Existing Shares, together with any shares of Company Common Stock and Company Preferred Stock that Stockholder acquires, either beneficially or of record, on or after the date hereof, including any shares of Company Common Stock and Company Preferred Stock received as dividends, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, warrant or other security or instrument exercisable, convertible or exchangeable into shares of Company Common Stock and Company Preferred Stock.

“Existing Shares” means all shares of Company Common Stock and Company Preferred Stock owned, either beneficially or of record, by Stockholder on the date of this Agreement.

“Permitted Transfer” means a Transfer by Stockholder (or an Affiliate thereof) to an Affiliate of Stockholder, provided that such transferee Affiliate agrees in writing to assume all of Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, and all other Covered Shares owned beneficially or of record from time to time by such transferee Affiliate, to the same extent as Stockholder is bound hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1 Agreement to Vote Covered Shares. Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company in connection with the Merger, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (or any class or subdivision thereof) in connection with the Merger, Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares:

(i) in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of stockholders of the Company;

(ii) against the approval or adoption of any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement; and

(iii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

Section 2.2 No Inconsistent Agreements. Stockholder hereby represents, covenants and agrees that, except for this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Shares (except pursuant to Section 2.3).

Section 2.3 Proxy. In order to secure the obligations set forth herein, Stockholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that Stockholder does not comply with its obligations in Section 2.1, to vote or execute written consents with respect to Stockholder’s Covered Shares in accordance with Section 2.1 and with respect to any proposed postponements or adjournments of any meeting of the stockholders of the Company at which any of the matters described in Section 2.1 are to be considered. Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to any of its Covered Shares. Parent may terminate this proxy at any time at its sole election by written notice provided to Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Stockholder. Stockholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties and the Company as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Stockholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by Stockholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by Stockholder and no other actions or proceedings are required on the part of Stockholder to authorize the execution and delivery of this Agreement or the performance by Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties and the Company, constitutes a legal, valid and binding agreement of Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. Stockholder is the record and beneficial owner of, and has good title to, the Existing Shares, free and clear of any Liens, except as may be provided for in this Agreement and except Liens created pursuant to that certain Margin Loan Agreement dated as of March 29, 2018 among Stockholder, the lenders party thereto and Citibank, N.A., as amended by the Amendment Agreement dated as of August 16, 2019. All of Stockholder’s Covered Shares during the term of this Agreement will be beneficially or legally owned by Stockholder, except in the case of a Permitted Transfer of any Covered Shares (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Except as provided for in this Agreement, Stockholder has and will have at all times during the term of this Agreement sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Existing Shares and with respect to all of Stockholder’s Covered Shares at any time during the term of this Agreement, except in the case of a Permitted Transfer (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Except for the Company Preferred Stock, Stockholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is Stockholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of a Company Entity.

(c) No Violation. Neither the execution and delivery of this Agreement by Stockholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to its Existing Shares) owned by Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which it or any of its properties, rights or assets may be bound, (ii) violate any Law applicable to Stockholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of Stockholder to perform its obligations hereunder.

(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by Stockholder in connection with its execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Parent Parties and the Company. Stockholder understands and acknowledges that the Parent Parties and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Stockholder contained herein.

(f) Adequate Information. Stockholder acknowledges that it is a sophisticated party with respect to its Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2 Representations and Warranties of Parent Parties. Each Parent Party hereby represents and warrants to Stockholder and the Company that the execution and delivery of this Agreement by each of the Parent Parties and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of the general partner of Parent. The Parent Parties acknowledge that neither Stockholder nor the Company has made and Stockholder and the Company are not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3 Representations and Warranties of the Company. The Company hereby represents and warrants to Stockholder and the Parent Parties that the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of the Company. The Company acknowledge that neither Stockholder nor the Parent Parties have made and Stockholder and the Parent Parties are not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions.

(a) Until the earlier of (i) the stockholder approval of the Merger and (ii) termination of this Agreement in accordance with Section 6.1, Stockholder hereby agrees, except for a Permitted Transfer, not to Transfer any of the Covered Shares, beneficial ownership thereof or any other interest therein.

(b) Stockholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Stockholder unconditionally and irrevocably (during the term of this Agreement) instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until Stockholder has complied in all respects with the terms of this Agreement.

(c) Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, take any action to become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that Stockholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

Section 4.2 Preferred Stock Election.

(a) Stockholder agrees to approve, and the Company agrees to execute and deliver to Parent on the date hereof and file with the Secretary of State of the State of Delaware, an amendment to the Certificate of Designations, substantially in the form set forth in Exhibit A hereto.

(b) Stockholder agrees that in connection with the Merger, it shall elect to require the Company to redeem all (but not less than all) of the Company Preferred Stock at a cash purchase price per share equal to 101% of the Liquidation Preference (as defined in the Certificate of Designations) pursuant to Section 8(c)(iv) of the Certificate of Designations (such election, the “Preferred Stock Election”), and Parent shall cause the Company to make such redemption at such price at the Closing. In order to secure the obligations set forth in this Section 4.2, Stockholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that Stockholder does not comply with its obligations in this Section 4.2, to make the Preferred Stock Election. Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to any of its Company Preferred Stock. Parent may terminate this proxy at any time at its sole election by written notice provided to Stockholder.

Section 4.3 Waiver of Appraisal Rights and Claims. Stockholder hereby waives any and all rights of appraisal or rights to dissent from the consummation of the Merger and any transactions contemplated by the Merger Agreement.

Section 4.4 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

ARTICLE 5

NO SOLICITATION

Section 5.1 No Solicitation. Prior to the termination of this Agreement, Stockholder shall not, and shall use its reasonable best efforts to cause its officers, employees, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (a) solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) engage or participate in or otherwise facilitate any discussions or negotiations regarding, or furnish any third party any confidential information regarding, the Company or its Subsidiaries in response to or in connection with any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal. In addition, for purposes of this Agreement, the Company shall not be deemed an Affiliate of Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such), shall not be deemed a Representative of Stockholder.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time, or (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Parent Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares of Stockholder shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of its Covered Shares, except as otherwise provided herein.

Section 6.3 Publicity. Stockholder hereby permits Parent and the Company to include and disclose in the Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and the Company hereby permit Stockholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by Stockholder or any of its Affiliates under Sections 13(d) and 16 of the Exchange Act.

Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile or email (upon telephonic confirmation of receipt) or on the first business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, TX 75225

Facsimile: 214-981-0703

Attention: Tom Long

 Tom Mason

Email:       tom.long@energytransfer.com

  tom.mason@energytransfer.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Facsimile: (713) 546-7401

Attention:  William N. Finnegan IV

  Debbie P. Yee

Email:       bill.finnegan@lw.com

  debbie.yee@lw.com

If to Stockholder, to:

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Attention:  General Counsel

Email:       notices@warburgpincus.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile: (212) 701-5010

Attention: John D. Amorosi

 Darren M. Schweiger

Email:       john.amorosi@davispolk.com

 darren.schweiger@davispolk.com

If to the Company, to:

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

Attention:   General Counsel

Email:         slindberg@semgroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Facsimile: (713) 836-3601

Attention: Sean T. Wheeler, P.C.

 Douglas E. Bacon, P.C.

Email:       sean.wheeler@kirkland.com

  douglas.bacon@kirkland.com

Section 6.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.7 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.4 OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

Section 6.9 Amendment; Waiver. This Agreement may not be amended or modified, except by an instrument in writing signed on behalf of each of the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 6.10 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.10, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.10 are not available or otherwise are not granted.

Section 6.11 Severability. To the fullest extent permitted by law, any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. To the fullest extent permitted by law, in the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.12 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.13 Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates to which their rights are assigned pursuant to the terms of the Merger Agreement at any time. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

ENERGY TRANSFER LP

By: LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

MERGER SUB:

NAUTILUS MERGER SUB LLC

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STOCKHOLDER:

WP SEMGROUP HOLDCO LLC

By:	/s/ John Rowan
Name:	John Rowan
Title:	Managing Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

SEMGROUP CORPORATION

By:	/s/ Carlin Conner
Name:	Carlin Conner
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

FORM OF AMENDMENT TO

CERTIFICATE OF DESIGNATIONS

AMENDMENT NO 1 TO

CERTIFICATE OF DESIGNATIONS OF

SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

OF SEMGROUP CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware:

SEMGROUP CORPORATION, a Delaware corporation (the “Company”), does hereby certify:

FIRST: A Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup Corporation (the “Certificate of Designations”) was filed with the Secretary of State on January 19, 2018:

SECOND: This Amendment No. 1 (this “Amendment”) to the Certificate of Designations was duly approved by (i) the Board of Directors of the Company and (ii) the holders of 75% of the issued and outstanding shares of Series A Cumulative Perpetual Convertible Preferred Stock.

NOW, THEREFORE, the Certificate of Designations is hereby amended as follows:

SECTION 1. Amendments.

(a) The Certificate of Designations is hereby amended by adding the following term in alphabetical order to Section 2.

“Energy Transfer Merger” means the merger and other transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 2019, by and among Energy Transfer LP, Nautilus Merger Sub LLC and the Company.

(b) The Certificate of Designations is hereby amended by amending and restating Section 8(c)(iv) in its entirety to read as follows:

“(iv) require the Company to redeem all (but not less than all) of such Holder’s Preferred Stock at a cash price per share equal to the Liquidation Preference (or 101% of the Liquidation Preference in connection with the Energy Transfer Merger), in which case, no later than three Trading Days prior to the consummation of such Change of Control, the Company shall deliver a written notice to such Holder stating the date on which the Preferred Stock will be redeemed and the Company’s computation of the amount of cash to be received by the Holder upon redemption of such Preferred Stock.”

SECTION 2. Full Force and Effect. Except as amended hereby, the Company confirms that all provisions of the Certificate of Designations remain in full force and effect as originally written.

This Amendment has been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

Exhibit A-1

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this         th day of September, 2019.

SEMGROUP CORPORATION

By:
Name:	Carlin Conner
Title:	President and Chief Executive Officer

Exhibit A-2

Annex C

September 15, 2019	Jefferies LLC Three Allen Center 333 Clay Street, Suite 1000 Houston, TX 77002 tel 281.774.2000 Jefferies.com

The Board of Directors of

SemGroup Corporation

6120 S. Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136

Members of the Board of Directors:

Jefferies LLC (“we”, “our” or “us”) understands that SemGroup Corporation, a Delaware corporation (“SEMG”), Energy Transfer LP, a Delaware limited partnership (“ET”), Nautilus Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ET (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub will be merged with and into SEMG (the “Merger”), (ii) each outstanding share of Class A Common Stock, par value $0.01 per share, of SEMG (such shares, collectively, “SEMG Common Stock”), other than Cancelled Shares, Subsidiary Shares and Dissenting Shares (each as defined in the Merger Agreement) will be converted into the right to receive the following consideration (collectively, the “Merger Consideration”): (x) $6.80 in cash, without interest (the “Per Share Cash Amount”), and (y) 0.7275 common units in ET (the “Exchange Ratio”), and (iii) each outstanding share of Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of SEMG (the “SEMG Preferred Stock”) shall, at the election of the holders of a majority of such shares of Company Preferred Stock, either (x) convert into SEMG Common Stock immediately prior to Merger, (y) be exchanged for a “substantially equivalent security” or (z) be redeemed by SEMG for cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You, the Board of Directors of SEMG (the “Board”), have asked for our opinion as to whether the Merger Consideration to be received by holders of SEMG Common Stock (other than SEMG and its affiliates) is fair, from a financial point of view to such holders of SEMG Common Stock.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated September 15, 2019 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about SEMG and ET;

(iii)

reviewed certain information furnished to us by the managements of SEMG and ET, including financial forecasts and estimates and analyses provided by the managements of SEMG and ET, relating to the business, operations and prospects of each of SEMG and ET, respectively;

(iv)	held discussions with members of senior management of SEMG and ET concerning the matters described in clauses (ii) and (iii) above;

(v)	held discussions, at the direction of the Board with selected third parties to solicit indications of interest in the possible acquisition of all or a part of SEMG;

(vi)

reviewed the stock and unit trading price history and implied trading multiples for SEMG and ET, respectively, and compared them with those of certain publicly traded companies that we deemed relevant in evaluating SEMG and ET;

(vii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was (i) supplied or otherwise made available by or on behalf of SEMG and ET, (ii) publicly available to us (including, without limitation, the information described above) or (iii) otherwise reviewed by us. We have relied on assurances of the managements of SEMG and ET and other representatives of SEMG and ET that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading or of any relevant information that has not been omitted or that remains undisclosed to us. In our review, we did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of SEMG, ET or any other entity and we have not been furnished with, and assume no responsibility to obtain or conduct, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. SEMG has informed us, however, and we have assumed, that such financial forecasts and estimates relating to SEMG that we were directed to use for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of SEMG as to the future financial performance of SEMG and the other matters covered thereby. With respect to the financial forecasts and estimates relating to ET that the management of ET has provided to us and confirmed as appropriate for use in our analyses with respect to ET, we have been informed by ET, and we have assumed, that such financial forecasts and estimates are a reasonable basis upon which to evaluate ET. We express no opinion as to the respective financial forecasts of SEMG or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. The credit, financial and stock markets, and the industry in which SEMG and ET operate have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on SEMG or ET.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting SEMG, ET or the Merger, and we have assumed the correctness in all respects meaningful to our analyses and opinion, SEMG, ET or the Merger of all legal, regulatory, accounting and tax advice given to SEMG or the Board, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents. We have assumed that the final form of the Merger Agreement will be substantially similar to the last drafts reviewed by us, and when signed by the parties thereto, will not differ from the last draft reviewed by us in any respect meaningful to our analyses or opinion. We have also assumed that the Merger will be consummated in compliance with all applicable laws, documents and other requirements, in accordance with their terms without waiver, modification or amendment of any term, condition or agreement that would be meaningful in any respect to our analyses or opinion and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Merger, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SEMG, ET, the Merger or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Merger. We were not requested to, and we did not, participate in the structuring of the Merger. Our opinion does not address the relative merits of the transactions contemplated by the Merger as compared to any alternative transaction or opportunity that might be available to SEMG, nor does it address the underlying business decision by SEMG to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger Consideration or the Merger, any adjustments to the Merger Consideration, or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion is limited to the fairness to SEMG, from a financial point of view, of the Merger Consideration to be received by holders of SEMG Common Stock (other than SEMG and its affiliates) pursuant to the Merger, and we have not been asked to address, and this opinion does not address, the fairness, financial or otherwise, to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of SEMG. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable or to be received by any officers, directors or employees of any parties to the Merger or any class of such persons, in connection with the Merger or otherwise, including ET or the holders of any class of securities, creditors or other constituencies of ET. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by SEMG to act as financial advisor to the Board in connection with the Merger and will receive a fee for our services, a portion of which was paid in connection with our engagement and a portion of which is payable upon delivery of this opinion. We also will be reimbursed for certain expenses incurred. In addition, SEMG has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, we have, in the past, provided financial advisory services to SEMG and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of SEMG or ET and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to ET or entities that are affiliated with ET, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Board, our opinion may not be used or referred to by SEMG, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of SEMG Common Stock (other than SEMG and its affiliates) pursuant to the Merger Agreement is fair, from a financial point of view.

Very truly yours,

/s/ JEFFERIES LLC

JEFFERIES LLC

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

§ 262 Appraisal rights

[For application of this section, see 79 Del. Laws, c. 72, §  22; 79 Del. Laws, c. 122, §  12; 80 Del. Laws, c. 265, §  18; 81 Del. Laws, c. 354, §  17; and 82 Del. Laws, c. 45, § 23]

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As provided in Energy Transfer’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), Energy Transfer will generally indemnify its general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events; provided, that the indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgement entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever subject to such standards and restrictions as are set forth in the Partnership Agreement.

To the extent that the indemnification provisions of the Partnership Agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Energy Transfer also maintains insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules

(a)    Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1†	Agreement and Plan of Merger, dated as of September 15, 2019, by and among Energy Transfer LP, Nautilus Merger Sub LLC and SemGroup Corporation (included as Annex A to the proxy statement/prospectus included in this Registration Statement on Form S-4)

3.1	Certificate of Limited Partnership of Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 3.2 of Form S-1, File No. 333-128097, filed September 2, 2005)

3.2	Certificate of Amendment to Certificate of Limited Partnership of Energy Transfer LP (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed October 19, 2018)

3.3	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated February 8, 2006 (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed February 14, 2006)

3.4	Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated November 1, 2006 (incorporated by reference to Exhibit 3.3.1 of Form 10-K, File No. 1-32740, filed November 29, 2006)

3.5	Amendment No. 2 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated November 9, 2007 (incorporated by reference to Exhibit 3.3.2 of Form 8-K, File No. 1-32740, filed November 13, 2007)

Exhibit Number	Exhibit Description

3.6	Amendment No. 3 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated May 26, 2010 (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed June 2, 2010)

3.7	Amendment No. 4 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated December 23, 2013 (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed December 27, 2013)

3.8	Amendment No. 5 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of March 8, 2016 (incorporated by reference to Exhibit 3.1 of Form 8-K, File No. 1-32740, filed March 9, 2016)

3.9	Amendment No. 6 to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated October 19, 2018 (incorporated by reference to Exhibit 3.2 of Form 8-K, File No. 1-32740, filed October 19, 2018)

5.1	Opinion of Latham & Watkins LLP as to the legality of the issuance of the common units of Energy Transfer LP

8.1*	Opinion of Latham & Watkins LLP as to certain tax matters

8.2*	Opinion of Kirkland & Ellis LLP as to certain tax matters

10.1	Support Agreement, dated as of September 15, 2019, by and among Energy Transfer LP, Nautilus Merger Sub LLC, SemGroup Corporation and WP SemGroup Holdco, LLC (included as Annex B to the proxy statement/prospectus included in this Registration Statement on Form S-4)

21.1	List of subsidiaries of Energy Transfer LP (incorporated by reference to Exhibit 21.1 of Form 10-K, File No. 1-32740, for the year ended December 31, 2018)

23.1	Consent of Grant Thornton LLP related to Energy Transfer LP

23.2	Consent of Grant Thornton LLP related to SemGroup Corporation

23.3	Consent of BDO USA, LLP related to SemGroup Corporation

23.4	Consent of Grant Thornton LLP related to White Cliffs Pipeline, L.L.C.

23.5	Consent of BDO USA, LLP related to White Cliffs Pipeline, L.L.C.

23.6	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.7*	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

23.8*	Consent of Kirkland & Ellis LLP (included in Exhibit 8.2)

24.1	Power of Attorney (included on signature page contained in Part II of this registration statement)

99.1	Consent of Jefferies LLC

99.2*	Form of SemGroup Proxy Card

*	To be filed by amendment.
†

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 3, 2019.

ENERGY TRANSFER LP

BY:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Thomas E. Long Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas E. Long, Thomas P. Mason and William J. Healy, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated, which are with LE GP, LLC, the general partner of Energy Transfer LP, on October 3, 2019.

Signature	Title

/s/ Kelcy L. Warren Kelcy L. Warren	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Thomas E. Long Thomas E. Long	Chief Financial Officer and Director (Principal Financial Officer)

/s/ A. Troy Sturrock A. Troy Sturrock	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	Director

/s/ John W. McReynolds John W. McReynolds	Director

/s/ Matthew S. Ramsey Matthew S. Ramsey	Director

/s/ Steven R. Anderson Steven R. Anderson	Director

/s/ Richard D. Brannon Richard D. Brannon	Director

Signature	Title

/s/ Ray C. Davis Ray C. Davis	Director

/s/ Michael K. Grimm Michael K. Grimm	Director

/s/ Ray W. Washburne Ray W. Washburne	Director